 As filed with the Securities and Exchange Commission on January 25, 2000

                                                 Registration No. 333-94857
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                --------------

                            Amendment No. 1 to

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933

                                --------------

                              Digex, Incorporated
             (Exact name of registrant as specified in its charter)

                                --------------

        Delaware                     4813                    59-3582217
     (State or other           (Primary Standard          (I.R.S. Employer
     jurisdiction of              Industrial             Identification No.)
    incorporation or          Classification Code
      organization)                 Number)

                                One Digex Plaza
                              Beltsville, MD 20705
                                 (240) 264-2000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                --------------

                                 Mark K. Shull
                     President and Chief Executive Officer
                              Digex, Incorporated
                                One Digex Plaza
                              Beltsville, MD 20705
                                 (240) 264-2000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                --------------

                                   Copies to:
       Ralph J. Sutcliffe, Esq.                   Raymond Y. Lin, Esq.
  Kronish Lieb Weiner & Hellman LLP                 Latham & Watkins
     1114 Avenue of the Americas                    885 Third Avenue
    New York, New York 10036-7798            New York, New York 10022-4802
            (212) 479-6000                           (212) 906-1200

                                --------------

   Approximate date of commencement of proposed sale to public: As soon as practicable after the effective date of this Registration Statement.

   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                --------------

                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------
                                        Proposed        Proposed
                         Number of      Maximum          Maximum       Amount of
  Title of Securities   Shares to be Offering Price     Aggregate     Registration
   to be Registered      Registered    Per Share    Offering Price(1)     Fee
-------------------------------------------------------------------------------------
Class A Common Stock,
 par value $.01 per
 share................   11,500,000      $63.97       $735,655,000    $194,212.92 (2)
-------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------

(1) Based on the average high and low prices of the Class A Common Stock on January 10, 2000 in accordance with Rule 457(c) under the Securities Act.

(2) Previously paid.

                                --------------

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said
Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this preliminary prospectus is not complete and may be + +changed. We may not sell these securities until the registration statement + +filed with the Securities and Exchange Commission becomes effective. This +
+preliminary prospectus is not an offer to sell these securities nor a         +
+solicitation of an offer to buy these securities in any jurisdiction where    +
+the offer or sale is not permitted.                                           +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

               SUBJECT TO COMPLETION, DATED JANUARY 25, 2000

PRELIMINARY PROSPECTUS

                               10,000,000 Shares

                                [LOGO OF DIGEX]

                              Class A Common Stock

                                 -------------

We are offering 2,000,000 shares of Class A Common Stock and one of our stockholders, a subsidiary of Intermedia Communications Inc., is offering 8,000,000 shares of our Class A Common Stock. We will not receive any of the proceeds from the sale of shares by the selling stockholder.

Our Class A Common Stock trades on the Nasdaq National Market under the symbol "DIGX." On January 24, 2000, the last sale price of our Class A Common Stock as reported on the Nasdaq National Market was $90.875 per share.

We have outstanding two classes of common stock. The holders of Class A Common Stock are entitled to one vote for each share, whereas the holders of Class B Common Stock are entitled to 10 votes for each share. The rights of holders of our common stock are substantially the same in all other respects.

See "Risk Factors" beginning on page 7 about the risks you should consider before buying shares of our Class A Common Stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                                 -------------

                                                                      Per
                                                                     Share Total
                                                                     ----- -----
Public offering price............................................... $     $
Underwriting discount............................................... $     $
Proceeds, before expenses, to us.................................... $     $
Proceeds, before expenses, to the selling stockholder............... $     $

                                 -------------

The underwriters may purchase up to an additional 1,500,000 shares of Class A Common Stock from the selling stockholder at the public offering price less the underwriting discount.

The underwriters expect to deliver the shares against payment in New York, New
York on     , 2000.

                                 -------------

                            Joint Lead Managers

Bear, Stearns & Co. Inc.                                    Salomon Smith Barney

    Book Running Manager

                                 -------------

Credit Suisse First Boston

        Donaldson, Lufkin & Jenrette

                Morgan Stanley Dean Witter

                        Legg Mason Wood Walker

                               Incorporated
                                                   PaineWebber Incorporated

                   The date of this prospectus is      , 2000

Managed Hosting & Application Services

High-Performance Internet Connectivity
                                                        [LOGO/SM/]
              Responsive Customer Care       Keeping E-Business in Business

   Secure, Fault-Tolerant Data Centers











                                 [Photographs]

                               PROSPECTUS SUMMARY

   This summary highlights the key information contained in this prospectus. Because it is a summary, it does not contain all of the information you should consider before making an investment decision. You should read the entire prospectus carefully, including the section titled "Risk Factors" and the financial statements and the notes relating to those statements.

                                     Digex

Our Company

   Digex is a leading provider of managed Web hosting services to businesses operating mission-critical, multi-functional Web sites. In addition, Digex offers Web hosting services to the rapidly growing number of application service providers, enabling them to more efficiently deliver their application services to their customers over the Internet. We also offer related value-added services, such as firewall management, stress testing and consulting services, including capacity and migration planning and database optimization. From major corporations to Internet start-ups, our customers leverage our services to rapidly and cost-effectively deploy secure and reliable business solutions including on-line banking, on-line procurement and electronic retailing. Our services include providing the computer hardware, software, network technology, and systems management necessary to offer our customers comprehensive outsourced Web site and application hosting solutions.

   We believe our singular focus on delivering mission-critical Web site and application hosting solutions has been the major contributor to our growth. Digex currently serves over 550 customers, including American Century Investments, Forbes, J. Crew, Kraft, Publishers Clearing House and Universal Studios. We operate two state-of-the-art data centers strategically positioned on the east and west coasts of the United States. We own and manage approximately 2,000 Windows NT and UNIX-based servers in these data centers. Our revenues grew at a compounded annual growth rate of 184% between 1996 and 1998 from $2.8 million in 1996 to $22.6 million in 1998. Our revenues for the nine months ended September 30, 1999 grew to $38.1 million.

   The following are among the key factors that we believe will continue to drive our growth:

  . the ability to facilitate the rapid, cost-efficient implementation and expansion of customers' Web site initiatives;

  . an operating platform designed to allow us to scale our operations to achieve higher revenues, lower marginal unit costs and increased operating margins;

  . strong alliances with Microsoft Corporation and Compaq Computer Corporation, each of whom have recently invested in Digex;


  . strong working relationships with other technology leaders, including Sun Microsystems, Akamai, Netscape and Cisco Systems;

  . an experienced management team and technical experts, who in the aggregate hold over 200 technical certifications from leading companies such as Cisco Systems, Microsoft and Sun Microsystems;

  . a highly skilled research and development organization dedicated to identifying the best available tools, technologies and processes;

  .  a growing, geographically distributed sales force; and

  . a network of over 120 business alliances which provide complementary design, development and integration services for our customers and which represent a significant source of new customer referrals for Digex.

Strategic Investment by Microsoft and Compaq

   We recently entered into strategic development agreements and joint marketing arrangements with Microsoft and Compaq. Digex and Microsoft will work together to advance Digex's capabilities to more rapidly install, manage and upgrade large numbers of Microsoft Windows-based servers for Web site and application hosting. Digex and Compaq will work jointly to streamline the order, delivery and installation of Compaq's server hardware and storage devices. In connection with these agreements, Microsoft and a subsidiary of Compaq made a $100.0 million equity investment in our company, of which $85.0 million was paid in cash and $15.0 million was paid in the form of equipment credits from Compaq.

Our Market Opportunity

   According to Forrester Research, Inc., the Web site hosting market is projected to increase from $875 million in 1998 to approximately $14.6 billion in 2003. In addition to the overall expansion and increasing pervasiveness of the Internet, we believe one of the key drivers of growth in the Web site hosting industry is the increasing number of businesses that have elected to outsource the management of their Web sites and related operations. Web sites are mission-critical for virtually all Web-centric companies and are becoming increasingly strategic for many mainstream enterprises. At the same time, these operations and applications are becoming more complex and challenging to operate. We offer customers a comprehensive outsourcing solution designed to reduce costs, speed implementation, reduce technology risks and provide guaranteed operating performance.

Our Strategy

   Our objective is to shape and lead the global market for Web site and application hosting solutions. We intend to achieve this goal through a strategy focused on:

  .  expanding our premier Web site and application hosting capabilities;

  .  developing next generation service offerings; and

  . expanding our capabilities through selective strategic alliances and acquisitions.

Our History

   Our business started in 1996 as the Web site hosting unit of Business Internet, Inc., previously known as DIGEX, Incorporated, a company that was principally an Internet access and Web site hosting services provider. Business Internet went public in October 1996 under the name DIGEX, Incorporated, and was acquired by Intermedia Communications Inc. in July 1997. In contemplation of our initial public offering, we were incorporated as Digex, Incorporated in April 1999, and Business Internet contributed our assets to the newly formed Digex, Incorporated in order to effect a recapitalization of our business. On August 4, 1999, we sold 11,500,000 shares of Class A Common Stock in our initial public offering. Subsequent to our initial public offering, Business Internet contributed our Class B Common Stock to its wholly-owned subsidiary, Intermedia Financial Company.

Our Address and Telephone Number

   The address of our principal executive offices is One Digex Plaza, Beltsville, Maryland 20705 and our telephone number is (240) 264-2000.

   The information on any of our Web sites, such as www.digex.net or www.digex.com, is not a part of this prospectus.

   Digex and the Digex logo are two of our service marks. This prospectus also contains trademarks and trade names of other companies.

                                  The Offering

 Class A Common Stock offered by:
    Digex...........................................  2,000,000 shares
    The selling stockholder.........................  8,000,000 shares
                                                     21,500,000 shares of Class
 Common Stock to be outstanding after the offering.. A Common Stock (1)
                                                     42,000,000 shares of Class
                                                     B Common Stock (1)(2)
 Use of proceeds.................................... We intend to use the net proceeds from this
                                                     offering to purchase or
                                                     construct
                                                     Telecommunications Related
                                                     Assets (3).
                                                     We will not receive any
                                                     proceeds from the shares
                                                     sold by the selling
                                                     stockholder.
 Nasdaq National Market symbol...................... DIGX

--------
(1) Excludes:
  . 1,500,000 shares to be sold by the selling stockholder if the underwriters' over-allotment option is exercised in full, as described in "Underwriting;"
  . approximately 5,373,000 shares of our Class A Common Stock issuable upon the exercise of stock options at a weighted average exercise price of $15.91 per share;
  . approximately 1,462,000 shares of our Class A Common Stock issuable upon conversion of our outstanding Series A Preferred Stock at a conversion price of $68.40 per share; and
  . 1,065,000 shares of our Class A Common Stock issuable upon the exercise of warrants with a weighted average exercise price of $57.00 per share.

(2) The Class B Common Stock to be sold by the selling stockholder automatically converts to Class A Common Stock at the closing of the offering. All purchasers in the offering will receive shares of Class A Common Stock. The unsold Class B Common Stock is fully convertible into Class A Common Stock, on a one-for-one basis, at any time at the option of the holder or upon the transfer of the Class B Common Stock to any person or entity not affiliated with Intermedia.

(3) Due to certain restrictions in the bond indentures of Intermedia, our parent company, we will be required to use all of the net proceeds of this offering to purchase or construct Telecommunications Related Assets. The term "Telecommunications Related Assets" is defined under "Use of Proceeds," and would include data centers and related capital expenditures. In addition, we have made arrangements for Intermedia to purchase from us some of the Telecommunications Related Assets purchased with the net proceeds of this offering. We expect to be able to use the proceeds of such sales to Intermedia to the extent necessary for working capital purposes and to fund operating losses. This arrangement is explained under "Use of Proceeds" and "Certain Relationships and Related Transactions--Sale of Telecommunications Related Assets to Intermedia."

   Except as otherwise indicated, the information in this prospectus assumes that the underwriters' over-allotment option is not exercised.

                             Summary Financial Data

   The following table sets forth summary financial data of Digex for the period from July 7, 1997, the date of acquisition by Intermedia of the Web site hosting unit (the "Predecessor"), which was then part of Business Internet, to December 31, 1997, the year ended December 31, 1998 and the nine months ended September 30, 1998 and 1999, and of the Predecessor for the year ended December 31, 1996 and the period from January 1, 1997 to July 6, 1997. The summary historical financial data has been derived from Digex's and the Predecessor's financial statements which have been audited by Ernst & Young LLP, with the exception of the unaudited financial statements as of and for the nine months ended September 30, 1998 and 1999, and are included elsewhere in this prospectus.

   The following table also sets forth our pro forma financial information for the year ended December 31, 1997. The pro forma financial information gives effect to the purchase by Intermedia of the Predecessor as if such acquisition had occurred on January 1, 1997. The presentation of pro forma financial information is made to permit useful comparison of results of operations between periods presented. This pro forma financial information is not necessarily indicative of the operating results we would have achieved if the Predecessor had been acquired on January 1, 1997. The relationship between Business Internet and the Predecessor is more fully described in note 1 to the financial statements.

   In the following table, basic and diluted net loss per share have been calculated assuming that the common shares issued in connection with our recapitalization in April 1999 were outstanding for all periods of Digex presented, and giving effect to the 50,000-for-one stock split of our Class B Common Stock effected prior to the closing of our initial public offering in July 1999.

   You should read the summary financial data below in conjunction with our audited and unaudited interim financial statements and the related notes included elsewhere in this prospectus. You should also read the accompanying "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," contained later in this prospectus.

                                   Predecessor                                        Digex
                             ------------------------   --------------------------------------------------------------------
                                    Historical            Historical     Pro Forma(1)                Historical
                             ------------------------   ---------------  ------------   ------------------------------------
                                                                                                        Nine months ended
                                                                                                          September 30,
                                                                                                     -----------------------
                                                          Period from
                                          Period from    July 7, 1997
                                          January 1,       (date of
                              Year ended    1997 to     acquisition) to   Year ended     Year ended
                             December 31,   July 6,      December 31,    December 31,   December 31,
                                 1996        1997            1997            1997           1998        1998        1999
                             ------------ -----------   ---------------  ------------   ------------ ----------- -----------
                                                                         (unaudited)                 (unaudited) (unaudited)
                                                  (In thousands, except share and per share data)
Statement of Operations
 Data:
Revenues...................    $ 2,803      $ 4,420        $  7,192        $ 11,612       $ 22,635    $ 14,863    $  38,132
Costs and expenses:
 Cost of operations........      2,002        4,149           1,739           2,808          6,710       4,119        7,044
 Cost of services..........        684        1,817           1,611           3,428          7,044       4,412       13,761
 Selling, general and
  administrative...........      3,194        7,001           6,087          13,088         17,512      12,582       47,355
 Depreciation and
  amortization.............        591          519           2,753           4,850          8,109       6,081       18,112
 Charge off of purchased
  in-process research and
  development..............        --           --           15,000 (2)      15,000 (2)        --          --           --
                               -------      -------        --------        --------       --------    --------    ---------
Total costs and expenses...      6,471       13,486          27,190          39,174         39,375      27,194       86,272
                               -------      -------        --------        --------       --------    --------    ---------
Loss from operations.......     (3,668)      (9,066)        (19,998)        (27,562)       (16,740)    (12,331)     (48,140)
Other income (expense):
 Interest expense..........        --           --              --              --             --          --          (612)
 Interest and other
  income...................        --           --              --              --             --          --         1,293
                               -------      -------        --------        --------       --------    --------    ---------
Net loss before income tax
 benefit...................     (3,668)      (9,066)        (19,998)        (27,562)       (16,740)    (12,331)     (47,459)
Income tax benefit.........        --           --            1,440           4,710            159         --         4,839
                               -------      -------        --------        --------       --------    --------    ---------
Net loss...................    $(3,668)     $(9,066)       $(18,558)       $(22,852)      $(16,581)   $(12,331)   $ (42,620)
                               =======      =======        ========        ========       ========    ========    =========
 Net loss per
  common share:
 Basic.....................        --           --         $  (0.37)       $  (0.46)      $  (0.33)   $  (0.25)   $   (0.81)
                                                           ========        ========       ========    ========    =========
 Diluted...................        --           --         $  (0.37)       $  (0.46)      $  (0.33)   $  (0.25)   $   (0.81)
                                                           ========        ========       ========    ========    =========
Shares used in computing
 basic and diluted net loss
 per share.................        --           --           50,000          50,000         50,000      50,000       52,443
                                                           ========        ========       ========    ========    =========
Other Data:
EBITDA before certain
 charges (3)...............    $(3,077)     $(8,547)       $ (2,245)       $ (7,712)      $ (8,631)   $ (6,250)   $ (30,028)
Net cash used in operating
 activities................     (2,565)      (7,172)         (6,079)        (13,251)       (10,930)     (7,453)     (28,125)
Net cash used in investing
 activities................     (1,445)      (1,004)        (55,237)        (56,241)       (30,969)    (18,352)    (119,426)
Net cash provided by
 financing activities (4)..      4,010        8,176          61,316          69,492         41,899      25,805      280,395
Capital expenditures.......      1,445        1,004           8,016           9,020         30,969      18,352      119,426

                                      December 31,
                                          1998         September 30, 1999
                                      ------------ ---------------------------
                                         Actual      Actual    As Adjusted (5)
                                      ------------ ----------- ---------------
                                                   (unaudited)   (unaudited)
                                                   (In thousands)
   Balance Sheet Data:
   Cash and cash equivalents (6).....   $    --     $132,844      $391,670
   Working capital...................     1,231      137,022       395,848
   Property and equipment, net.......    39,059      165,055       165,055
   Total assets......................    77,739      342,142       615,968
   Capital lease obligations,
    including current maturities.....     2,089       16,719        16,719
   Total stockholders'/owner's
    equity...........................    70,845      312,536       586,362

--------

 (1) The pro forma statement of operations data for the year ended December 31, 1997, represents the combining of the historical Predecessor statement of operations data for the period from January 1, 1997 to July 6, 1997 and the historical Digex statement of operations data for the period from July 7, 1997 to December 31, 1997, as adjusted for the following items:

  . A decrease in cost of operations of $3,080 which represents reduced network expenses.

  . An increase in depreciation and amortization of $1,578 which represents amortization of intangible assets arising from the acquisition.

  . An increase in income tax benefit of $3,270 which represents the income tax effect of purchase accounting adjustments.

 (2) This amount represents a one-time charge to operations for the charge off of purchased in-process research and development related to the Predecessor in connection with Intermedia's purchase of Business Internet on July 7, 1997.

 (3) EBITDA before certain charges consists of earnings (loss) before tax benefit, depreciation and amortization and the charge off of purchased in-process research and development. EBITDA before certain charges does not represent funds available for management's discretionary use and is not intended to represent cash flow from operations. EBITDA before certain charges should also not be construed as a substitute for operating income or a better measure of liquidity than cash flow from operating activities, which are determined in accordance with generally accepted accounting principles. This caption excludes components that are significant in understanding and assessing our results of operations and cash flows. In addition, EBITDA before certain charges is not a term defined by generally accepted accounting principles and as a result our measure of EBITDA before certain charges might not be comparable to similarly titled measures used by other companies. However, we believe that EBITDA before certain charges is relevant and useful information which is often reported and widely used by analysts, investors and other interested parties in the Web site and application hosting industry. Accordingly, we are disclosing this information to permit a more comprehensive analysis of our operating performance, as an additional meaningful measure of performance and liquidity, and to provide additional information with respect to our ability to meet future debt service, capital expenditure and working capital requirements. See the financial statements and notes thereto contained elsewhere in this prospectus for more detailed information.

 (4) Net cash provided by financing activities includes capital contributions of $4,010, $7,626, $64,085, $41,899, $25,805 and $102,424 for the year ended December 31, 1996, the period from January 1, 1997 to July 6, 1997, the period from July 7, 1997 to December 31, 1997, the year ended December 31, 1998, and the nine months ended September 30, 1998 and 1999, respectively.

 (5) As Adjusted as of September 30, 1999 summary balance sheet data reflects the sale of 100,000 shares of Series A Preferred Stock and warrants to purchase 1,065,000 shares of Class A Common Stock to Microsoft and a subsidiary of Compaq and the sale of the shares of Class A Common Stock offered by this prospectus at an estimated offering price of $90.875 per share, after deducting the underwriting discount and the offering expenses payable by us. For more information, see "Use of Proceeds."

 (6) Prior to our initial public offering in July 1999, we historically participated in Intermedia's centralized cash management system and, as a result, did not carry cash balances on our financial statements for any period prior to the initial public offering. Since that date, we have maintained and reported cash balances on our financial statements.

                                  RISK FACTORS

   Investing in our Class A Common Stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below before you purchase any of our Class A Common Stock. These risks and uncertainties are not the only ones we face. Unknown additional risks and uncertainties, or ones that we currently consider immaterial, may also impair our business operations.

   If any of these risks or uncertainties actually occur, our business, financial condition or results of operations could be materially adversely affected. In this event, the trading price of our Class A Common Stock could decline, and you could lose all or part of your investment.

We have a limited operating history and our business model is still evolving, which makes it more difficult for you to evaluate our company and its prospects.

   We were established in January 1996 to provide Web site hosting services for businesses deploying complex, mission-critical Web sites, which remains our primary focus. Our range of service offerings has changed since 1996 and our business model is still new and developing. Because some of our services are new, we cannot be sure that businesses will buy them. As a result, the revenue and income potential of our business is unproven. Our limited operating history makes predicting future results difficult. Our prospects must be considered in light of the risks, expenses and difficulties encountered by companies in the new and rapidly evolving market for Web site and application hosting services. To address these risks, among other things, we must:

  .  provide reliable, technologically current and cost-effective services;

  .  continue to upgrade and expand our infrastructure;

  .  market our brand name and services effectively;

  .  maintain and develop our business alliances; and

  .  retain and attract qualified personnel.

We have a history of significant losses and expect these losses to continue in the foreseeable future.

   We have experienced operating losses and negative cash flows from operations in each annual period from inception. As of December 31, 1998 and September 30, 1999, our accumulated losses since January 1, 1996 have amounted to approximately $47.9 million and $90.5 million, respectively. We had net losses of $16.6 million for the year ended December 31, 1998 and $42.6 million for the nine months ended September 30, 1999. While our revenues have grown in recent periods, we cannot assure you this growth will continue. In connection with our expansion plans, we anticipate making significant investments in sales, marketing, technical and customer support personnel, as well as in our data center infrastructure. As a result of our expansion plans, we expect our net losses and negative cash flows from operations to continue for the foreseeable future. We cannot assure you that we will ever become or remain profitable or that we will generate positive cash flows from operations.

Our quarterly and annual results may fluctuate, resulting in fluctuations in the price of our Class A Common Stock.

   Our results of operations fluctuate on a quarterly and annual basis. We expect to continue experiencing significant fluctuations in our future quarterly and annual results of operations due to a variety of factors, many of which are outside our control, including:

  .  demand for and market acceptance of our services;

  .  introductions of new services by us and our competitors;

  .  capacity utilization of our data centers;

  .  timing of customer installations;

  .  the mix of services we sell;

  .  customer retention;

  .  the timing and magnitude of our capital expenditures;

  .  changes in our pricing policies and those of our competitors;

  .  fluctuations in bandwidth used by customers;

  .  our retention of key personnel; and

  .  other general economic factors.

   For these and other reasons, in some future quarters, our results of operations may fall below the expectations of securities analysts or investors, which could negatively affect the market price of our Class A Common Stock.

We cannot predict the outcome of our joint development effort with Microsoft and Compaq.

   Working closely with Microsoft and Compaq, we expect to invest significant resources to advance our ability to more rapidly install, manage and upgrade large numbers of Microsoft Windows-based servers for Web site and application hosting. While Microsoft and a subsidiary of Compaq have each made a $50.0 million equity investment in our company, neither has an obligation to contribute additional equity, whether or not the costs associated with this development project exceed our expectations. Our alliance agreements also do not prevent Microsoft and/or Compaq from working with other service providers to develop similar capabilities. In addition, because this alliance is for a research and development project, we cannot assure you that any commercially successful products will be developed as a result of our agreements with Microsoft and Compaq. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

We operate in a relatively new and evolving market with uncertain prospects for growth.

   The market for Web site and application hosting and related services has only recently begun to develop and is evolving rapidly. Although certain industry analysts project significant growth for this market, their projections may not be realized. Our future growth, if any, will depend on the continued trend of businesses outsourcing their Web site and application hosting and our ability to market our services effectively. There can be no assurance that the market for our services will grow, that our services will be adopted, or that businesses will use these Internet-based services to the degree or in the manner that we expect. It is possible that at some point businesses may find it cheaper, more secure or otherwise preferable to host their Web sites and applications internally and decide not to outsource the management of their Web sites and applications. If we are unable to react quickly to changes in the market, if the market fails to develop, or develops more slowly than expected, or if our services do not achieve market acceptance, then we are unlikely to become or remain profitable.

We may be unable to achieve our operating and financial objectives due to significant competition in the Web site and application hosting industry.

   The market for hosting Web sites and applications is highly competitive. There are few substantial barriers to entry and many of our current competitors have substantially greater financial, technical and marketing resources, larger customer bases, more data centers, longer operating histories, greater name recognition and more established relationships in the industry than we possess. Our current and potential competitors in the market include Web hosting service providers, Internet service providers, commonly known as ISPs, telecommunications companies and large information technology outsourcing firms. Our competitors may operate in one or more of these areas and include companies such as AT&T, Cable & Wireless, Concentric Network, Data Return, EDS, Exodus Communications, Frontier/GlobalCenter, Globix, GTE, IBM, Intel, Level 3 Communications, MCI WorldCom, Navisite, PSINet, Qwest Communications International, and USinternetworking.

   Our competitors may be able to expand their network infrastructures and service offerings more quickly. They may also bundle other services with their Web site hosting or application hosting services, which could allow them to reduce the relative prices of their Web site hosting and/or application hosting services beyond levels that we could compete with, and generally adopt more aggressive pricing policies. In addition, some competitors have entered and will likely continue to enter into joint ventures or alliances to provide additional services which may be competitive with those we provide. We also believe the Web site hosting and application hosting markets are likely to experience consolidation in the near future, which could result in increased price and other competition that would make it more difficult for us to compete. See "Business--Competition."

Our data centers and the networks we rely on are sensitive to harm from human actions and natural disasters. Any resulting disruption could significantly damage our business and reputation.

   Our reputation for providing reliable service largely depends on the performance and security of our data centers and equipment, and of the network infrastructure of our connectivity providers. In addition, our customers often maintain confidential information on our servers. However, our data centers and equipment, the networks we use, and our customers' information are subject to damage and unauthorized access from human error and tampering, breaches of security, natural disasters, power loss, capacity limitations, software defects, telecommunications failures, intentional acts of vandalism, including computer viruses, and other factors that have caused, and will continue to cause, interruptions in service or reduced capacity for our customers, and could potentially jeopardize the security of our customers' confidential information such as credit card and bank account numbers. Despite precautions we have taken and plan to take, the occurrence of a security breach, a natural disaster, interruption in service or other unanticipated problems could seriously damage our business and reputation and cause us to lose customers. Additionally, the time and expense required to eliminate computer viruses and alleviate other security problems could be significant and could impair our service quality. We also often provide our customers with service level agreements. If we do not meet the required service levels, we may have to provide credits to our customers, which could significantly reduce our revenues. Additionally, in the event of any resulting harm to customers, we could be held liable for damages. Awards for such damages might exceed our liability insurance by an unknown but significant amount and could seriously harm our business.

We could not provide adequate service to our customers if we were unable to secure sufficient network capacity to meet our future needs on reasonable terms or at all.

   We must continue to expand and adapt our network arrangements to accommodate an increasing amount of data traffic and changing customers' requirements. We have entered into several two-year network services agreements with Intermedia to provide us with certain network transit capacity which we believe to be adequate for our capacity requirements. However, if our future network capacity requirements exceed the capacity Intermedia has committed to provide to us, we may have to pay higher prices for such additional network capacity or such capacity might not be available at all. Our failure to achieve or maintain high capacity data transmission could negatively impact service levels to our existing customers and limit our ability to attract new customers, which would harm our business.

Our business, in large part, depends on network services we receive from Intermedia. Any disruption of these services or Intermedia's inability to maintain its peering relationships could be costly and harmful to our business.

   We currently rely primarily on Intermedia for network services. Intermedia operates its own coast-to-coast Internet Protocol network, which qualifies it as a tier-one service provider of Internet connectivity services. If our network services agreements with Intermedia were to be terminated, we would need to rapidly secure an alternative provider of these services. As a result, we could incur transition costs and our monthly costs of operations could increase. In addition, such a transition could have a detrimental effect on our customer service levels.

   The Internet is composed of many ISPs that operate their own networks and interconnect with other ISPs at various peering points. Peering relationships are arrangements that permit ISPs to exchange traffic with one another without having to pay for the cost of transit services. Peering relationships are a competitive factor that allow some Web hosting companies to provide faster data transmission than others. We believe Intermedia's tier-one status and numerous peering relationships enable it to provide us faster data transmission than many other ISPs provide. If Intermedia fails to adapt its network infrastructure to meet industry requirements for peering or loses its peering relationships for any other reason, then our transmission rates could be reduced, resulting in a decrease in the service quality we provide to our customers.

Providing services to customers with mission-critical Web sites and Web-based applications could potentially expose us to lawsuits for customers' lost profits or other damages.

   Because our Web site and application hosting services are critical to many of our customers' businesses, any significant interruption in our services could result in lost profits or other indirect or consequential damages to our customers. Our customers are required to sign server order forms which incorporate our standard terms and conditions. Although these terms disclaim our liability for any such damages, a customer could still bring a lawsuit against us claiming lost profits or other consequential damages as the result of a service interruption or other Web site or application problems that the customer may ascribe to us. There can be no assurance a court would enforce any limitations on our liability, and the outcome of any lawsuit would depend on the specific facts of the case and legal and policy considerations. We also believe we would have meritorious defenses to any such claims, but there can be no assurance we would prevail. In such cases, we could be liable for substantial damage awards. Such damage awards might exceed our liability insurance by unknown but significant amounts, which would seriously harm our business.

Digex is controlled by Intermedia, which could involve multiple risks for you as a stockholder.

   Intermedia controls a majority of our voting power, and Intermedia's interests in us may conflict with your interests as a stockholder. Intermedia, indirectly through its wholly-owned subsidiary, Intermedia Financial Company, owns all of the issued and outstanding shares of our Class B Common Stock. When this offering is completed, Intermedia will own 42,000,000 shares of Class B Common Stock (40,500,000 shares if the underwriters' over-allotment option is exercised). Each share of Class B Common Stock is entitled to 10 votes, as compared to one vote for each share of Class A Common Stock to be sold in this offering. Thus, after this offering is completed, Intermedia will control approximately 95.1% of the voting power of Digex (94.6% if the underwriters' over-allotment option is exercised), and will be able to control the management and affairs of Digex, and all matters submitted to our stockholders for approval, including the election and removal of directors, and any merger, consolidation or sale of all or substantially all of our assets. As a result, the price of our Class A Common Stock may be affected.

   We depend on Intermedia to fund our working capital and operating losses, but Intermedia's ability to fund these needs is limited by its own substantial indebtedness. Because we are subject to the restrictions under Intermedia's indentures, we will be required to use all of the net proceeds of this offering to purchase Telecommunications Related Assets, as defined under "Use of Proceeds," within 270 days of this offering. We will not be able to use the proceeds of this offering directly to fund operating losses, working capital or other uses that are not purchases of Telecommunications Related Assets. Because we anticipate operating losses and a significant need for working capital for the foreseeable future, we expect we will have to obtain funds for such purposes from Intermedia or other sources which are significantly restricted. See "Use of Proceeds" and "Certain Relationships and Related Transactions--Sale of Telecommunications Related Assets to Intermedia" for a description of certain arrangements we made with Intermedia relating to our use of a portion of the proceeds of this offering.

   Even though Intermedia has indicated that it intends to use most of the proceeds from the shares it sells in this offering to reduce Intermedia's indebtedness, Intermedia is and will continue to be highly leveraged and may incur additional indebtedness in the future. Intermedia's level of debt will require it to dedicate a substantial portion of its future cash flow from operations for payment of principal and interest on its debt, as well as dividends on and the redemption of its preferred stock. Historically, Intermedia has not generated sufficient cash flow to cover its operating and investing expenses. In addition, because of the restrictions in the Intermedia indentures, Intermedia has only a limited amount of cash that may be used for working capital purposes and to fund operating losses. Consequently, Intermedia may not be able to provide us with a source of funds for our working capital or operating losses. Our dependence on Intermedia and the degree to which Intermedia is leveraged could, among other things, increase our vulnerability to general adverse economic and industry conditions, limit our ability to fund future working capital, operating losses, capital expenditures, acquisitions and other requirements, and limit our flexibility in reacting to changes in our business and industry. We strongly urge you to read "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

   We may require additional funds to finance our business but our ability to raise funds is significantly limited by agreements that are binding on Intermedia. Intermedia has issued debt securities to the public under seven indentures and has recently borrowed $50.0 million under a $100.0 million credit facility. As a subsidiary of Intermedia, we are subject to a number of restrictions under the Intermedia indentures and the credit facility. These restrictions will, among other things, limit our ability to make certain restricted payments, incur indebtedness and issue preferred stock, pay dividends or make other distributions, engage in sale and leaseback transactions, create liens, sell our assets, issue or sell our equity interests, or enter into certain mergers and consolidations. As a result, our future financing sources will be significantly limited and our use of any proceeds, including the net proceeds of this offering, will be significantly restricted.

   We have guaranteed Intermedia's obligations under its credit facility which could make us more vulnerable to changes in Intermedia's financial condition and make it more difficult for us to raise capital to expand our business. As security for our guarantee, we have granted the banks a security interest in a substantial portion of our assets. In addition, Intermedia recently announced its intent to increase the size of its credit facility to $400.0 million. If Intermedia were unable to meet its obligations under the credit facility we could be obligated to repay the debt. In addition, the banks' liens on a substantial portion of our assets could make it more difficult for us to obtain additional financing.

   Our ability to issue additional capital stock is constrained by Intermedia's ownership of the Class B Common Stock, which could make it more difficult for us to raise capital to expand our business. In the future, Intermedia may elect to sell additional shares of our Class B Common Stock to the public or to distribute these shares to its own stockholders. If as a result of a sale or distribution, Intermedia would no longer hold more than 50% of the total voting power of our capital stock, the consent of the majority in principal amount of the noteholders under the Intermedia indentures would be required for the sale or distribution. In addition, if we decide in the future to issue and sell additional shares of our capital stock and, as a result, the voting power represented by the Class B Common Stock held by Intermedia would no longer be greater than 50% of the total voting power of our capital stock, the consent of the majority in principal amount of the noteholders under the Intermedia indentures would be required for the sale. We would be free of the restrictions in the Intermedia indentures only if either Intermedia's voting power was reduced to below 50% as described above or Intermedia designated us as an "unrestricted subsidiary," which would also require a consent of a majority in principal amount of the noteholders under the Intermedia indentures.

   Digex and Intermedia have the same legal counsel, and therefore contractual relationships between Digex and Intermedia might be less advantageous to Digex than if Digex had separate legal representation. Kronish Lieb Weiner & Hellman LLP, counsel to Digex, is also counsel to Intermedia. In addition, Ralph J. Sutcliffe, a partner of Kronish Lieb Weiner & Hellman LLP, has recently been appointed as a director of Intermedia. Consequently, Digex does not have legal representation independent from Intermedia.

If we do not respond effectively and on a timely basis to rapid technological change and evolving industry standards, our business could suffer.

   Internet and networking technology is changing rapidly. Our future success will depend largely on our ability to:

  .  offer services that incorporate leading technologies;

  . address the increasingly sophisticated and varied needs of our current and prospective customers;

  . respond to technological advances and emerging industry standards on a timely and cost-effective basis; and

  . continue offering services that are compatible with products and services of other vendors.

   Although we often work with various vendors in testing newly developed products, there can be no assurance such products will be compatible with our infrastructure or such products will adequately address changing customer needs. Although we currently intend to support emerging standards, there can be no assurance industry standards will be established or, if they become established, that we will be able to conform to these new standards in a timely fashion and maintain a competitive position in the market. Our failure to conform to the prevailing standards, or the failure of common standards to emerge, could harm our business. In addition, products, services or technologies developed by others may render our services no longer competitive or obsolete.

Our business will not grow unless Internet usage grows and Internet performance remains adequate.

   The increased use of the Internet for retrieving, sharing and transferring information among businesses and consumers has only recently begun to develop. Our success will depend on the continued growth in Internet usage. In addition, our business plan anticipates extensive growth in the Web site hosting and application hosting markets. The growth of the Internet, including the Web site hosting and application hosting markets, is subject to a high level of uncertainty and depends on a number of factors, including the growth in consumer and business use of new interactive technologies, the development of technologies that facilitate interactive communications, security concerns and increases in data transport capacity. If the Internet as a commercial medium fails to grow or develops more slowly than expected, then our business is unlikely to grow.

   The recent growth in the use of the Internet in general has caused frequent periods of performance degradation, requiring the upgrade of routers and switches, telecommunications links and other components forming the infrastructure of the Internet by ISPs and other organizations with links to the Internet. Any perceived degradation in the performance of the Internet as a whole could undermine the benefits of our services. The performance of our Web site and application hosting services is ultimately limited by and relies on the speed and reliability of the networks operated by third parties. Consequently, the growth of the market for our services depends on improvements being made to the entire Internet infrastructure to alleviate overloading and congestion.

We may be unable to achieve our operating and financial objectives if we cannot manage our anticipated growth effectively.

   Our business has grown rapidly, and our future success depends in large part on our ability to manage the recent and anticipated growth in our business. For us to manage this growth, we will need to:

  .  expand and enhance our operating and financial procedures and controls;

  . replace or upgrade our operational and financial management information systems; and

  .  attract, train, manage and retain key employees.

   These activities are expected to place a significant strain on our financial and management resources. If we are unable to manage growth effectively, our business could suffer.

We have had difficulty collecting a portion of our accounts receivable.

   During the first three quarters of 1999, we encountered difficulties establishing appropriate procedures to avoid billing errors and increasing our financial staffing to accommodate our rapid growth. This resulted in disputes and delayed payments on certain of our accounts receivable, as a consequence of which our allowance for doubtful accounts was approximately 24% of our total accounts receivable at September 30, 1999.

   We believe we have remedied the deficiencies in our billing procedures and staffing. Audit tests conducted by Intermedia's and Digex's internal audit staff have confirmed the effectiveness of the remedial actions taken. We are in the process of resolving with our customers existing disputes with respect to outstanding accounts receivable. We expect our allowance for doubtful accounts will be significantly reduced as a percentage of total accounts receivable over time, commencing with the first quarter of 2000, as these disputes are resolved, since customers typically withhold payment of the entire account receivable even though the dispute ordinarily only relates to a modest portion of that account receivable. There can be no assurance we will not encounter billing problems in the future as our rapid growth continues or that we will be able to collect all of our past due accounts receivable.

Our growth depends on our ability to expand data center capacity to meet anticipated demand.

   Continuing to expand capacity is critical to achieving our business strategy. This expansion is likely to include the need to add new hardware and software, and may include the opening of additional data centers both in the United States and globally. We recently expanded the capacity of our east and west coast data centers. We intend to add data center capacity over the next five years as justified by customer demand. Our ability to do so successfully depends on:

  .  anticipating and planning for future demand levels;

  .  having access to sufficient capital; and

  . locating and securing satisfactory data center sites and implementing the build-out of these sites, all of which may require significant lead time.

   If we cannot expand capacity effectively, our growth will suffer and we may not be able to adequately meet the demands of existing customers.

Our business could be harmed if our management team, which has worked together for only a brief time, is unable to work together effectively, or if we are unable to retain and attract key personnel.

   We have recently hired key employees and officers, including our President and Chief Executive Officer and our President, Product Management, Engineering and Marketing Group, who joined us in the beginning of July 1999, our President, Sales and Service Delivery Group, who joined us in December 1998, and our Chief Financial Officer, who joined us in January 2000. As a result, our management team has worked together for only a brief time. Our success in significant part depends on the continued services of our senior management personnel, as well as of our key technical and sales personnel.

   We believe our short and long-term success also depends largely on our ability to attract and retain highly skilled technical, managerial and marketing personnel, particularly additional management personnel in the areas of application integration and technical support. Competition for such personnel is intense. We may not be able to hire or retain the necessary personnel to implement our business strategy, or we may need to pay higher compensation for employees than we currently expect. Our inability to attract and retain such personnel would limit our growth and harm our business.

We could face additional costs and operational disruptions in the future if Intermedia discontinues providing general and administrative services to us.

   Intermedia has provided and is expected to continue to provide many of our financial, administrative and operational services and related support functions, including customer billing, treasury, legal, human resources and information management services. We have a General and Administrative Services Agreement with

Intermedia, as described under "Certain Relationships and Related
Transactions--Service Agreements--General and Administrative Services Agreement," to provide such services for at least the next 18 months. Should Intermedia's provision of these services no longer meet our needs or if Intermedia unexpectedly stops providing these services for any reason, we could face significant challenges and costs in transitioning to our own or alternative general and administrative functions. Such a transition and any resulting impairment of our operations could harm our financial results.

Regulatory and legal uncertainties could have significant costs or otherwise harm our business.

   The law in the United States relating to the liability of on-line and Internet service providers for information disseminated through their systems remains largely unsettled. It may also take years to determine whether and how existing laws, such as those governing intellectual property, privacy, libel and taxation, apply to the Internet. The growth and development of the market for on-line commerce may also prompt calls for more stringent consumer protection laws that may impose additional burdens on companies conducting business on-line. The application of existing laws or promulgation of new laws could require us to expend substantial resources to comply with such laws or discontinue certain service offerings. Increased attention to liability issues could also divert management attention, result in unanticipated expenses and harm our business. Regulation of the Internet may also harm our customers' businesses, which could lead to reduced demand for our services. We are not currently subject to direct regulation by the Federal Communications Commission ("FCC") or any other government agency, other than as to regulations applicable to business in general. However, in the future we may be subject to regulation by the FCC or other federal or state agencies, which could increase our costs and harm our business. See "Business--Government Regulation."

Our business plan contemplates future international operations but there are numerous risks and uncertainties in offering services outside of the United States.

   We intend to expand into international markets and may build data centers internationally. We cannot be sure that we will be able to successfully sell our services or adequately maintain operations outside the United States. In addition, there are certain risks inherent in conducting business internationally. These include:

  .  unexpected changes in regulatory requirements;

  . ability to secure and maintain the necessary physical and telecommunications infrastructure;

  .  challenges in staffing and managing foreign operations; and

  .  employment laws and practices in foreign countries.

   Any of these could adversely affect our international operations. Furthermore, some foreign governments have enforced laws and regulations on content distributed over the Internet that are more restrictive than those currently in place in the United States. Any one or more of these factors could adversely affect our contemplated future international operations and, consequently, our business.

We may be unable to protect our intellectual property rights or to continue using intellectual property that we license from others.

   We rely on a combination of copyright, trademark, service mark and trade secret laws and contractual restrictions to establish and protect certain of our proprietary rights. We have no patented technology that would bar competitors from our market. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our data or technology.

   We also rely on certain technologies licensed from third parties. We cannot be sure these licenses will remain available to us on commercially reasonable terms or at all. The loss of such technology could require us to obtain substitute technology of lower quality or performance standards or at greater cost, which could harm our business.

We did not obtain third party consents in connection with our restructuring, which may allow certain third parties, including some of our customers, to assert a breach of a contract.

   In connection with our initial public offering, Business Internet, our indirect parent company, contributed the Web hosting business to us. This contribution included an assignment of all of the contracts that were part of our business on the date of assignment, including our customer contracts. We elected not to seek consents in connection with this assignment. While the failure to obtain required third party consents could give a third party the ability to assert a breach of the acquired contract, we believe this would be unlikely in the case of the restructuring because all of the assigned contracts were transferred as part of the entire Web hosting business. Nevertheless, we cannot be sure that one or more third parties will not assert a breach of our contracts with them because of our failure to seek or obtain their consents to assignment.

We could lose revenues and our reputation may be damaged if our systems or those of our customers or our suppliers are not Year 2000 compliant.

   Many installed computer systems and software products required upgrades in order for 21st century dates to be distinguished from 20th century dates. Systems that do not comply with these "Year 2000" requirements may cause miscalculations which will interfere with business activities or simply fail to work. Although we implemented a Year 2000 program intended to ensure our computer systems and applications function properly beyond 1999 and requested assurances from our suppliers that their products are Year 2000 compliant and have not experienced any significant Year 2000 issues to date, we cannot be sure that we will be able to promptly or correctly address all relevant Year 2000 issues, especially where third-party customers or suppliers are involved. If we cannot achieve Year 2000 compliance, our systems could be disrupted for a period of time. This would cause a loss of revenues, including requests from customers for credits for downtime. More importantly, any significant disruption would seriously damage our business reputation. We might also face lawsuits for damages. As of the date of this prospectus we have not experienced any material Year 2000 problems, either in our systems or in the systems of our suppliers or customers.

The market price of the shares will fluctuate.

   Since our initial public offering the closing market price for our common stock has been as high as $98.25 per share and as low as $14.625 per share. The stock markets, and in particular the Nasdaq National Market, have experienced extreme price and volume fluctuations that have particularly affected the market prices of equity securities of many technology companies and that often have been unrelated or disproportionate to the operating performance of such companies. The trading prices of many technology companies' stocks are at or near historical highs and reflect price to earnings ratios substantially above historical levels which may not be sustained. These broad market factors may adversely affect the market price of our Class A Common Stock. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against such companies. Such litigation, if instituted, could result in substantial costs and a diversion of management's attention and resources, which could harm our business.

Future sales of our common stock could adversely affect the price of our Class A Common Stock.

   After this offering is completed, 21,500,000 shares of Class A Common Stock will be issued and outstanding, assuming no exercise of the underwriters' over-allotment option. All of the outstanding shares of Class A Common Stock will be freely tradeable under the Securities Act unless held by our "affiliates," as that term is defined in the Securities Act. In connection with this offering, our executive officers and directors and the selling stockholder will be required to refrain from selling any shares of Common Stock for a period of 90 days after the date of this prospectus without the written consent of Bear, Stearns & Co. Inc. Additionally, shares of Class B Common Stock and Series A Preferred Stock could be converted to, and the outstanding warrants could be exercised for, shares of Class A Common Stock and sold in the future. The market price of our Class A Common Stock could drop due to sales of a large number of shares of our Class A Common Stock in the market after this offering or the perception that such sales could occur. Historically, market prices of start-up and Internet companies' stocks have been particularly susceptible to such fluctuations. These factors could also make it more difficult to raise funds through future offerings of common stock.

You will suffer immediate and substantial dilution.

   Purchasers of the Class A Common Stock being offered will experience immediate and substantial dilution in the net tangible book value of their Class A Common Stock. See "Dilution."

The greater voting power of our Class B Common Stock, as well as some provisions of the Delaware Anti-Takeover Law and of our certificate of incorporation and bylaws, could discourage a takeover of Digex and adversely affect the price of the Class A Common Stock.

   Upon completion of this offering, our board of directors will have the authority to issue up to 4,900,000 shares of preferred stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the stockholders. The rights of the holders of any of our common stock may be adversely affected by the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock. We have no current plans to issue additional shares of preferred stock and any issuance of preferred stock is subject to restrictions under the Intermedia indentures. We are also subject to certain provisions of Delaware law which could have the effect of delaying, deterring or preventing a change in control of Digex, including Section 203 of the Delaware General Corporation Law, which prohibits us from engaging in any business combination with any interested stockholder for a period of three years from the date the person became an interested stockholder unless certain conditions are met. In addition, our certificate of incorporation and bylaws contain certain provisions that, together with Intermedia's voting power and ownership of Class B Common Stock, could discourage potential takeover attempts and make attempts by stockholders to change management more difficult.

This prospectus includes forward-looking statements which could differ from actual future results.

   Some of the statements in this prospectus that are not historical facts are "forward-looking statements." Forward-looking statements can be identified by the use of words such as "estimates," "plans," "anticipates," "expects," "intends," "believes" or the negative thereof or other variations thereon or by discussions of strategy that involve risks and uncertainties. Examples of forward-looking statements include discussions relating to:

  . plans to expand our existing Web site hosting services and application hosting services;

  .  introductions of new products and services;

  .  proposals to build new data centers in various geographic areas;

  . estimates of market sizes and addressable markets for our services and products;

  . anticipated revenues from designated markets during 2000 and later years; and

  . statements regarding the future course of our relationship with Intermedia.

   We wish to caution you that all the forward-looking statements contained in this prospectus are only estimates and predictions. Our actual results could differ materially from those anticipated in the forward-looking statements due to risks, uncertainties or actual events differing from the assumptions underlying these statements. Such risks, uncertainties and assumptions include, but are not limited to, those discussed in this prospectus.

                                USE OF PROCEEDS

   We estimate our net proceeds from the sale of the 2,000,000 shares of Class A Common Stock we are offering, after deducting the estimated underwriting discounts and our share of the estimated offering expenses, will be approximately $173.8 million, based on an assumed public offering price of $90.875 per share, the closing price of our Class A Common Stock on the Nasdaq National Market on January 24, 2000. We have agreed with the selling stockholder to allocate and pay the expenses of this offering in proportion to the number of shares of Class A Common Stock to be sold by us and the selling stockholder.

   We will not receive any proceeds from the sale of Class A Common Stock by the selling stockholder. We have been advised that Intermedia, the selling stockholder, intends to use most of the proceeds to reduce its outstanding debt.

   Under the terms of Intermedia's indentures, described under "Risk Factors-- Digex is controlled by Intermedia," we will be required to use all of the net proceeds of this offering to purchase Telecommunications Related Assets. Telecommunications Related Assets mean assets used in connection with the business of: (1) transmitting, or providing services relating to the transmission of, voice, video or data through owned or leased transmission facilities; (2) creating, developing and marketing communications related network equipment, software and other devices for use relating to (1); or (3) evaluating, participating in or pursuing any other activity or opportunity that is related to those identified in (1) or (2); all as determined in good faith by the board of directors of Intermedia. We intend to use approximately $50.0 million of our net proceeds to continue to expand and enhance our data center infrastructure. We have entered into a letter agreement with Intermedia pursuant to which Intermedia will purchase from us, at our cost, some of the Telecommunications Related Assets purchased with our net proceeds of this offering. Intermedia is expected to pay us for these Telecommunications Related Assets to the extent necessary with funds not subject to restrictions under the Intermedia indentures that we will use for working capital purposes and to fund operating losses. The amounts actually expended for such capital expenditures and working capital purposes may vary significantly, depending on a number of factors, including our future revenues and Intermedia's availability of funds.

   A portion of our net proceeds may also be used to acquire or invest in complementary businesses, technologies, product lines or products. We have no current plans, agreements or commitments with respect to any such acquisition. Pending use of the net proceeds of this offering, we intend to invest the net proceeds in short-term, interest-bearing, investment grade securities.

                                DIVIDEND POLICY

   We do not anticipate paying any dividends on any of our common stock in the foreseeable future. Moreover, because we are subject to restrictions under the Intermedia indentures, we are effectively prohibited from paying dividends. We may also incur indebtedness in the future which may prohibit or effectively restrict the payment of dividends.

                      PRICE RANGE OF CLASS A COMMON STOCK

   The following table sets forth the high and low closing prices for the Class A Common Stock as reported on the Nasdaq National Market for the period from July 29, 1999, through January 24, 2000.

                                                                High     Low
                                                              -------- --------
     1999:
     Third quarter (from July 29, 1999)...................... $33.6250 $14.6250
     Fourth quarter.......................................... $90.0000 $21.1880
     2000:
     First quarter (through January 24, 2000)................ $98.2500 $56.0625

                                 CAPITALIZATION

   The following table sets forth our capitalization as of September 30, 1999
(1) on an actual basis, (2) as adjusted for the sale of 100,000 shares of Series A Preferred Stock and warrants to purchase 1,065,000 shares of Class A Common Stock to Microsoft and a subsidiary of Compaq and (3) as further adjusted, to give effect to the conversion of the 8,000,000 shares of Class B Common Stock to be sold by the selling stockholder into Class A Common Stock and the sale of the 2,000,000 shares of Class A Common Stock we are offering, at an assumed public offering price of $90.875 per share and after deducting the estimated underwriting discounts and estimated offering expenses that we will pay. The as adjusted and as further adjusted columns on the table do not give effect to the 1,500,000 shares to be sold by the selling stockholder if the underwriters' overallotment option is exercised in full, the approximately 5,373,000 shares of our Class A Common Stock issuable upon the exercise of stock options at a weighted average price of $15.91 per share, the approximately 1,462,000 shares of our Class A Common Stock issuable upon conversion of the outstanding Series A Preferred Stock and the 1,065,000 shares of our Class A common stock issuable upon the exercise of warrants with an exercise price of $57.00 per share. This table should be read in conjunction with the financial statements and the related notes included elsewhere in this prospectus.

                                                September 30, 1999
                                        ----------------------------------------
                                                   (Unaudited)
                                                                    As Further
                                         Actual      As Adjusted     Adjusted
                                        -----------  -------------  ------------
                                        (In thousands, except share data)
   Cash and cash equivalents..........  $   132,844   $   217,844    $   391,670
                                        ===========   ===========    ===========
   Note payable, including current
    portion...........................  $     3,712   $     3,712    $     3,712
   Capital lease obligations,
    including current maturities......       16,719        16,719         16,719
   Stockholders' equity:
     Preferred Stock, $.01 par value;
      4,900,000 shares undesignated as
      to series; no shares issued.....          --            --             --
     Series A Preferred Stock, $.01
      par value; 100,000 shares
      designated; no shares issued on
      an actual basis and 100,000
      shares issued on an as adjusted
      and as further adjusted basis
      authorized (liquidation value of
      $100,000).......................          --         83,900         83,900
     Class A Common Stock, $.01 par
      value; 100,000,000 authorized;
      11,500,000 issued and
      outstanding on an actual basis
      and as adjusted basis, and
      21,500,000 issued and
      outstanding on an as further
      adjusted basis..................          115           115            215
     Class B Common Stock, $.01 par
      value; 50,000,000 authorized;
      50,000,000 issued outstanding on
      an actual basis and as adjusted
      basis, and 42,000,000 issued and
      outstanding on an as further
      adjusted basis..................          500           500            420
     Additional paid-in capital.......      354,011       370,111        543,917
     Accumulated deficit..............      (30,389)      (30,389)       (30,389)
     Deferred compensation............      (11,701)      (11,701)       (11,701)
                                        -----------   -----------    -----------
       Total stockholders' equity.....      312,536       412,536        586,362
                                        -----------   -----------    -----------
   Total capitalization...............  $   332,967   $   432,967    $   606,793
                                        ===========   ===========    ===========

                                    DILUTION

   Our net tangible book value per share on September 30, 1999, was $284.3 million, or $4.62 per share of the combined Class A and Class B Common Stock. After giving effect to the sale of preferred stock and warrants to Microsoft and a subsidiary of Compaq and to this offering, our net tangible book value would have been $558.2 million, or $8.790 per share of the combined Class A and Class B Common Stock. Purchasers of Class A Common Stock in this offering will experience substantial and immediate dilution in net tangible book value per share for financial accounting purposes, as illustrated in the following table based on an assumed offering price of $90.875 per share:

   Assumed public offering price per share of Class A Common Stock.... $90.875
   Less net tangible book value per share after the offering(1).......   8.790
                                                                       -------
   Immediate dilution in net tangible book value per share of Class A
    Common Stock to new investors..................................... $82.085
                                                                       =======

--------
(1) Determined by dividing the total number of Class A and Class B Common Stock shares to be outstanding after the offering into our net tangible book value, after giving effect to the sale of preferred stock and warrants to Microsoft and a subsidiary of Compaq and to the application of the net proceeds of this offering.

                            SELECTED FINANCIAL DATA

   The following table sets forth selected historical financial data of Digex for the period from July 7, 1997, the date of acquisition by Intermedia of the Predecessor, to December 31, 1997, the year ended December 31, 1998 and the nine months ended September 30, 1998 and 1999, and of the Predecessor for the year ended December 31, 1996 and the period from January 1, 1997 to July 6, 1997. The selected historical financial data has been derived from Digex's and the Predecessor's financial statements which have been audited by Ernst & Young LLP, with the exception of the unaudited financial statements for the nine months ended September 30, 1998 and 1999, and are included elsewhere in this prospectus.

   The following table also sets forth our pro forma financial information for the year ended December 31, 1997. The pro forma financial information gives effect to the purchase by Intermedia of the Predecessor as if such acquisition had occurred on January 1, 1997. The presentation of pro forma financial information is made to permit useful comparison of results of operations between periods presented. This pro forma financial information is not necessarily indicative of the operating results we would have achieved if the Predecessor had been acquired on January 1, 1997. The relationship between Business Internet and the Predecessor is more fully described in note 1 to the financial statements.

   In the following table, basic and diluted net loss per share have been calculated assuming that the common shares issued in connection with our recapitalization in April 1999 were outstanding for all periods of Digex presented, and giving effect to the 50,000-for-one stock split of our Class B Common Stock effected prior to the closing of our initial public offering in July 1999.

   You should read the selected financial data below in conjunction with our audited and unaudited interim financial statements and related notes included elsewhere in this prospectus. You should also read the accompanying "Management's Discussion and Analysis of Financial Condition and Results of Operations," contained later in this prospectus.

                                  Predecessor                                      Digex
                            ------------------------ --------------------------------------------------------------------
                                   Historical          Historical     Pro Forma(1)                Historical
                            ------------------------ ---------------  ------------   ------------------------------------
                                                                                                     Nine months ended
                                                                                                       September 30,
                                                                                                  -----------------------
                                                       Period from
                                         Period from  July 7, 1997
                                         January 1,     (date of
                             Year ended    1997 to   acquisition) to   Year ended     Year ended
                            December 31,   July 6,    December 31,    December 31,   December 31,
                                1996        1997          1997            1997           1998        1998        1999
                            ------------ ----------- ---------------  ------------   ------------ ----------- -----------
                                                                      (unaudited)                 (unaudited) (unaudited)
                                                 (In thousands, except share and per share data)
Statement of Operations
 Data:
Revenues..................      $2,803     $ 4,420      $  7,192        $ 11,612       $ 22,635    $ 14,863    $  38,132
Costs and expenses:
 Cost of operations.......       2,002       4,149         1,739           2,808          6,710       4,119        7,044
 Cost of services.........         684       1,817         1,611           3,428          7,044       4,412       13,761
 Selling, general and
  administrative..........       3,194       7,001         6,087          13,088         17,512      12,582       47,355
 Depreciation and
  amortization............         591         519         2,753           4,850          8,109       6,081       18,112
 Charge off of purchased
  in-process research and
  development.............         --          --         15,000 (2)      15,000 (2)        --          --           --
                              --------     -------      --------        --------       --------    --------    ---------
Total costs and expenses..       6,471      13,486        27,190          39,174         39,375      27,194       86,272
                              --------     -------      --------        --------       --------    --------    ---------
Loss from operations......      (3,668)     (9,066)      (19,998)        (27,562)       (16,740)    (12,331)     (48,140)
Other income (expense):
 Interest expense.........         --          --            --              --             --          --          (612)
 Interest and other
  income..................         --          --            --              --             --          --         1,293
                              --------     -------      --------        --------       --------    --------    ---------
Net loss before income tax
 benefit..................      (3,668)     (9,066)      (19,998)        (27,562)       (16,740)    (12,331)     (47,459)
Income tax benefit........         --          --          1,440           4,710            159         --         4,839
                              --------     -------      --------        --------       --------    --------    ---------
Net loss..................    $ (3,668)    $(9,066)     $(18,558)       $(22,852)      $(16,581)   $(12,331)   $ (42,620)
                              ========     =======      ========        ========       ========    ========    =========
Net loss per common share:
 Basic....................         --          --       $  (0.37)       $  (0.46)      $  (0.33)   $  (0.25)   $   (0.81)
                                                        ========        ========       ========    ========    =========
 Diluted..................         --          --       $  (0.37)       $  (0.46)      $  (0.33)   $  (0.25)   $   (0.81)
                                                        ========        ========       ========    ========    =========
Shares used in computing
 basic and diluted net
 loss per share...........         --          --         50,000          50,000         50,000      50,000       52,443
                                                        ========        ========       ========    ========    =========
Other Data:
EBITDA before certain
 charges(3)...............    $ (3,077)    $(8,547)     $ (2,245)       $ (7,712)      $ (8,631)   $ (6,250)   $ (30,028)
Net cash used in operating
 activities...............      (2,565)     (7,172)       (6,079)        (13,251)       (10,930)     (7,453)     (28,125)
Net cash used in investing
 activities...............      (1,445)     (1,004)      (55,237)        (56,241)       (30,969)    (18,352)    (119,426)
Net cash provided by
 financing activities(4)..       4,010       8,176        61,316          69,492         41,899      25,805      280,395
Capital expenditures......       1,445       1,004         8,016           9,020         30,969      18,352      119,426

                           Predecessor                   Digex
                           ------------ ---------------------------------------
                           December 31, December 31, December 31, September 30,
                               1996         1997         1998         1999
                           ------------ ------------ ------------ -------------
                                       (In thousands)              (unaudited)
Balance Sheet Data:
Cash and cash equivalents
 (5).....................    $   --       $   --       $   --       $132,844
Working capital
 (deficiency)............     (1,237)        (351)       1,231       137,022
Property and equipment,
 net.....................      2,599       12,930       39,059       165,055
Total assets.............      3,173       49,693       77,739       342,142
Capital lease
 obligations.............      1,745        1,980        2,089        16,719
Total
 stockholders'/owner's
 equity..................        342       45,527       70,845       312,536

--------
(1) The pro forma statement of operations data for the year ended December 31, 1997, represents the combining of the historical Predecessor statement of operations data for the period from January 1, 1997 to July 6, 1997 and the historical Digex statement of operations data for the period from July 7, 1997 to December 31, 1997, as adjusted for the following items:

  . A decrease in cost of operations of $3,080 which represents reduced network expenses.

  . An increase in depreciation and amortization of $1,578 which represents amortization of intangible assets arising from the acquisition.

  . An increase in income tax benefit of $3,270 which represents the income tax effect of purchase accounting adjustments.

(2) This amount represents a one-time charge to operations for the charge off of purchased in-process research and development related to the Predecessor in connection with Intermedia's purchase of Business Internet on July 7, 1997.

(3) EBITDA before certain charges consists of earnings (loss) before tax benefit, depreciation and amortization and the charge off of purchased in-process research and development. EBITDA before certain charges does not represent funds available for management's discretionary use and is not intended to represent cash flow from operations. EBITDA before certain charges should also not be construed as a substitute for operating income or a better measure of liquidity than cash flow from operating activities, which are determined in accordance with generally accepted accounting principles. This caption excludes components that are significant in understanding and assessing our results of operations and cash flows. In addition, EBITDA before certain charges is not a term defined by generally accepted accounting principles and as a result our measure of EBITDA before certain charges might not be comparable to similarly titled measures used by other companies. However, we believe that EBITDA before certain charges is relevant and useful information which is often reported and widely used by analysts, investors and other interested parties in the Web site and application hosting industry. Accordingly, we are disclosing this information to permit a more comprehensive analysis of our operating performance, as an additional meaningful measure of performance and liquidity, and to provide additional information with respect to our ability to meet future debt service, capital expenditure and working capital requirements. See the financial statements and notes thereto contained elsewhere in this prospectus for more detailed information.

(4) Net cash provided by financing activities includes capital contributions of $4,010, $7,626, $64,085, $41,899, $25,805 and $102,424 for the year ended
    December 31, 1996, the period from January 1, 1997 to July 6, 1997, the period from July 7, 1997 to December 31, 1997, the year ended December 31, 1998, and the nine months ended September 30, 1998 and 1999, respectively.

(5) Prior to our initial public offering in July 1999, we historically participated in Intermedia's and the Predecessor's centralized cash management systems and, as a result, did not carry cash balances on our financial statements for any period prior to the initial public offering. Since that date, we have maintained and reported cash balances on our financial statements.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following discussion should be read in conjunction with the financial statements and related notes appearing elsewhere in this prospectus.

Overview

   Digex is a leading provider of managed Web hosting services to businesses operating mission-critical, multi-functional Web sites. In addition, Digex offers Web hosting services to the rapidly growing number of application service providers, enabling them to more efficiently deliver their application services to their customers over the Internet. We provide the computer hardware, software, network technology, and systems management necessary to provide our customers comprehensive, managed Web site hosting and application hosting solutions. We also offer related value-added services such as firewall management, stress testing and consulting services, including capacity and migration planning and database optimization. We currently provide such services to a diversified customer base consisting of over 550 customers. As of September 30, 1999, we managed approximately 2,000 Windows NT and UNIX-based servers in our state-of-the-art data centers which are strategically positioned on the east and west coasts of the United States.

   Our revenues grew at a compounded annual growth rate of 184% between 1996 and 1998, from $2.8 million in 1996 to $22.6 million in 1998. Our revenues for the nine months ended September 30, 1999 grew to $38.1 million. We believe our singular focus on delivering mission-critical Web site and application hosting solutions has been the major contributor to our growth.

   Revenue. Our revenues consist primarily of monthly fees from our managed Web site and application hosting services. Contracts for these services are typically between one and three years in length. In addition to Web site and application hosting, we also offer enterprise services and consulting services and believe that we will begin to derive increasing amounts of revenues from the sale of these services in the future.

   Cost and Expenses. Cost and expenses include:

    .  cost of operations;

    .  cost of services;

    .  selling, general and administrative expenses; and

    .  depreciation and amortization expense.

   Cost of operations consist primarily of the costs for our network connectivity and firewall services. We expect our network connectivity requirements to grow in conjunction with the growth of our overall business and accordingly expect these costs to increase in the future.

   Cost of services consist primarily of facilities administration expenses including rent, maintenance and utilities to support our data centers and salaries and related benefits for our technical operations. We expect our cost of services to increase in dollar amount but to decline as a percentage of revenue due to economies of scale and expected improvements in technology and productivity.

   Selling, general and administrative expenses consist primarily of salaries and benefits for our marketing, sales and support personnel, advertising costs, consultants' fees, provision for doubtful accounts and other miscellaneous expenses. We expect selling, general and administrative expenses in the future to increase in dollar amount but to decline as a percentage of revenue.

   Depreciation and amortization expense consists primarily of depreciation of our data centers, servers and related equipment and amortization of our intangible assets. We expect these expenses to increase due to our plans to invest significant capital to expand our data center capacity.

Results of Operations

   The following table presents certain information derived from our audited financial statements for the years ended December 31, 1996, 1997 and 1998 and the unaudited financial statements for the nine months ended September 30, 1998 and 1999 expressed as a percentage of revenue. For the purposes of the following discussion and analysis, the results of operations of the Predecessor for the period from January 1, 1997 to July 6, 1997, have been adjusted to reflect the acquisition of Business Internet by Intermedia as if the acquisition had occurred at the beginning of 1997 and have been combined with the results of our operations for the period from July 7, 1997 (date of acquisition) to December 31, 1997. This computation was done to permit useful, complete year comparisons between the results for 1996, 1997 and 1998. However, this pro forma information is not necessarily indicative of the operating results we would have achieved if the Predecessor had been acquired on January 1, 1997.

                                                         Digex
                         Predecessor  ---------------------------------------------
                          Historical   Pro Forma             Historical
                                         Year       Year
                                         Ended     ended       Nine months ended
                          Year Ended   December   December      September  30,
                         December 31,     31,       31,     -----------------------
                             1996        1997       1998       1998        1999
                         ------------ ----------- --------  ----------- -----------
                                      (unaudited)           (unaudited) (unaudited)
Revenues................     100.0%      100.0%    100.0%      100.0%      100.0%
Costs of expenses:
  Cost of operations....      71.4        24.2      29.6        27.7        18.4
  Cost of services......      24.4        29.5      31.1        29.7        36.1
  Selling, general and
   administrative.......     114.0       112.7      77.5        84.7       124.2
  Depreciation and
   amortization.........      21.1        41.8      35.8        40.9        47.5
  Charge off of
   purchased in-process
   research and
   development..........       --        129.2       --          --          --
Total costs and
 expenses...............     230.9       337.4     174.0       183.0       226.2
                            ------      ------     -----       -----      ------
Loss from operations....    (130.9)     (237.4)    (74.0)      (83.0)     (126.2)
Other income (expense):
  Interest expense......       --          --        --          --         (1.6)
  Interest and other
   income...............       --          --        --          --          3.3
                            ------      ------     -----       -----      ------
Net loss before income
 tax benefit............    (130.9)     (237.4)    (74.0)      (83.0)     (124.5)
Income tax benefit......       --         40.6       0.7         --         12.7
                            ------      ------     -----       -----      ------
  Net loss..............    (130.9)%    (196.8)%   (73.3)%     (83.0)%    (111.8)%
                            ======      ======     =====       =====      ======

Nine Months Ended September 30, 1999 Compared to the Nine Months Ended September 30, 1998

   Revenue. Revenues were $38.1 million for the nine months ended September 30, 1999, compared to $14.9 million for the nine months ended September 30, 1998, an increase of 156.6%. The $23.2 million increase in revenue was due primarily to new customer growth and to a significant increase in the number of servers per customer and revenue per server. Our installed base of servers increased 115.7% from 924 at September 30, 1998 to 1,993 at September 30, 1999.

   Cost of Operations. Our cost of operations was $7.0 million for the nine months ended September 30, 1999, compared to $4.1 million for the nine months ended September 30, 1998. The $2.9 million increase was due primarily to additional network costs resulting from our expanded customer base and increase in service offerings since September 30, 1998. In addition, there were more servers on line at September 30, 1999 than at September 30, 1998. As a percentage of revenue, cost of operations decreased to 18.4% for the nine months ended September 30, 1999 compared to 27.7% for the same period in 1998 as a result of improved network utilization associated with the revenue improvement discussed above.

   Cost of Services. Our cost of services was $13.8 million for the nine months ended September 30, 1999, compared to $4.4 million for the nine months ended September 30, 1998. The $9.4 million increase was due primarily to increased facilities and engineering costs to support our growth and the expansion of our data centers. As a percentage of revenue, cost of services increased to 36.1% for the nine months ended September 30, 1999 compared to 29.7% for the nine months ended September 30, 1998.

   Selling, General and Administrative. Our selling, general and administrative expenses increased to $47.4 million for the nine months ended September 30, 1999, compared to $12.6 million for the nine months ended September 30, 1998. The $34.8 million increase was due primarily to the significant administrative requirements to support our growth strategy. During the nine months ended September 30, 1998, the managed Web site and application hosting business operated as part of a wholly owned subsidiary of Intermedia. During 1999, as part of Digex's growth strategy, we continued building up our infrastructure to operate as a separate public company. Increases in selling, general and administrative expenses for 1999 include the costs associated with an increased employee base, advertising campaigns, back office support (including the General and Administrative Services Agreement with Intermedia), an increased provision for doubtful accounts receivable, and the addition of key executive management to support the growth of the business. In connection with the completion of our initial public offering in August 1999, we also granted stock options to certain employees at an exercise price below market value. As a result, we recorded approximately $12.2 million of deferred compensation in the third quarter of 1999 to be expensed over a four-year vesting period. During the third quarter of 1999, approximately $0.5 million of stock compensation expense was recognized. We expect that our growth strategy will continue to require significant sales and marketing activities, including an expansion of our sales force and further development of brand name recognition. In addition, we will continue to build our personnel base to support our growth strategy in the managed Web site and application hosting industry. As a result, we believe that our selling, general and administrative expenses will continue to increase in the future. As a percentage of revenue, total selling, general and administrative expenses increased to 124.2% for the nine months ended September 30, 1999 from 84.7% for the nine months ended September 30, 1998.

   Depreciation and Amortization. Depreciation and amortization increased to $18.1 million for the nine months ended September 30, 1999, compared to $6.1 million for the nine months ended September 30, 1998. The $12.0 million increase was principally due to additional servers and other facilities and equipment placed in service since September 30, 1998. We expect increases in depreciation charges for the remainder of the year due to the continued expansion of our data centers and future server installations.

   Interest Expense. Our interest expense of $0.6 million for the nine months ended September 30, 1999 resulted from the capital leases assigned by Intermedia to Digex during the second quarter of 1999 and a note payable issued by Digex during the third quarter of 1999.

   Interest and Other Income. Interest and other income of $1.3 million resulted principally from interest earned by Digex on the cash proceeds from the initial public offering completed in August 1999.

   Net Loss Before Income Tax Benefit. Net loss before income tax increased to $(47.5) million for the nine months ended September 30, 1999, compared to $(12.3) million for the nine months ended September 30, 1998. As more fully discussed above, the increased loss is attributable to growth strategy costs in excess of current period revenues.

   Income Tax Benefit. In connection with Intermedia's contribution of assets on April 30, 1999, we recorded a deferred tax liability, net of deferred tax assets, of $4.8 million. The deferred tax liability was related to certain identifiable intangible assets. Since the date of the contribution, we experienced taxable losses and non-deductible expenses that resulted in recognition of deferred tax assets in excess of the deferred tax liability. Accordingly, we recorded a $4.8 million deferred tax benefit during the second quarter of 1999.

   EBITDA before certain charges. EBITDA before certain changes, as defined below, decreased to $(30.0) million for the nine months ended September 30, 1999, compared to $(6.3) million for the nine months ended September 30, 1998. The decrease is primarily attributable to costs associated with our growth strategy. Costs associated with the administration and maintenance of our expanded data centers and increased selling, general and administrative costs will continue to represent a large portion of our expenses during our planned expansion. In addition, we expect to continue to experience rapid growth in marketing and selling expenses as new customers are acquired. EBITDA before certain charges consists of earnings (loss) before tax benefit, depreciation and amortization and the charge off of purchased in-process research and development. EBITDA before certain charges does not represent funds available for management's discretionary use and is not intended to represent cash flow from operations. EBITDA before certain charges should also not be construed as a substitute for operating income or a better measure of liquidity than cash flow from operating activities, which are determined in accordance with generally accepted accounting principles. This caption excludes components that are significant in understanding and assessing our results of operations and cash flows. In addition, EBITDA before certain charges is not a term defined by generally accepted accounting principles and as a result our measure of EBITDA before certain charges might not be comparable to similarly titled measures used by other companies. However, we believe that EBITDA before certain charges is relevant and useful information which is often reported and widely used by analysts, investors and other interested parties in the Web site and application hosting industry. Accordingly, we are disclosing this information to permit a more comprehensive analysis of our operating performance, as an additional meaningful measure of performance and liquidity, and to provide additional information with respect to our ability to meet future debt service, capital expenditure and working capital requirements. See the financial statements and notes thereto contained elsewhere in this prospectus for more detailed information.

Year Ended December 31, 1998 Compared to the Pro Forma Year Ended December 31, 1997

   Revenue. Revenues were $22.6 million for the year ended December 31, 1998, compared to $11.6 million for the year ended December 31, 1997, an increase of 94.9%. The $11.0 million increase in revenue was a result of our increased marketing efforts, and market acceptance of our new products, resulting in growth in our number of customers. We also experienced increases in revenue from existing customers through upgrades and value added services. This translated into higher average revenues per server. Additionally, during 1998 we increased the number of quota-bearing sales representatives.

   Cost of Operations. Our cost of operations was $6.7 million for the year ended December 31, 1998, compared to $2.8 million for the year ended December 31, 1997. The $3.9 million increase was due to increased network capacity requirements necessary to support our growing business. In addition, we also experienced an increase in the average network bandwidth per server. As a percentage of revenue, the cost of operations increased to 29.6% in 1998 from 24.2% in 1997 primarily as a result of our purchasing added network capacity per server in 1998 as compared to 1997 to improve customer Web site performance.

   Cost of Services. Our cost of services was $7.0 million for the year ended December 31, 1998, compared to $3.4 million for the year ended December 31, 1997. The $3.6 million increase was due primarily to the hiring of additional engineering and operations staff to support our expanded customer base. As a percentage of revenue, the cost of services increased to 31.1% in 1998 from 29.5% in 1997.

   Selling, General and Administrative. Our selling, general and administrative expenses increased to $17.5 million for the year ended December 31, 1998, compared to $13.1 million for the year ended December 31, 1997. The $4.4 million increase was due to higher commission expenses associated with our increased sales levels as well as increases in our administrative headcount. As a percentage of revenue, the expenses decreased to 77.5% in 1998 from 112.7% in 1997 due to economies of scale.

   Depreciation and Amortization. Depreciation and amortization increased to $8.1 million for the year ended December 31, 1998, compared to $4.9 million for the year ended December 31, 1997. The $3.2 million increase was largely due to increased capital expenditures for servers and other data center related equipment.

   Income Tax Benefit. Our income tax benefit decreased to $159,000 for the year ended December 31, 1998, compared to $4.7 million for the year ended December 31, 1997. The 1998 income tax benefit represents the recognition of a portion of the benefits associated with 1998 tax net operating loss. Benefits were recognized in 1998 to the extent of unused deferred tax credits originating in previous periods.

   Net Loss. Net losses decreased to $(16.6) million for the year ended December 31, 1998, compared to $(22.9) million for the year ended December 31, 1997.

Pro Forma Year Ended December 31, 1997 Compared to the Year Ended December 31, 1996

   Revenue. Revenues were $11.6 million for the year ended December 31, 1997, compared to $2.8 million for the year ended December 31, 1996, an increase of 314.3%. The $8.8 million increase in revenue was due primarily to our increased marketing and sales efforts and the increased market acceptance of dedicated Web site hosting as a viable outsourcing solution.

   Cost of Operations. Our cost of operations was $2.8 million for the year ended December 31, 1997, compared to $2.0 million for the year ended December 31, 1996. The $806,000 increase was due to increased network connectivity expenses in connection with the growth in the number of managed servers. This increase in our cost of operations was partially offset by the more favorable network connectivity pricing we received subsequent to Intermedia's acquisition of Business Internet in July 1997. As a percentage of revenue, the cost of operations declined to 24.2% in 1997 from 71.4% in 1996, primarily as a result of the favorable pricing from Intermedia.

   Cost of Services. Our cost of services was $3.4 million for the year ended December 31, 1997, compared to $684,000 for the year ended December 31, 1996. The $2.7 million increase was due primarily to headcount increases in customer service and operations during 1997. As a percentage of revenue, the cost of services increased to 29.5% in 1997 from 24.4% in 1996, primarily due to the additional customer service and operations employees who were hired in conjunction with the expansion of our marketing efforts and to support the anticipated growth in our business.

   Selling, General and Administrative. Our selling, general and administrative expenses increased to $13.1 million for the year ended December 31, 1997, compared to $3.2 million for the year ended December 31, 1996. The $9.9 million increase was due to significant increases in headcount in our sales, marketing, management information, and administration departments, as well as one-time expenditures for employee recruitment, relocation, and training. As a percentage of revenue, the expenses decreased to 112.7% in 1997 from 114.0% in 1996.

   Depreciation and Amortization. Depreciation and amortization increased to $4.9 million for the year ended December 31, 1997, compared to $591,000 for the year ended December 31, 1996. The $4.3 million increase was due to the amortization of intangible assets in connection with the purchase of Business Internet as allocated to us. This increase was also due to increased capital expenditures for servers and other data center related equipment connected with the continued expansion of our business.

   Charge off of Purchased In-Process Research and Development. The charge for purchased in-process research and development of $15.0 million in 1997 represents the amount of purchased in-process research and development associated with the purchase of Business Internet by Intermedia. In connection with this acquisition, Intermedia allocated $15.0 million of the purchase price to in-process research and development projects that relate directly to us. This allocation represents the estimated fair value based on risk-adjusted cash flows of the incomplete projects. At the date of acquisition, the development of these projects had not yet reached technological feasibility and the in-process research and development had no alternative future uses. Accordingly, these costs were expensed as a one-time charge to earnings in 1997.

   The acquired projects involved development, engineering, and testing activities associated with the completion of next generation Web site management services. The primary effort involved the development of an additional Web site management facility on the west coast. The development of technology related to this project was considered valuable as it was critical to alleviating capacity constraints and adding significant new service capabilities. Upon completion, the new Web site management facility was expected to result in faster and easier installation of customers' servers as well as efficient traffic management with significantly less overhead. Related efforts involved the development and integration of next generation routers to support greater transmission capacity, as well as a new software architecture to assist in balancing traffic loads. Another valuable element involved the development of site mirroring, the ability to create exact replicas of Web sites at each of Digex's two data centers for greater service reliability. The fair value assigned to these projects is $15.0 million.

   These projects were completed during 1998. As such, there is no additional future cost or risk expected with respect to these projects.

   Income Tax Benefit. Our income tax benefit increased to $4.7 million for the year ended December 31, 1997, compared to $0 for the year ended December 31, 1996. The income tax benefit in 1997 results from our ability to recognize the benefits of our 1997 net tax operating loss carryforward to the extent of available and unused tax credits that arose in connection with Intermedia's purchase of Business Internet. Such tax credits relate to the purchase accounting differences between bases in our identifiable intangible assets.

   Net Loss. Net losses increased to $(22.9) million for the year ended December 31, 1997, compared to $(3.7) million for the year ended December 31, 1996.

Liquidity and Capital Resources

   We have used cash in our operating and investing activities during all periods since inception. These cash usages have been funded by permanent contributions to capital. Such contributions amounted to $4.0 million, $24.5 million, $41.9 million and $102.4 million in 1996, 1997 (pro forma), 1998, and the nine months ended September 30, 1999, respectively.

   Net cash used in operating activities in 1996, 1997 (pro forma), 1998 and the nine months ended September 30, 1999 was $2.6 million, $13.3 million, $10.9 million and $28.1 million, respectively. Net cash used for operating activities in each of these periods was primarily the result of operating losses and changes in working capital.

   Net cash used for investing activities in 1996, 1997 (pro forma), 1998 and the nine months ended September 30, 1999 was $1.4 million, $56.2 million, $31.0 million and $119.4 million, respectively. Net cash used for investing activities in each of these periods was primarily the result of capital expenditures for data center infrastructure, as well as leasehold improvements, furniture and fixtures and computers and other equipment. Additionally, in July of 1997, goodwill and other intangible assets were allocated to us for separate reporting purposes, and shown as a use of cash. Although we have plans to invest significantly in property and equipment, we have no material commitments for such items at this time.

   We anticipate we will have significant cash requirements for several years as we expand our data center capacity, increase our employee base to support our expanding operations and invest in our marketing organization. In addition, we expect to invest significantly in the purchase of property and equipment and for research and development, including funding the expenses associated with our research and development alliance with Microsoft and Compaq.

   Prior to the date of our initial public offering, our capital expenditures and operating expenses were principally funded by Intermedia. On August 4, 1999, we sold 11,500,000 shares of Class A Common Stock in our initial public offering. The net proceeds from the offering were approximately $179.2 million.

   On January 12, 2000, we sold 100,000 shares of our Series A Preferred Stock and warrants to purchase 1,065,000 shares of Class A Common Stock to Microsoft and a subsidiary of Compaq for aggregate gross proceeds of $100.0 million, of which $85.0 million was paid in cash and $15.0 million was paid in the form of equipment credits from Compaq. To the extent necessary to perform our obligations under our agreement with Compaq, the proceeds from the investment by a subsidiary of Compaq are committed to the development of a platform for the delivery of high-performance application hosting services, which will include capital expenditures and research and development expenditures. Therefore, we do not expect the proceeds of the investment by a subsidiary of Compaq to be available for general corporate purposes. We also intend to use the proceeds of the investment by Microsoft to fund this development project.

   The net proceeds of the initial public offering, the cash proceeds of the investments by Microsoft and Compaq and the net proceeds of this offering must be used to purchase Telecommunications Related Assets due to restrictions in Intermedia's debt instruments. Therefore, to provide for the funding of our operating expenses, we have made arrangements with Intermedia to sell to Intermedia certain Telecommunications Related Assets that are purchased by Digex with the net proceeds of these offerings. The assets are sold to Intermedia for cash at our cost. As of September 30, 1999, we had received approximately $19.5 million from Intermedia related to the sale of Telecommunications Related Assets. These proceeds were unrestricted and were used to fund our operating expenses. See "Use of Proceeds" and "Certain Relationships and Related Transactions--Sale of Telecommunications Related Assets to Intermedia."

   Cash payments for capital assets for the nine months ended September 30, 1999 were approximately $119.4 million. As more fully discussed in the footnotes to the financial statements, Digex was capitalized by Intermedia's contribution of assets and certain liabilities amounting to approximately $115.1 million on April 30, 1999. Additionally, beginning May 1, 1999 and through the date of the initial public offering, Intermedia contributed additional capital of $48.1 million to Digex, principally by way of contributions of telecommunications assets. Finally, Intermedia assigned two capital leases for data centers with a value of $17.1 million to Digex in the second quarter of 1999.

   We expect to continue experiencing negative cash flow from operating and investing activities due to our plans for expansion and the growth of our business. Subject to the limitations discussed under the caption "Use of Proceeds," we believe that with the proceeds from this offering we will have sufficient capital to sustain our current operations and capital expenditure plans into the first half of 2001. We intend to continue to seek funding from external sources to meet our cash needs subsequent to that date. There can be no assurance that such funding will be available on terms satisfactory to us. Alternatively, Intermedia may be able to advance funds to us to meet our requirements, but it has no obligation to do so.

   In addition, although Intermedia has advised us that it intends to use most of the proceeds from its sale of shares in this offering to reduce its outstanding debt, Intermedia is and will continue to be highly leveraged. At September 30, 1999, Intermedia had outstanding approximately $3.1 billion of debt and other liabilities including trade payables, and a total of approximately $901.8 million of obligations with respect to four outstanding series of preferred stock. In addition, Intermedia recently borrowed $50.0 million under its $100.0 million credit facility and announced its intent to increase the size of its credit facility to $400.0 million. Intermedia's level of debt will require it to dedicate a substantial portion of its future cash flow from operations for payment of principal and interest on its debt, as well as dividends on and the redemption of its preferred stock. Historically, Intermedia has not generated sufficient cash flow to cover its operating and investing expenses. For the year ended December 31, 1999, Intermedia's earnings were insufficient to cover combined fixed charges and dividends on preferred stock. Because of the restrictions in the Intermedia indentures, Intermedia has only a limited amount of cash that may be used to fund working capital and operating losses. Consequently, Intermedia may not be able to provide us with a source of funds for our working capital or operating losses.

   An affiliate of Kohlberg Kravis Roberts & Co. has recently agreed to make a $200.0 million equity investment in Intermedia. However, the closing of this transaction is subject to customary conditions including the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. We can not assure you this transaction will be completed. If the equity investment by the affiliate of Kohlberg Kravis

Roberts & Co. is consummated, the proceeds of that equity investment may be used by Intermedia, at its discretion, to fund our working capital and operating losses. This offering is not contingent on the closing of the investment in Intermedia by the affiliate of Kohlberg Kravis Roberts & Co.

Impact of Year 2000

   The Year 2000 issue is the result of computer-controlled systems using two digits rather than four to define the applicable year. For example, computer programs that have time-sensitive software may recognize a date ending in "00" as the year 1900 rather than the year 2000. This could result in system failure or miscalculations causing disruptions of operations including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities. To ensure that our computer systems and applications function properly in 2000, through Intermedia, we have implemented a Year 2000 program. To date, we have not experienced any significant Year 2000 problems.

Costs

   We have tracked Year 2000 costs on a company-wide basis by segregating our internal and external costs and hardware and software costs. The internal costs are comprised of employee hours, and external costs are comprised of outside consultant costs.

   The costs presented below do not include system upgrades that would otherwise result as part of our capital expenditure program. The estimated costs for the fourth quarter of 1999 are based on management's best estimates.

   A summary of historical and estimated costs for the Year 2000 project are listed below (in millions):

                                                              External Internal
                                                              -------- --------
   Historical through September 30, 1999.....................   $1.0     $0.5
   Estimated additional expenditures for remainder of 1999...    1.8      0.8
                                                                ----     ----
     Total...................................................   $2.8     $1.3

                                                              Software/Hardware
                                                              -----------------
   Historical through September 30, 1999.....................       $0.1
   Estimated additional expenditures for remainder of 1999...        0.5
                                                                    ----
     Total...................................................       $0.6

   We urge you to read "Risk Factors--We could lose revenues and our reputation may be damaged if our systems or those of our customers or our suppliers are not Year 2000 compliant."

Quantitative and Qualitative Disclosure About Market Risk

   While our long-term debt bears fixed interest rates, the fair market value of our fixed rate long-term debt is sensitive to changes in interest rates. We run the risk that market rates will decline and the required payments will exceed those based on current market rates. Under our current risk management policies, we do not use interest rate derivative instruments to manage our exposure to interest rate changes.

                                    BUSINESS

Overview

   Digex is a leading provider of managed Web hosting services to businesses operating mission-critical, multi-functional Web sites. In addition, Digex offers Web hosting services to the rapidly growing number of application service providers, enabling them to more efficiently deliver their application services to their customers over the Internet. We also offer related value-added services, such as firewall management, stress testing and consulting services, including capacity and migration planning and database optimization. From major corporations to Internet start-ups, our customers leverage our services to rapidly and cost-effectively deploy secure and reliable business solutions including on-line banking, on-line procurement and electronic retailing. Our services include providing the computer hardware, software, network technology, and systems management necessary to offer our customers comprehensive outsourced Web site and application hosting solutions.

   We believe our singular focus on delivering mission-critical Web site and application hosting solutions has been the major contributor to our growth. Digex currently serves over 550 customers, including American Century Investments, Forbes, J. Crew, Kraft, Publishers Clearing House and Universal Studios. We operate two state-of-the-art data centers strategically positioned on the east and west coasts of the United States. We own and manage approximately 2,000 Windows NT and UNIX-based servers in these data centers. Our revenues grew at a compounded annual growth rate of 184% between 1996 and 1998, from $2.8 million in 1996 to $22.6 million in 1998. Our revenues for the nine months ended September 30, 1999 were $38.1 million.

   The following are among the key factors that we believe will continue to drive our growth:

  . the ability to facilitate the rapid, cost-efficient implementation and expansion of customers' Web site initiatives;

  . an operating platform designed to allow us to scale our operations to achieve higher revenues, lower marginal unit costs and increased operating margins;

  . strong alliances with Microsoft and Compaq, each of whom have recently invested in Digex;

  . strong working relationships with other technology leaders including Sun Microsystems, Akamai, Netscape and Cisco Systems;

  . an experienced management team and technical experts, who in the aggregate hold over 200 technical certifications from leading companies such as Cisco Systems, Microsoft and Sun Microsystems;

  . a highly skilled research and development organization dedicated to identifying the best available tools, technologies and processes;

  .  a growing, geographically distributed sales force; and

  . a network of over 120 business alliances which provide complementary design, development and integration services for our customers and which represent a significant source of new customer referrals for Digex.

   We believe we have established a reputation for reliable service, prompt deployment and quality customer service. To meet our customers' evolving requirements, we continuously seek to identify, test and utilize the best available technologies and processes. Scalability is a central element of our operating strategy. Our architecture was specifically designed to facilitate the rapid, cost-efficient implementation and expansion of customers' Web hosting initiatives.

   In January 2000, Microsoft and a subsidiary of Compaq made a $100.0 million equity investment in our company, of which $85.0 million was paid in cash and $15.0 million was paid in the form of equipment credits from Compaq. We also entered into strategic development agreements and joint marketing arrangements with both companies.

   Digex and Microsoft will work together to advance Digex's capabilities to more rapidly install, manage and upgrade large numbers of Microsoft Windows-based servers for Web site and application hosting.

   Digex and Compaq will work jointly to streamline the order, delivery and installation of Compaq's server hardware and storage devices. Digex has agreed to use Compaq's server hardware and attached storage exclusively for a period of 18-months for all customer implementations using a Microsoft platform, provided the equipment meets agreed performance, cost and service delivery requirements.

   In addition, we work closely with Sun Microsystems to provide our customers with expertise on the UNIX platform. In January 2000, we were one of the first service providers to complete SunTone certification for our services, demonstrating our continued leadership in the UNIX marketplace.

Industry Background

 Introduction

   Use of the Internet, including intranets and extranets, has grown rapidly in recent years. This growth has been driven by a number of factors, including the large and growing installed base of personal computers, improvements in network architectures, increasing numbers of network-enabled applications, the emergence of compelling content and commerce-enabling technologies, and easier, faster and cheaper Internet access. As a result of this growing use, the Internet has become an important new global communications and commerce medium. The Internet represents an opportunity for enterprises to interact in new and different ways with both existing and prospective customers, employees, suppliers and partners. Enterprises are responding to this opportunity by substantially increasing their investment in Internet sites and services.

   Over the last few years, enterprises that focus solely on distributing products and services over the Internet have emerged and, more recently, mainstream businesses have begun to implement Web sites to complement traditional business models and applications. Among the various factors which continue to attract these businesses to the Internet is the transformation of Web sites from being primarily text-based and informational to becoming interactive, multimedia-enabled and transaction oriented. New technologies and development tools have also led to the Web-enabling of traditional business functions and applications such as customer service, procurement, human resource management and sales force automation. Internet operations and applications are mission-critical for virtually all Web-centric companies and are becoming increasingly mission-critical for many mainstream enterprises. At the same time, these operations and applications are becoming more complex and challenging to operate. Ensuring the quality, reliability, and availability of these Internet operations typically requires substantial investments in developing Internet expertise and infrastructures. However, such a continuing significant investment of resources is often an inefficient use of an enterprise's limited resources. As a result, businesses are increasingly seeking collaborative outsourcing arrangements that can increase performance, provide continuous operation of their Internet solutions, and reduce Internet operating expenses.

   According to Forrester Research, 44% of the 50 Fortune 1000 firms they surveyed have outsourced the management of their Web sites. Forrester reports that companies outsource Web site management primarily for the following reasons:

  .  scarcity of technical skills;

  .  performance;

  .  speed of implementation; and

  .  security.

   We believe additional benefits of outsourcing the management of a complex Web site include lower total costs, higher service level guarantees and reduced risk of technology obsolescence.

 Emergence of Web Hosting Service Providers

   In order to establish a high quality, reliable Web site or to run a Web-based application on the Internet, businesses must, among other things, procure and integrate sophisticated hardware and software, hire and retain an operations support staff, develop application specific technical skills, and have access to a secure, fault-tolerant physical location and redundant Internet connectivity. While it is possible for a business to assemble all of these elements in-house, many companies elect to outsource all or a portion of their Web-site operations to companies offering Web hosting services. Web hosting companies, in general, provide various infrastructure-related services, including secure, monitored data centers, uninterrupted power supply and high-speed network connectivity. We categorize the market for outsourced Web hosting services into the following:

  . Shared Hosting: customers share server hardware, software and bandwidth with other customers. Shared hosting provides a price competitive entry point for individuals and businesses desiring a simple Web site.

  . Collocation Hosting: customers own their hardware, software and network equipment, which is housed at the Web site hosting company's facilities. The customers retain responsibility for the installation, management, upgrading and security of their Web sites. While collocation requires the customer to assume the majority of the responsibilities for the operation of its Web site, collocation has been and remains an attractive option for Web-centric companies with advanced in-house Internet expertise.

  . Dedicated Hosting: customers are provided a complete managed Web site hosting solution. Unlike collocation, the service provider supplies the hardware, software, network equipment and support necessary to run the Web site. In addition, dedicated hosting often includes value-added services such as firewall management, stress testing and consulting services. As Web sites have become more complex, even large and technically astute businesses have found Internet technologies and solutions a challenge to manage. For such companies, including many Fortune 2000 companies, dedicated Web site hosting has become a preferred alternative.

  . Application Hosting: Application service providers deliver Web-enabled business applications to their end-users over the Internet, supporting such common business processes as customer service, procurement, human resource management and sales force automation. Often, an application service provider partners with a dedicated hosting provider to bundle the services of dedicated web hosting - known as "application hosting" when targeted at this market - with their application services and support. Through this partnership, the application service provider typically experiences numerous benefits, including faster time-to-market, access to advanced application skills and significantly lower costs of operations.

   A variety of companies, such as ISPs and large systems integrators, offer products and services that attempt to address enterprises' Internet outsourcing needs. However, we believe the solutions offered by these companies fail to address certain elements required to ensure that customers' mission-critical Internet operations are reliable, scalable and responsive. ISPs have traditionally focused on providing Internet access and many have not developed the technical expertise and physical resources to support mission-critical Web sites and applications. In addition, many large systems integrators focus primarily on large enterprises and traditional information technologies. These firms often lack the network and Internet expertise required to provide mission-critical solutions. As a result, we believe a significant opportunity exists for a highly-focused company to provide a combination of complex Web site hosting, outsourced applications management and professional consulting services that enable businesses to implement reliable, high performance and cost effective mission-critical Internet solutions.

The Digex Solution

   We focus primarily on providing dedicated Web site and application hosting services. Our core competency is developing and managing mission-critical Web solutions for Fortune 2000 companies, Web-centric businesses and application service providers. We believe we are uniquely positioned to assist such businesses in optimizing the potential of the Internet and their Internet-related applications by providing our customers with the following key advantages:

   A Comprehensive Suite of Web Site and Application Hosting Services. We provide a suite of services that enable companies to conduct business on the Internet. Using a large, multi-specialized technical staff of certified engineers, and through the security and reliability of our state-of-the-art data centers, we provide the services and expertise necessary to ensure secure, scalable, high-performance operation of mission-critical Web sites and applications 24 hours a day. These services include:

  . Management services such as operating and supporting Windows NT and UNIX-based dedicated servers and intelligent networking services such as load balancing and network caching;

  . Enterprise services such as firewall management, stress testing, customized Web site activity reporting, and enhanced security services; and

  . Consulting services including capacity planning, disaster recovery planning, migration planning and database optimization.

   As part of our services, we provide the installation and maintenance of industry-leading hardware and software, core technical expertise, high-volume backup and recovery systems and 24 hour a day monitoring by our Server Operations Center ("SOC").

   High-Performance Internet and Private Network Connectivity. We provide high performance network connectivity services for our customers' Web sites as well as direct private networking options for secure "back-end" network connections to private corporate networks and information systems. Through our network services agreement with Intermedia, we offer superior Internet connectivity that provides the following direct benefits to customers:

  . connectivity to a diversely redundant high-speed national network via Intermedia, a tier-one ISP;

  . use of all of Intermedia's public and private peering relationships, permitting direct exchange of traffic with a significantly large number of carriers and ISPs;

  . use of all of Intermedia's regional direct connections to major ISPs, dial-up carriers and content service providers; and

  .  service level agreements guaranteeing high availability and performance.

   In addition to the Internet connectivity available through Intermedia's backbone, we provide diversified connectivity from our data centers to other major Internet backbones. We are also actively establishing and maintaining our own public and private peering arrangements.

   In addition, Digex offers a broad array of intelligent networking services including products and services from Akamai and Cisco Systems.

   Responsive Customer Care and Technical Support. We strive to provide superior customer service. This includes providing customers with 24-hour a day direct access to a staff of over 300 customer care and technical support personnel and our use of a variety of proactive monitoring services from our state-of-the-art SOC, which allows us to anticipate potential problems or rapidly identify and remedy service interruptions. We believe this level of customer support significantly differentiates Digex in the marketplace.

   At our SOC, we monitor and report on the health of servers, software, networks, and security devices managed by us. The SOC uses a variety of technologies and tools to monitor specific network devices, such as routers, switches and load balancing equipment. The SOC oversees a large number of server resources, such as CPU, system processes, log files, TCP ports and disk space, and security devices, such as firewalls.

   Secure, Fault-Tolerant Data Centers. Our data centers have been engineered to meet the highest expectations of our most demanding customers across our target markets, including the particularly stringent requirements of the financial industry.

   Our data centers contain multiple, freestanding computer rooms to provide containment and isolation. Separate mechanical rooms adjacent to each computer room house cooling and mechanical equipment, eliminating the possible introduction of liquid into the computer room from equipment leakage. We use redundant uninterruptible power supply systems and redundant diesel generators to ensure that the power system is capable of maintaining power to the data center in the event of any component failure. State-of-the-art physical security has been implemented through tightly controlled security zones requiring both card and biometric identification. Over 100 surveillance cameras record movement through the data centers and security guards provide real-time visibility. Cooling and environmental controls for each data center are designed to monitor and ensure proper temperature and humidity levels. Finally, all telecommunications connections enter the data centers through multiple points from diverse service arrangements to ensure continued operation of service without degradation in the unlikely event of a cable cut or local carrier network outage.

   Predictable Monthly Fees. We provide our services for predictable monthly fees, enabling our customers to accurately budget costs for Web site hosting services. These fees are typically contracted as part of one, two or three-year agreements. These agreements often provide service level guarantees and permit technology upgrades at any time during the life of a contract.

Digex Strategy

   Our objective is to maintain our leadership position in the industry and continue to shape and lead the global market for hosting complex Web sites and applications. We intend to accomplish this by delivering secure, scalable, high-performance Web site and application hosting solutions. Our business strategy focuses on the following:

   Expand Our Premier Web Hosting Capabilities. We have recently expanded the capacity of our east and west coast data centers. In addition, we are actively seeking international expansion opportunities. We intend to continue to add data center capacity over the next five years as justified by customer demand. We believe our ability to readily grow and scale our operations while simultaneously maintaining the highest service levels will allow us to continue to attain higher revenues, lower marginal unit costs and higher operating margins. The following are among the key initiatives we have instituted to maintain the quality and scalability of our operations:

  . We have formed alliances with leading technology companies. These alliances help facilitate continuous innovation particularly in the areas of Web solution scalability, serviceability and rapid deployment. In January 2000, Microsoft and a subsidiary of Compaq invested $100 million in Digex, of which $85.0 million was paid in cash and $15.0 million was paid in the form of equipment credits from Compaq. We also entered into strategic development agreements with both companies to advance Digex's capabilities to more rapidly install, manage and upgrade large numbers of Microsoft Windows-based servers and to streamline the order, delivery and installation of Compaq hardware and storage devices. In January 2000, we were one of the first service providers to receive SunTone certification for our services, demonstrating our continued leadership in the UNIX marketplace.

  . We have designed an innovative architecture, called the Distributed Internet Server Array ("DISA"), to facilitate Web site operating scalability. DISA unifies interrelated layers of hardware and software around industry standard solutions. Our customers are strongly encouraged to adopt the DISA architecture in implementing their Web initiatives. The consistency and reliability afforded by our DISA architecture facilitates rapid and cost-efficient implementation of our customers' Web hosting initiatives. Other Web hosting companies typically have opted not to standardize their operating architectures. The resulting multiple architectures significantly complicate and limit the flexibility of their operations.

  . Our technical staff includes over 40 Microsoft certified engineers, as well as technical experts certified by Cisco Systems and Sun Microsystems. We believe this makes our technical staff among the most highly skilled and trained in the Web hosting industry. Based on comments by our customers, we believe our technical staff affords us a competitive advantage and has been instrumental in attracting many of our Fortune 2000 customers. In addition, we believe the depth and scope of our staff's technical skill base is essential to our ability to maintain our high quality service levels. To attract and retain these individuals, we offer competitive financial incentives, including stock options, in-house and external training programs, and the opportunity to work with cutting-edge technology.

   Develop Next Generation Service Offerings. As the underlying technology and functionality of Web-based products evolve, we believe customers will continuously demand new service offerings. We believe the depth of our Web site management skills positions Digex to be a leading provider of next generation Web site and application hosting services. The following are among the new service initiatives we are currently pursuing:

  . Support for Leading Applications and Databases. We have developed expertise in several of the leading software applications and databases used by many of today's business oriented Web sites. Over the past six months, Digex has begun to support Lotus Domino and the Oracle 8i database. We intend to continue to add new Web site applications and databases to the list of software that we support.

  . Value-added, Recurring Services. We have developed various value-added services, which we believe significantly enhance the availability and effectiveness of our customers' Web sites. Examples of these services are testing, security, database, reporting and intranet service offerings. In 1999, Digex added expanded reporting and monthly security scanning and analysis services. We intend to continue developing services that improve the effectiveness of Web sites and optimize their performance.

  . Enable the Emerging Application Service Provider Market. We believe that we are well positioned to capitalize on the growth of the application hosting segment of the Web hosting market by leveraging our experience and technical expertise in efficiently deploying, managing, and scaling Web hosting solutions. Digex intends to develop new services, complementary to its suite of existing Web site hosting services, which will enable application service providers to rapidly and cost effectively deliver business applications to their customers' desktops over the Internet. While the early phase of this emerging application hosting market has been dominated by traditional software applications, we believe a substantial number of new business process software products designed for the Internet environment, and consequently a large number of new application service providers, will begin to emerge in 2000. Forrester research, for example, predicts that the market for hosted business applications will increase to $11.3 billion in 2003. We intend to work with the various software developers, systems integrators, and information technology firms that are evolving into application service providers by providing their managed hosting services.

   Expand Capabilities Through Selective Strategic Alliances and Acquisitions. We currently have business alliances with over 120 Web design and development companies and interactive media agencies. These businesses typically partner with Digex because our high quality services support and augment, rather than compete with, their own product and service offerings. Together with our business partners, we can provide our customers with end-to-end Web site solutions. In 1998, we created the Digex e-Link Partner Program(TM), which continues to attract leading interactive media and Web development companies such as Agency.com, OrderTrust and US Interactive. In addition, in December 1999, we launched the Digex app-Link Partner Program(TM) in order to expand our alliances to include systems integrators, value-added resellers and consultants who offer application services to customers over the Internet. Our partnership programs provide a valuable, cost-effective channel for marketing our services as well as a highly productive customer referral source. In addition, we may seek to opportunistically acquire companies which we believe will enable us to cost-effectively augment our existing products and services, technology, infrastructure, skill set, geographic presence or customer base.

Digex Services

   We offer a full range of complementary value-added services designed to satisfy the rapidly evolving requirements of complex Web sites. Our services include the following:

  .Managed Hosting Services;

  .Enterprise Services; and

  .Consulting Services.

 Managed Hosting Services

   Dedicated Web Site and Application Hosting Services. We offer dedicated Web site and application hosting services designed to enable reliable, scalable, mission-critical Web solutions. We operate both Windows and UNIX-based servers exclusively using hardware from Compaq and Sun Microsystems. By standardizing around the hardware produced by these two vendors, we are able to quickly, easily and cost-effectively upgrade, configure and implement the new hardware necessary to accommodate our customers' growing needs for higher computing speeds and capacity. We offer a number of services to dedicated Web site management customers and application service providers to ensure ease of implementation, security, performance and scalability. We offer a comprehensive package featuring our core managed hosting services under the Digex SmartServicesSM brand. Digex SmartServicesSM include:

  . installation and maintenance of Web sites and applications on industry leading server hardware and storage systems, from Compaq or Sun Microsystems;

  . installation and maintenance of Microsoft Windows NT or Microsoft Windows
    2000 and/or the Sun Solaris UNIX operating system tested and configured by Digex to ensure optimal Internet performance and security;

  . unlimited help desk support available 24 hours a day with access to certified technical professionals;

  . continuous server and network monitoring services;

  . substantial inventory of parts on-site for rapid upgrading and maintenance of hardware and software;

  . industry and vendor security alerts and maintenance;

  . backup and recovery of system information, user information and customer content to ensure protection against data loss from disaster, hardware failure, or administrative errors; and

  . secure remote administration capabilities for easy and ubiquitous remote management.

   Intelligent Networking. We offer a variety of intelligent networking services to our customers. These services include load balancing and geographical distribution of network traffic using Cisco Systems technology and high-performance delivery of Internet content using the Akamai network and technology. We expect demand for these products to increase as more customers move to multiple server and higher bandwidth solutions.

   Private Networking. Our private networking services are primarily used to securely connect a customer's Web site at Digex to their private corporate network or information system. Today, Digex offers a private IP connectivity service and Intermedia's frame relay service.

 Enterprise Services

   Our enterprise services help companies deploy and maintain effective Web sites. We believe these value-added, repeatable services will become increasingly important to our customers as they look to ensure a higher level of Web site availability, security and reporting. Our enterprise services include the following:

   Testing Services. Our testing services aim to identify problems that could degrade the expected performance and availability of a customer's Web site. For example, our stress testing services simulate users accessing a Web site to provide information for isolating problems, optimizing performance and accelerating the deployment of Web sites.

   Reporting Services. Our reporting services are designed to provide timely, reliable information about user activity on a customer's Web site. Businesses can use these reports to assess the effectiveness of their Web sites and to increase their knowledge of the preferences, habits and demographic characteristics of their Web site visitors. For example, we offer a custom Web site usage reporting service to help improve Web server performance for our customers by off-loading the usage reporting processing to a powerful server designed specifically for reporting.

   Security Services. Our security services are designed to ensure the security of a customer's Web site or an application service provider's applications. In December 1999 we introduced monthly security scanning and vulnerability assessment services to provide our customers with a higher level of protection and assurance. Other security services offered today include managed firewalls, encryption software, and authentication devices.

   Database Services. Our database services provide the installation, configuration, maintenance and support of leading databases. Today, we provide enhanced database services for Microsoft SQL Server and Oracle 8i database technology.

 Consulting Services

   Our consulting services provide customized assistance to customers with unique architecture, deployment or maintenance requirements. These services include high-availability design, performance tuning, site architecture assessment, migration planning, capacity planning, disaster recovery planning and database optimization. Our consulting services typically assist customers with limited resources or who lack Internet and technical expertise. Our consulting engagements typically range from a few hours to a few weeks depending on the complexity and volume of the services needed. We believe our consulting services will play an increasingly important role in supporting the implementation and maintenance of complex Web sites and Web-based applications.

Customers

   We have a large and diverse customer base ranging from Fortune 50 companies to small and medium size businesses that rely heavily on the Internet. Our customers are primarily located within the United States. We serve over 550 customers, covering most major industries. Our customer contracts typically range in duration from one to three years. Our customers include the following well-known companies:

                                   Media and
Financial Services and Insurance  Entertainment             Manufacturing           Retail and Distribution
--------------------------------  -------------             -------------           -----------------------
American Century                  BBC America               Kraft Foods             American Eagle Outfitters
 Investments                      The Economist             Liz Claiborne           Authentic Fitness
Ernst & Young LLP                 Edmund's                  Nissan                  Campmor
LendingTree                       Forbes                    Sara Lee Corporation    J. Crew
Northwestern Mutual               Miller Freeman                                    Philip Morris
 Life Insurance                   Publishers Clearing House                         W.W. Grainger
Progressive Insurance             Universal Studios
 Companies
                                  Technology and
Government                        Communications            Healthcare              Travel & Hospitality
----------                        --------------            ----------              --------------------
U.S. Department of                Compaq                    Association of American Budget Rent-A-Car
 Agriculture                      Microsoft                  Medical Colleges       The Travel Company
                                                            Bally Total Fitness
                                                            Claimsnet
                                                            DuPont Pharmaceuticals

   In the past few years, our growth has come from new customers, as well as existing customers whose Web sites have become increasingly more strategic to their overall business goals and objectives.

   In addition, an increasing number of our customers are application service providers, commonly referred to as ASPs, who use our hosting services to deliver their applications to their customers. Our application service provider clients include:

   ASP Client   Hosted Application
   ----------   ------------------
   Encentris     -- customer relationship management application
   Continuity    -- project management application
   Celarix       -- global logistics management application
   Pandesic      -- e-commerce application
   Quick Arrow   -- consulting and professional services office management application

Sales and Marketing

   Our sales objective is to achieve broad market penetration by focusing on market segments that, we believe, have both a high propensity to outsource and to deploy complex, mission-critical Web sites. We sell our services directly through a highly skilled professional sales force and receive referrals through an extensive network of business partners.

   Direct Sales. As of September 30, 1999, our direct sales force consisted of over 65 experienced, quota-bearing sales representatives. We have organized the sales force into three units: major accounts, mid-market/Web-centric, and alternate channel. The major accounts unit focuses on Fortune 2000 companies. The mid-market/Web-centric unit addresses the large and growing number of mid-size businesses requiring mission-critical hosting services. Our alternate channel sales group works closely with our extensive network of business alliance partners, which includes systems integrators, Web site developers and application service providers. Supporting each of these units is a site engineering team that provides pre-sales technical support, including requirements gathering, configuration support, site architecture, and project management.

   Business Alliance Partners--The Digex e-Link Partner Program(TM) and Digex app-Link Partner Program(TM). In 1998, we created the Digex e-Link Partner Program(TM) which, we believe, has attracted some of the leading interactive media and Web site development companies to partner with Digex. To date, our business partners include companies such as Agency.com, OrderTrust and US Interactive. We currently have over 120 business alliances that are a significant source of sales leads and opportunities. These business partners include Web site developers, Web site designers, interactive and new media agencies, and systems integrators. We collaborate, instead of compete, with our partners and complement each other's skills in an effort to bring the best overall solution to our customers. Typically, in these collaborative relationships, we focus on Web site hosting, while our strategic partners concentrate on Web site design, development and systems integration.

   In November 1999, we launched our second comprehensive partner program, the Digex app-Link Partner Program(TM). The Digex app-Link Partner Program(TM) targets application service providers, including consultants, systems integrators and software developers. We currently host Web-based applications for a variety of application service providers who specialize in providing a broad range of Web-based business solutions.

   Marketing. Our marketing organization is responsible for building Digex's brand awareness, identifying key target markets and developing innovative programs to communicate Digex's products and services to the marketplace. Another objective of our marketing efforts is to stimulate the demand for Digex services through a broad range of marketing communications and public relations activities. Our primary communication vehicles include advertising, trade shows, direct response programs, event sponsorship, the Digex Web sites and the distribution channels of our technology vendors such as Microsoft, Compaq and Sun Microsystems. Through our alliances with Microsoft and Compaq, we intend to develop joint marketing activities promoting Windows-based solutions to Web site and application service provider customers.

Data Center Infrastructure

   We presently operate highly secure, fault-tolerant data centers specifically designed for the non-stop 24-hour a day hosting of Web sites and Web-based applications. Our east coast data center is strategically located near major network access points in the Washington, D.C. metropolitan area. Our west coast data center is situated near the western network access points and the headquarters of many of our strategic technology providers. We recently expanded our total data center capacity and expect to add additional data center capacity over the next five years as appropriate to meet anticipated customer and market demand.

   Our data centers combine the predictability and control of traditional mainframe-based data centers with the network access and capacity required for today's Internet-based computing. Our data centers are designed to provide consistently high service levels while permitting customers to rapidly deploy new and strategic applications without substantially increasing cost or incurring risk.

   The physical infrastructure and security controls of our data centers have been designed to support rigorous requirements for secure data storage and processing. Specifically, our data centers offer the following major physical benefits to our customers:

  .  state-of-the-art physical security;

  .  multi-redundant mechanics, utilities and environmental controls;

  .  high-performance multi-network points of presence (WebPOPs); and

  .  fully-integrated customer work areas.

   State-of-the-art physical security. Our data centers include multiple separate computer rooms offering customers a high degree of containment and isolation from accidents or disasters occurring within or outside of each data center. Physical security has been implemented through tightly controlled security zones requiring both access card and biometric identification. Each data center has five security zones that require separate access levels to gain entry. Our highest security zones include computer rooms physically constructed as a building-within-a-building, with fire suppression and other controls separate from the remainder of the data center. Fencing above the ceiling and below the raised floor isolate each security zone. Over 100 surveillance cameras record movement through the data centers and security guards provide real-time visibility. Our cooling towers are surrounded by security fences and monitored by cameras. Our dual 20,000 gallon diesel fuel tanks are safely buried underground.

   Multi-redundant mechanics, utilities and environmental controls. Within each data center, separate mechanical rooms exist adjacent to each computer room. These mechanical rooms house all cooling and mechanical equipment, eliminating the possible introduction of liquid into the computer rooms from equipment leakage. We use redundant uninterruptible power supply systems and redundant diesel generators, to ensure the power system is capable of maintaining power to the data center in the event of any component failure. Cooling and environmental controls for each data center are designed to monitor and ensure proper temperature and humidity.

   High-performance WebPOPs. Our data centers include physically separated WebPOPs, which are network points of presence within our data centers. These WebPOPs provide high-performance, reliable networking connectivity to multiple national Internet backbone carriers for our customers. Telecommunications circuits enter the data centers through multiple points from diverse service providers. Multiple points of presence ensure continued operation of service without degradation in the unlikely event of a cable cut or local carrier network outage.

   Fully integrated customer work areas. Our data centers include separate, private customer work areas. These work areas are isolated from the security zones that house our servers, permitting customers to work on-site as necessary. These work areas provide computing and personal resources, such as customer breakrooms and wash areas.

Competition

   The market served by Digex is highly competitive. There are few substantial barriers to entry, and we expect to face additional competition from existing competitors and new market entrants in the future. The principal competitive factors in this market include:

  .  quality of services and scalability of infrastructure;

  . network capacity, reliability, security and adaptability to new technologies;

  .  Internet system engineering expertise;

  .  quality of customer service and support;

  .  relationships with marketing partners and vendors;

  .  number and geographic presence of sales and technical support personnel;

  .  variety of services offered;

  .  price;

  .  product innovation;

  .  financial resources; and

  .  brand name.

   Our current and potential competitors in the market include:

  .  Web hosting service providers;

  .  local, regional, national and international ISPs;

  . local, regional, national and international telecommunications companies; and

  .  large information technology outsourcing firms.

   Our competitors may operate in one or more of these areas and include companies such as AT&T, Cable & Wireless, Concentric Network, Data Return, EDS, Exodus Communications, Frontier/GlobalCenter, Globix, GTE, IBM, Intel, Level 3 Communications, MCI WorldCom, Navisite, PSINet, Qwest Communications International, and USinternetworking.

   We believe our experience and reputation for delivering high quality, complex Web site and application hosting services differentiates us from our key competitors. We focus on our core competency of Web site and application hosting as opposed to offering hosting as a complement to a wide range of communication services. We believe we have defined and offer the industry's most complete set of functions required to configure, engineer, implement and maintain complex, transactional Web sites and applications. We believe our DISA architecture, data centers, and technical team distinguish us from our competition and enable us to provide among the highest quality end-to-end complex Web site and application hosting solutions.

Intellectual Property Rights

   We rely on a combination of copyright, trademark, service mark and trade secret laws and contractual restrictions to establish and protect certain proprietary rights in our data, applications and services. We have no patented technology that would bar competitors from our market. We also rely on certain technologies we license from third parties, such as Microsoft, Netscape and Micromuse. There can be no assurance these third-party technology licenses will continue to be available to us on commercially reasonable terms. The loss of such technology could require us to obtain substitute technology of lower quality or performance standards or at greater cost, which could harm our business. However, other than our trademarks and service marks, we do not believe that the loss of any particular one of our intellectual property rights would harm our business.

Government Regulation

   We are not currently subject to direct federal, state or local government regulation, other than regulations applicable to businesses generally. There is currently only a small body of laws and regulations directly applicable to access to or commerce on the Internet.

   In October 1998, Congress enacted the Digital Millennium Copyright Act, which includes a limitation on liability of on-line service providers for copyright infringement for transmitting, routing, or providing connections, transient storage, caching or storage at the direction of a user. This limitation on liability applies if the service provider had no actual knowledge or awareness that the transmitted or stored material was infringing and if certain other conditions are met. Since this law is relatively new, we are unsure of how it will be applied to limit any liability we may face in the future for any possible copyright infringement or copyright-related issues. This law also requires ISPs to follow certain "notice and take-down" procedures in order to be able to take advantage of the limitation on liability. We have not yet implemented such procedures nor evaluated the cost of complying with them. However, our customers are subject to an acceptable use policy which prohibits them from posting, transmitting or storing material on or through any of our services which, in our sole judgment is (1) in violation of any local, state, federal or foreign law or regulation, (2) threatening, obscene, indecent or defamatory or that otherwise could adversely affect any individual, group or entity or (3) in violation of the intellectual property rights or other rights of any person. Although this policy is designed to promote the security, reliability and privacy of our systems and network, there is no assurance that our policy will accomplish this goal or shield us from liability under the Digital Millennium Copyright Act.

   Despite enactment of the Digital Millennium Copyright Act, the law relating to the liability of on-line services companies and Internet access providers for information carried on or disseminated through their networks remains largely unsettled. It is possible claims could be made against on-line services companies and Internet access providers under both United States and foreign law for defamation, obscenity, negligence, copyright or trademark infringement, or other theories based on the nature and content of the materials disseminated through their networks. Several private lawsuits seeking to impose such liability upon on-line services companies and Internet access providers are currently pending.

   Although the sections of the Communications Decency Act of 1996 that proposed to impose criminal penalties on anyone distributing indecent material to minors over the Internet were held to be unconstitutional by the U.S. Supreme Court, similar laws may be proposed, adopted and upheld. The nature of future legislation and the manner in which it may be interpreted and enforced cannot be fully determined and, therefore, legislation similar to the Communications Decency Act could subject us and/or our customers to potential liability, which in turn could harm our business. The adoption of any of these types of laws or regulations might decrease the growth of the Internet, which in turn could decrease the demand for our services or increase our cost of doing business or in some other manner harm our business.

   Due to the increasing popularity and use of the Internet, it is likely a number of additional laws and regulations may be adopted at the federal, state and local levels with respect to the Internet, covering issues such as user privacy, freedom of expression, pricing, characteristics and quality of products and services, taxation, advertising, intellectual property rights, information security and the convergence of traditional telecommunications services with Internet communications. The adoption of any such laws or regulations might decrease the growth of the Internet, which in turn could decrease the demand for our services or increase the cost of doing business or in some other manner harm our business. In addition, applicability to the Internet of existing laws governing issues such as property ownership, copyrights and other intellectual property issues, taxation, libel, obscenity and personal privacy is uncertain. The vast majority of such laws were adopted prior to the advent of the Internet and related technologies and, as a result, do not contemplate or address the unique issues of the Internet and related technologies.

Employees

   As of January 1, 2000, we employed approximately 595 full-time employees. None of our employees are covered by a collective bargaining agreement. We believe that our employee relations are good.

Properties

   We currently lease office space for our corporate headquarters in Beltsville, Maryland. We lease additional space in Beltsville for our administrative offices and regional sales office. We recently expanded our east coast data center in Beltsville and our west coast data center in northern California.We believe that our properties are adequate and suitable for their intended purposes.

Legal Proceedings

   We do not believe there are any pending or threatened legal proceedings that, if adversely determined, would have a material adverse effect on us.

                                   MANAGEMENT

   The following sets forth the name, age and position within Digex of our current directors and executive officers:

Name                     Age                            Position
----                     ---                            --------
David C. Ruberg.........  53 Chairman of the Board

Mark K. Shull...........  43 Director, President and Chief Executive Officer

Nancy G. Faigen.........  42 President, Sales and Service Delivery Group

Rebecca Ward............  35 President, Product Management, Engineering and Marketing Group

Bryan T. Gernert........  32 Senior Vice President, Sales, Distribution and Client Services

Timothy M. Adams........  40 Chief Financial Officer

Marthe S. Lattinville-
 Pace...................  46 Vice President, Human Resources

Robert B. Patrick.......  27 Vice President, Marketing

John C. Baker...........  50 Director

Philip A. Campbell......  62 Director

Richard A. Jalkut.......  55 Director

George F. Knapp.........  67 Director

Robert M. Manning.......  40 Director

Jack E. Reich...........  48 Director

Executive Officers and Directors

   David C. Ruberg has served as Director and Chairman of the Board of Digex since April 1999. Mr. Ruberg has served as President, Chief Executive Officer and a Director of Intermedia since May 1993, and as Chairman of the Board of Intermedia since March 1994. From September 1991 to May 1993, he was an independent consultant to the computer and telecommunications industries. From 1989 to September 1991, Mr. Ruberg served as Vice President and General Manager of the Telecommunications Division and then of the Personal Computer/Systems Integration Division of Data General Corporation, a computer manufacturer. From 1984 to 1989, Mr. Ruberg served as a Vice President of TIE Communications, Inc., a manufacturer of telecommunications equipment. Mr. Ruberg received his B.A. in mathematics from Middlebury College and his M.S. in computer science from the University of Michigan.

   Mark K. Shull has served as President and Chief Executive Officer of Digex since July 1999. From January 1997 to June 1999, he served as Vice President and General Manager of the Web hosting and electronic commerce business unit of GTE Internetworking. From March 1995 to January 1997, prior to GTE Internetworking's acquisition of BBN Planet Corporation, he served as Vice President and General Manager of BBN Planet Corporation's Internet Business Solutions Group. From June 1994 to March 1995, he served as a Senior Consultant at EDS Management Consulting. Mr. Shull received his B.A. in public and international affairs from Princeton University, and holds a J.D. from Stanford Law School.

   Nancy G. Faigen has served as President of the Sales and Service Delivery Group of Digex since July 1999, and she served as President and Chief Executive Officer from December 1998 to June 1999. From January 1998 to November 1998, she served as Vice President of IBM e-business solutions, a business unit of IBM. From October 1996 to November 1998, she served as Vice President of Global Web Solutions of IBM. From November 1991 to October 1996, Ms. Faigen served in various managerial and executive positions at IBM, including Executive Assistant to the CEO and Director of Strategy and Business Unit Director of the Sales and Services Division. Ms. Faigen holds a B.A. in drama and fine arts from Dartmouth College.

   Rebecca Ward has served as President of the Product Management, Engineering and Marketing Group of Digex since July 1999. From March 1991 to June 1999, she held various management positions at GTE Internetworking and BBN Planet Corporation, prior to its acquisition by GTE Internetworking, including most recently Vice President of Product Management and Engineering of the Web hosting and electronic commerce business unit of GTE Internetworking. Ms. Ward holds a B.S. in computer technology from Northeastern University and an M.S. in computer science from Boston University.

   Bryan T. Gernert has served as Senior Vice President of Sales, Distribution and Client Services of Digex since July 1999. From April 1995 to June 1999, he held various other management positions at Digex, including Vice President of Sales, Consulting and Client Services, Vice President of Sales and Distribution, Sales Account Manager and Director of Sales. From January 1993 to April 1995, he served as National Sales Manager of Evergreen Information Technologies, Inc. From June 1989 to January 1993, he was Director of Acquisitions for RCI, Inc. Mr. Gernert holds a B.S. in business administration with a concentration in finance from the University of Delaware.

   Timothy M. Adams has served as Chief Financial Officer since January 2000. From April 1997 to December 1999, he held various management positions at GTE Internetworking and BBN Planet Corporation, prior to its acquisition by GTE Internetworking, including Vice President of Operations, Circuits Management, Vice President of Business Operations and Vice President of Finance. From May 1989 to April 1997, he held various financial positions with Trans National Group Services, including Chief Financial Officer of Trans National Communications from September 1995 to April 1997. Mr. Adams holds a B.S. in accounting from Murray State University, Murray, Kentucky and an M.B.A. from Boston University. Mr. Adams is also a certified public accountant. From June 1982 to May 1989 he held various positions in the audit and tax departments of Price Waterhouse LLP, a predecessor of PricewaterhouseCoopers LLP.

   Marthe S. Lattinville-Pace has served as Vice President of Human Resources of Digex since April 1999. From January 1999 to March 1999 she served as Vice President, Human Resources of ManorCare Realty. From April 1994 to March 1999, she served as Director Human Resources, Europe, India & the Middle East for Waters Corporation. She also served as Director Human Resources & Building Administration of NYNEX Mobile Communications, from 1992 to 1994. Mrs. Lattinville-Pace holds an M.B.A. from the Haute Etudes Commerciales of the University of Montreal, a Bachelor in industrial relations from University of Montreal and a psychology diploma from Old Montreal College.

   Robert B. Patrick has served as Vice President of Marketing of Digex since July 1999. From September 1998 to June 1999 he served as Vice President of Marketing and Product Development of Digex. He served as Director of Business Development for Digex from July 1997 through September 1998. He joined Digex in September 1996, as Manager of Technical Operations. From June 1993 to June 1996, he served as a Senior Consultant for Andersen Consulting. From October 1988 to June 1993, he served as a Senior Computer Specialist for the Federal Bureau of Investigation. Mr. Patrick holds a B.S. in management information systems from George Mason University.

   John C. Baker has served as Director of Digex since April 1999. He has served as Director of Intermedia since February 1988. Mr. Baker has been the President of Baker Capital Corp., a multi-national venture capital firm, since October 1995. He served as Senior Vice President of Patricof & Co. Ventures, Inc., a multi-national venture capital firm, from 1988 until September 1995.

   Philip A. Campbell has served as Director of Digex since April 1999. He has served as Director of Intermedia since September 1996. Mr. Campbell retired from Bell Atlantic as Director, Vice Chairman and Chief Financial Officer in 1991. Previously, he served as President of New Jersey Bell, Indiana Bell and Bell Atlantic Network Services.

   Richard A. Jalkut has served as Director of Digex since July 1999. He has served as President, Chief Executive Officer and Director of Pathnet, Inc. since August 1997. From 1995 to August 1997, Mr. Jalkut served as President and Group Executive of NYNEX Telecommunications Group. From 1991 to 1995, he served as President and Chief Executive Officer of New York Telephone Co. Inc., the predecessor company to

NYNEX Telecommunications Group. Mr. Jalkut is currently a Director of HSBC Bank USA, formerly Marine Midland Bank, a commercial bank, a Director and Chairman of the Board of Ikon Office Solutions, Inc., a company engaged in wholesale and retail office equipment sales, and a Director of Home Wireless Networks, a company developing a wireless product for home and business premises.

   George F. Knapp has served as Director of Digex since April 1999. He has served as Director of Intermedia since February 1988. He has been a Principal of Communications Investment Group, an investment banking firm, since June 1990. From January 1988 until June 1989, Mr. Knapp was an associate at MBW Management, Inc., a venture capital firm. Prior to that time, he held various executive positions at ITT Corporation and its subsidiaries, most recently as Corporate Vice President of ITT Corporation. Mr. Knapp is currently a member of the Manhattan College Board of Trustees and Chairman of its Finance Committee.

   Robert M. Manning has served as Director of Digex since January 2000. Mr. Manning has served as Senior Vice President, Chief Financial Officer of Intermedia since September 1996. Mr. Manning joined Intermedia from DMX Inc., a Los Angeles-based cable programmer, where he was Executive Vice President, Senior Financial Executive and a director of DMX-Europe from October 1991 to September 1996. Prior to his tenure at DMX, Mr. Manning spent ten years in the investment banking field in corporate finance and mergers and acquisitions, most recently with Oppenheimer and Co., Inc. as Vice President, Corporate Finance, managing their Entertainment/Leisure Time Group from October 1988 to October 1991. Mr. Manning is a graduate of Williams College.

   Jack E. Reich has served as Director of Digex since July 1999. From November 1998 to the present, he has served as President of KJE Inc., a management and investment consulting firm. From December 1996 to November 1998 he served as President and Chief Executive Officer of e.spire Communications, Inc. Mr. Reich was also appointed Director during his tenure with e.spire Communications, Inc. From April 1994 to October 1996 he served as President, Customer Business Solutions, of Ameritech. From April 1986 to April 1994, he served in a number of management positions for MCI Communications Corporation, including President, Multinational Accounts. Prior to MCI, Mr. Reich held various management positions with Rolm Corporation and AT&T. Mr. Reich is currently a Director of LISN, Inc.

   No family relationship exists between any of the directors and executive officers of Digex.

Committees of the Board of Directors

   The board of directors has an audit committee and a compensation committee. Among other functions, the audit committee:

  . makes recommendations to the board of directors regarding the selection of independent auditors;

  . reviews the results and scope of the audit and other services provided by our independent auditors;

  .  reviews our financial statements; and

  .  reviews and evaluates our internal control functions.

   The audit committee is composed of Philip A. Campbell, George F. Knapp and Richard A. Jalkut. The chairman of the audit committee is Mr. Campbell.

   The compensation committee administers our Long-Term Incentive Plan and makes recommendations to the board of directors regarding the executive compensation and salaries and incentive compensation for our employees and consultants. The compensation committee is composed of David C. Ruberg, and Jack E. Reich. The chairman of the compensation committee is Mr. Ruberg.

Employment Agreements

   Mark K. Shull. Mr. Shull's employment letter agreement provides for an initial annual base salary of $250,000, which will be reviewed in 2000, and an annual bonus opportunity of 60% of his initial annual base salary that will be based on the achievement of certain corporate and individual objectives. The agreement also provides Mr. Shull with stock options to purchase 100,000 shares of Intermedia common stock at an exercise price of $30.94, subject to the terms and conditions of the Intermedia 1996 Long-Term Incentive Plan, to vest in equal installments over the 60-month period commencing on his date of employment. On July 29, 1999, Mr. Shull was granted options to purchase 500,000 shares of our Class A Common Stock. 250,000 of these options will be exercisable at $5.00 per share and the balance will be exercisable at $17.00 per share. Options covering 25% of the 500,000 shares of our Class A Common Stock will vest one year following the date of grant and the balance will vest in equal quarterly installments over the next three years. Following a change of control of Digex or Intermedia, one-half of Mr. Shull's then unvested Digex options will vest immediately, and the remainder will vest on the first anniversary of the change of control if Mr. Shull continues to be employed by Digex at that date, or upon termination by Digex of Mr. Shull's employment (other than for cause), if earlier. Following a change of control of Intermedia, one-half of Mr. Shull's then unvested Intermedia options will vest immediately, and the remainder will vest on the first anniversary of the change of control if Mr. Shull continues to be employed by Digex or Intermedia or any of its subsidiaries at that date, or upon termination by Digex and, if applicable, Intermedia of Mr. Shull's employment (other than for cause), if earlier.

   If Mr. Shull is terminated by Intermedia or us for any reason other than for cause, we or Intermedia will pay his base salary as in effect at the time of termination through the later of July 1, 2001, or the first anniversary of the date of termination. Mr. Shull's entitlement to receive payments shall terminate if he directly or indirectly knowingly hires, within six months following his date of termination, any employee of director-level or above who was employed by Intermedia or Digex on the date of his termination.

   The letter agreement also provides Mr. Shull with a relocation allowance of up to $100,000 in the form of a loan which will be forgiven in equal monthly installments over a 12-month period commencing on the date of the last relocation reimbursement.

   Nancy G. Faigen. Ms. Faigen's employment letter agreement provides for an initial annual base salary of $225,000, and an annual bonus opportunity of 50% of her initial annual base salary that will be based on the achievement of certain corporate and individual objectives. Ms. Faigen also received a $275,000 signing bonus.

   The agreement also provides Ms. Faigen with a stock option to purchase 100,000 shares of Intermedia common stock at an exercise price of $15.00, subject to the terms and conditions of the Intermedia 1996 Long-Term Incentive Plan, to vest in equal installments over the 60-month period commencing on her date of employment. On July 29, 1999, Ms. Faigen was granted options to purchase 300,000 shares of our Class A Common Stock. 150,000 of these options will be exercisable at $5.00 per share and the balance will be exercisable at $17.00 per share. Options covering 25% of the 300,000 shares of our Class A Common Stock will vest one year following the date of grant and the balance will vest in equal quarterly installments over the next three years. Following a change of control of Digex or Intermedia, all of Ms. Faigen's unvested Digex options will vest on the first anniversary of the change of control if Ms. Faigen continues to be employed by Digex at that date, or upon termination by Digex of Ms. Faigen's employment (other than for cause), if earlier. Following a change of control of Intermedia, all of Ms. Faigen's Intermedia options will vest on the first anniversary of the change of control if Ms. Faigen continues to be employed by Digex or Intermedia or any of its subsidiaries at that date, or upon termination of Ms. Faigen's employment (other than for cause), if earlier.

   The letter agreement also provides Ms. Faigen with a relocation allowance of up to $125,000 in the form of a loan which will be forgiven in equal monthly installments over a 12-month period commencing on the date of the last relocation reimbursement.

   Rebecca Ward. Ms. Ward's employment letter agreement provides for an initial annual base salary of $200,000, and an annual bonus opportunity of 50% of her initial annual base salary that will be based on the achievement of certain corporate objectives. The agreement provides Ms. Ward with a bonus of $100,000, payable in two equal installments: upon commencement of employment with us, and after six months of employment. The agreement also provides Ms. Ward with a stock option to purchase 50,000 shares of Intermedia common stock at an exercise price of $30.00, subject to the terms and conditions of the Intermedia 1996 Long-Term Incentive Plan, to vest in equal installments over the 60-month period commencing with the day the option grant was approved. On July 29, 1999, Ms. Ward was granted stock options to purchase 250,000 shares of our Class A Common Stock. 125,000 of these options will be exercisable at $5.00 per share and the balance will be exercisable at $17.00 per share. Options covering 25% of the 250,000 shares of our Class A Common Stock will vest one year following the date of grant and the balance will vest in equal quarterly installments over the next three years. Following a change of control of Digex or Intermedia, all of Ms. Ward's unvested Digex options will vest on the first anniversary of the change of control if Ms. Ward continues to be employed by Digex at that date, or upon termination by Digex of Ms. Ward's employment (other than for cause), if earlier. Following a change of control of Intermedia, all of Ms. Ward's Intermedia options will vest on the first anniversary of the change of control if Ms. Ward continues to be employed by Digex or Intermedia or any of its subsidiaries at that date, or upon termination by Digex of Ms. Ward's employment (other than for cause), if earlier.

   If Ms. Ward is terminated by Digex for any reason other than for cause, we will pay her base salary as in effect at the time of termination through the later of January 1, 2002, or the first anniversary of the date of termination.

   Bryan Gernert. Mr. Gernert's employment letter agreement provides for an initial annual base salary of $200,000 and an annual bonus opportunity of 60% of his annual base salary that will be based on the achievement of certain corporate objectives.

   On July 29, 1999, Mr. Gernert was granted options to purchase 400,000 shares of our Class A Common Stock. 300,000 of these options will be exercisable at $5.00 per share and the balance will be exercisable at $17.00 per share. Options covering 25% of the 400,000 shares of our Class A Common Stock will vest one year following the date of grant and the balance will vest in equal quarterly installments over the next three years. In the event his employment is terminated by Digex for any reason other than for cause prior to July 9, 2001, his options covering an aggregate of 200,000 shares (including any installments previously vested) will vest immediately on the date of termination, of which 150,000 will be those exercisable at $5.00 and 50,000 exercisable at $17.00 per share. Following a change of control of Digex or Intermedia, all of Mr. Gernert's unvested options will vest on the first anniversary of the change of control if Mr. Gernert continues to be employed by Digex at that date, or upon termination by Digex of Mr. Gernert's employment (other than for cause), if earlier.

   Timothy M. Adams. Mr. Adams' employment letter agreement provides for an initial annual base salary of $210,000, and an annual bonus opportunity of 50% of his initial annual base salary that will be based on the achievement of certain corporate objectives. Mr. Adams is also entitled to receive a $75,000 signing bonus.

   The agreement also provides Mr. Adams with options to purchase 250,000 shares of our Class A Common Stock. 50,000 of these options will be exercisable at $10.00 per share and the balance will be exercisable at $34.00 per share. Options covering 25% of the 250,000 shares of our Class A Common Stock will vest one year following the date of grant and the balance will vest in equal quarterly installments over the next three years. Following a change of control of Digex or Intermedia, all of Mr. Adams' unvested Digex options will vest on the first anniversary of the change of control if Mr. Adams continues to be employed by Digex at that date, or upon termination by Digex of Mr. Adams' employment (other than for cause), if earlier.

   Robert B. Patrick. Mr. Patrick's employment letter agreement provides for an annual base salary of $150,000, and an annual bonus opportunity of 40% of his annual base salary that will be based on the achievement of certain corporate objectives.

   On July 29, 1999, Mr. Patrick was granted options to purchase 100,000 shares of our Class A Common Stock. 50,000 of these options will be exercisable at $5.00 per share and the balance will be exercisable at $17.00 per share. Options covering 25% of the 100,000 shares of our Class A Common Stock will vest one year following the date of grant and the balance will vest in equal quarterly installments over the next three years. In the event his employment is terminated by Digex for any reason other than for cause prior to July 9, 2000, his options covering an aggregate of 25,000 shares (including any installments previously vested) will vest immediately on the date of termination. Following a change of control of Digex or Intermedia, all of Mr. Patrick's unvested options will vest on the first anniversary of the change of control if Mr. Patrick continues to be employed by Digex at that date, or upon termination by Digex of Mr. Patrick's employment (other than for cause), if earlier.

                           Summary Compensation Table

   The following table sets forth the total compensation of our Chief Executive Officer and each of our four most highly compensated executive officers whose total salary and bonus for 1999 exceeded $100,000 (each a named executive officer, and collectively, the named executive officers).

                                       Annual Compensation           Long-Term Compensation Awards
                                ------------------------------------ -----------------------------
                                                                       Securities     Securities
   Name and Principal    Fiscal                       Other Annual     Underlying     Underlying
      Position(1)         Year  Salary($)   Bonus($) Compensation($) Options(#)(10) Options(#)(11)
   ------------------    ------ ---------   -------- --------------- -------------- --------------
Mark K. Shull...........  1999   125,000(3)     --           --         500,000        100,000
 President and Chief      1998       --         --           --             --             --
 Executive Officer        1997       --         --           --             --             --

Nancy G. Faigen.........  1999   225,000(4) 225,000          --         300,000        100,000
 President, Sales and     1998    11,105     50,000          --             --             --
 Service Delivery         1997       --         --           --             --             --
 Group(2)

Rebecca Ward............  1999    91,667(5)     --        15,810(8)     250,000         50,000
 President, Product       1998       --         --           --             --             --
 Management,              1997       --         --           --             --             --
 Engineering and
  Marketing Group

Bryan T. Gernert........  1999   173,750(6)     --       140,587(9)     400,000            --
 Senior Vice President,   1998    95,000        --       166,108(9)         --             --
 Sales, Distribution      1997    75,000        --       126,016(9)         --          33,552(12)
 and Client Services

Robert B. Patrick.......  1999   137,500(7)   5,000          --         100,000            --
  Vice President,         1998    92,500      5,000          --             --           5,000(12)
   Marketing              1997    65,000      7,500          --             --           9,586(12)

--------
 (1) Effective January 14, 2000, Timothy M. Adams became our Chief Financial Officer. Mr. Adams' current annual base salary is $210,000. For a description of the terms of his employment, see "Management--Employment Agreements."
 (2) Ms. Faigen served as President and Chief Executive Officer from December 1998 to June 1999.
 (3) Mr. Shull commenced employment with Digex in July 1999. Mr. Shull's current annual base salary is $250,000. He has a target annual bonus opportunity equal to 60% of his base salary.
 (4) Ms. Faigen has a target annual bonus opportunity equal to 50% of her base salary.
 (5) Ms. Ward commenced employment with Digex in July 1999. Ms. Ward's current annual base salary is $200,000. She has a target annual bonus opportunity equal to 50% of her base salary.
 (6) Mr. Gernert's current annual base salary is $200,000. He has a target annual bonus opportunity equal to 60% of his base salary.
 (7) Mr. Patrick's current annual base salary is $150,000. He has a target annual bonus opportunity equal to 40% of his base salary.
 (8) This amount represents relocation expense.
 (9) These amounts represent commission payments.
(10) Represents the number of shares of Class A Common Stock of Digex underlying options granted to the named executive officers.
(11) Represents the number of shares of common stock of Intermedia underlying options granted to the named executive officers.
(12) Options issued when executive was an employee of Intermedia.

Options Granted During Fiscal Year 1999

   The following table sets forth certain information regarding grants of stock options to purchase our Class A Common Stock to our named executive officers during fiscal year 1999. All options set forth below will expire on July 28, 2009. The vesting provisions of the options set forth below are described under the caption "Employment Agreements." The potential realizable value at assumed annual rates of price appreciation for all options set forth below were calculated using the initial public offering price of $17.00 as the market price on the date of grant.

                                                                          Potential Realizable
                                                                    Value at Assumed Annual Rates of
                                                                               Stock Price
                           Annual Compensation                         Appreciation for Option Term
                         -----------------------                    ---------------------------------
                                                             Market
                         Number of   % of Total              Price
                         Securities   Options                  on
                         Underlying  Granted to  Exercise or  Date
                          Options   Employees in Base Price    of
Name                      Granted   Fiscal Year   Per Share  Grant      0%         5%         10%
----                     ---------- ------------ ----------- ------ ---------- ---------- -----------
Mark K. Shull...........  250,000       5.07       $ 5.00    $17.00 $3,000,000 $5,672,500 $ 9,772,500
                          250,000       5.07        17.00     17.00          0  2,672,500   6,772,500
Nancy G. Faigen.........  150,000       3.04         5.00     17.00  1,800,000  3,403,500   5,863,500
                          150,000       3.04        17.00     17.00          0  1,603,500   4,063,500
Rebecca Ward............  125,000       2.54         5.00     17.00  1,500,000  2,836,250   4,886,250
                          125,000       2.54        17.00     17.00          0  1,336,250   3,386,250
Bryan T. Gernert........  300,000       6.09         5.00     17.00  3,600,000  6,807,000  11,727,000
                          100,000       2.03        17.00     17.00          0  1,069,000   2,709,000
Robert B. Patrick.......   50,000       1.01         5.00     17.00    600,000  1,134,500   1,954,500
                           50,000       1.01        17.00     17.00          0    534,500   1,354,500


   The following table sets forth certain information regarding grants of stock options to purchase shares of Intermedia's common stock to our named executive officers during fiscal 1999. The vesting provisions of the options set forth below are described under the caption "Employment Agreements."

                                                                         Potential Realizable
                                                                           Value at Assumed
                                                                         Annual Rates of Stock
                                                                        Price Appreciation for
                           Annual Compensation                                Option Term
                         -----------------------                        -----------------------
                         Number of   % of Total
                         Securities   Options
                         Underlying  Granted to  Exercise or
                          Options   Employees in Base Price  Expiration
Name                      Granted   Fiscal Year   Per Share     Date        5%          10%
----                     ---------- ------------ ----------- ---------- ----------- -----------
Mark K. Shull...........  100,000      0.016       $30.94    7/20/2009  $ 2,183,050 $ 5,168,289
Nancy G. Faigen.........  100,000      0.016        15.00    1/15/2009      943,342   2,390,614
Rebecca Ward............   50,000      0.008        30.00    7/20/2009    1,108,967   2,556,239
Bryan T. Gernert........      --         --           --           --           --          --
Robert B. Patrick.......      --         --           --           --           --          --

Aggregate Option Exercises in Fiscal 1999 and Fiscal Year-End Option Values

   The following table shows the number of shares of our Class A Common Stock covered by both exercisable and unexercisable options as of December 31, 1999 and the year-end value of exercisable and unexercisable options to purchase shares of our Class A Common Stock as of December 31, 1999 for each named executive officer. No options to purchase shares of our Class A Common Stock were exercised in 1999.

                               Number of Securities
                              Underlying Unexercised   Value of Unexercised In-
                                    Options at           the-Money Options at
                                 December 31, 1999         December 31, 1999
                             ------------------------- -------------------------
Name                         Exercisable Unexercisable Exercisable Unexercisable
----                         ----------- ------------- ----------- -------------
Mark K. Shull...............     --         500,000        --       $28,875,000
Nancy G. Faigen.............     --         300,000        --        17,325,000
Rebecca Ward................     --         250,000        --        14,437,500
Bryan T. Gernert............     --         400,000        --        24,300,000
Robert B. Patrick...........     --         100,000        --         5,775,000

   The following table shows the number of shares of Intermedia common stock acquired upon exercise of stock options during the last fiscal year, the aggregate value realized from those exercises, the number of shares of Intermedia common stock covered by both exercisable and unexercisable options as of December 31, 1999 and the year-end value of exercisable and unexercisable options to purchase shares of Intermedia common stock as of December 31, 1999 for each named executive officer.

                                                Number of Securities
                                               Underlying Unexercised   Value of Unexercised In-
                                                     Options at           the-Money Options at
                          # Shares                December 31, 1999         December 31, 1999
                          Acquired   $ Value  ------------------------- -------------------------
Name                     On Exercise Realized Exercisable Unexercisable Exercisable Unexercisable
----                     ----------- -------- ----------- ------------- ----------- -------------
Mark K. Shull...........      --         --      8,333       91,667      $ 65,602    $  721,649
Nancy G. Faigen.........      --         --     20,000       80,000       476,250     1,905,000
Rebecca Ward............      --         --      4,166       45,834        36,713       403,912
Bryan T. Gernert........    6,000    137,640    26,756        5,592       820,123       171,406
Robert B. Patrick.......    5,000     69,287     6,796        5,348       263,770       207,569

Long-Term Incentive Plan

   The Digex Long-Term Incentive Plan, adopted on July 23, 1999, permits awards of stock, stock options, stock appreciation rights, restricted stock and other stock-based awards as incentives to our current and prospective employees, officers, directors and consultants, and those of our subsidiaries or of any person that owns over 50% of the voting power of our authorized and outstanding voting shares. However, only our employees are eligible for grants of incentive stock options.

   The Digex Long-Term Incentive Plan, also known as the "Plan," is administered by the compensation committee of our board of directors, the members of which consist solely of two or more members of the board who are "Non-Employee" directors under Rule 16b-3 of the Exchange Act and "outside directors" under Rule 162(m) of the Internal Revenue Code. The compensation committee has the authority to select those employees, officers, directors and consultants whose performance it determines significantly promote our success to receive discretionary awards under the Plan, grant the awards, interpret and determine all questions of policy pertaining to the Plan, adopt rules, regulations, agreements and instruments deemed necessary for its proper administration and take any and all other actions deemed necessary or desirable for the proper administration of the Plan and to effectuate its purposes. In regards to options, the board has the authority to determine who will receive options, the time at which options will be granted, the number of shares subject to any option, the exercise price of an option, the time or times at which the options will become vested and exercisable, and the duration of the option.

   The shares of Digex subject to the Plan are authorized but unissued shares of our Class A Common Stock or treasury stock. No more than 9,000,000 shares of our Class A Common Stock may be issued under the Plan.

 Discretionary Awards:

   Stock Options. Awards of stock options grant a right to buy a specified number of shares of Class A Common Stock at a fixed exercise price during a specified time, all as the compensation committee may determine.

   Incentive Stock Options. Awards may be of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, or any successor section. Subject to adjustment, the aggregate number of shares which may be subject to incentive stock options awards under the Plan shall not exceed 9,000,000 shares.

   Stock Appreciation Rights. Awards of stock appreciation rights grant a right, which may or may not be contained in the grant of a stock option or incentive stock option, to receive in cash, or its equivalent value in Class A Common Stock, the excess of the fair market value of a share of Class A Common Stock on the date the right is surrendered over the option exercise price or other price specified by agreement.

   Restricted Shares. Restricted shares are shares of Class A Common Stock granted to a participant of the Plan that are subject to forfeiture until certain restrictions, terms and conditions as the compensation committee may determine are fulfilled.

   Dividend or Equivalent. An award of dividends grants a participant the right to receive dividends or their equivalent in value in Class A Common Stock, cash or a combination of both.

   Stock Award. Class A Common Stock may be issued to a Plan participant. Such awards can be granted on a contingent basis.

   Other Stock-Based Awards. Other Class A Common Stock-based awards that serve the same function as the foregoing awards may be granted.

 Formula Awards:

   Pursuant to the Plan, in addition to any discretionary awards granted to non-employee directors, and subject to certain restrictions, additional grants of non-incentive stock options shall be awarded to non-employee directors based on the following formula: stock options to acquire 25,000 shares of Class A Common Stock shall be granted on the date the director is elected to the board of directors, exercisable, so long as the non-employee director continues to be a member of the board of directors, as to 8,334 of the shares on the January 1 following the date the stock option is granted and as to an additional 8,333 shares on January 1 of each of the two years thereafter. Non-employee directors serving on the board of directors on July 29, 1999 received this grant on July 29, 1999. If a non-employee director fails to attend 75% of the board meetings in any calendar year, he or she will forfeit the right to exercise that portion of the options which would have been exercisable on the next following January 1.

   Non-employee directors shall also be granted a stock option to acquire 5,000 shares of Class A Common Stock on the date the director is elected to the board of directors, and on each anniversary thereof which options shall be immediately exercisable upon grant. Non-employee directors serving on the board of directors on July 29, 1999 received the initial annual grant on July 29, 1999.

   Upon a change of control of Digex or Intermedia, options granted to all non-employee directors shall become fully vested and immediately exercisable and will continue to be exercisable through the expiration date of the grant. All stock options granted pursuant to either of the foregoing formulas shall be granted at the fair market value of the Class A Common Stock on the date the options are granted and shall expire on the earlier of the fifth anniversary of the date the options were granted or on the first anniversary of the date the non-employee director ceases to be a member of the board of directors.

 General:

   If a Plan participant's employment or other relationship with us is terminated for any reason other than death or "for cause"or voluntarily by the participant without the consent of Digex, Intermedia or one of our subsidiaries, and the participant is thereafter not employed by us or does not then have a relationship with us, any options granted to the participant under the Plan may be exercised by the participant at any time within three months of such termination, to the extent the participant was entitled to exercise the options at the time of the termination.

   A change in the control of Digex or Intermedia will accelerate the date upon which the options will become exercisable to the extent and under the terms set forth in the Plan.

   The maximum number of shares of Class A Common Stock that may be granted to a single participant in the Plan in any single year is 1,000,000. Additionally, no award shall be assignable.

   The Plan may be terminated, modified or amended by the affirmative vote of the holders of a majority of the votes of our outstanding shares of capital stock present or represented and entitled to vote at a duly held stockholders' meeting. The board of directors may terminate the Plan or make modifications or amendments, provided that the board of directors cannot make any amendment to the Plan increasing the number of shares of Class A Common Stock covered by the Plan without prior approval by the holders of common stock having a majority of the voting power thereof present and entitled to vote at a meeting of stockholders. No termination, modification or amendment of the Plan may adversely affect the rights previously conferred by an award under the Plan without the consent of the recipient.

   The Plan will terminate on July 29, 2009.

Indemnifications of Directors and Executive Officers and Limitation of
Liability

   Our certificate of incorporation includes a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except for liability:

  . for any breach of the director's duty of loyalty to us or our stockholders;

  . for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

  . under section 174 of the Delaware General Corporation Law regarding unlawful dividends and stock purchases; or

  . for any transaction from which the director derived an improper personal benefit.

These provisions are permitted under Delaware law.

   Our bylaws provide that:

  . we must indemnify our directors, officers, employees and agents to the fullest extent permitted by Delaware law, subject to certain very limited exceptions; and

  . we must advance expenses, as incurred, to our directors and executive officers in connection with a legal proceeding to the fullest extent permitted by Delaware Law, subject to certain very limited exceptions.

   We have entered into indemnification agreements with each of our directors and executive officers to give them additional contractual assurances regarding the scope of the indemnification described above and to provide additional procedural protections. Generally, pursuant to each indemnification agreement, Digex will indemnify a director or officer who is or was a party to any legal action by or in the right of Digex or against the indemnitee due to his or her position as a Digex director or officer, known as the "indemnitee," against the expenses, judgments, fines and amounts paid in settlement that were actually and reasonably incurred by the indemnitee in connection with such legal action, provided that such indemnitee acted in good faith and in a manner not opposed to the best interests of Digex.

   We also participate in Intermedia's directors' and officers' insurance providing $50 million in indemnification coverage for our directors, officers and certain employees for certain liabilities.

   The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. They may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder's investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

   There is no pending litigation or proceeding involving any of our directors, officers or employees regarding which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Digex pursuant to the foregoing provisions, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Service Agreements

   We have entered into the General and Administrative Services Agreement and several network services agreements with Intermedia. These agreements are described below. The General and Administrative Services Agreement and certain parts of the network services agreements are included as exhibits to the registration statement of which this prospectus forms a part.

 General and Administrative Services Agreement

   Under the General and Administrative Services Agreement, Intermedia provides us with a variety of general and administrative services, including:

  . finance, accounting and administration services, collections and accounts receivable services, financial planning and analysis, investor relations and corporate development;

  .  human resources services;

  .  legal services;

  .  information management services; and

  .  insurance coverage and related services.

   The General and Administrative Services Agreement has a two-year initial term which expires in July 2001. We may terminate the agreement on 90-days prior notice at any time after Intermedia no longer owns more than 50% of the voting power of our outstanding common stock.

   We paid Intermedia approximately $10.5 million for services provided under the General and Administrative Services Agreement during the six months ended September 30, 1999. Because the level of services provided by Intermedia have not been reduced from the levels provided in the second quarter of 1999 as originally anticipated, this agreement was recently amended to reset the fee to be paid to Intermedia for services during each of the fourth quarter of 1999 and the first quarter of 2000 to the same level as provided for in the second quarter of 1999 or $6.0 million. Intermedia also agreed to work with us to develop a transition plan designed to reduce our reliance on general and administrative services provided by Intermedia. The fee payable by us after the first quarter of 2000 will be negotiated during the first quarter of 2000.

   We have also agreed to reimburse Intermedia for 50% of the 1999 bonus awards payable to Intermedia's officers who supported our general and administrative services. This reimbursement is estimated at approximately $1.0 million.

   Material amendments and modifications to the General and Administrative Services Agreement and any extensions of its term are required to be approved by a majority of our directors who are not officers or directors of Intermedia.

   Intermedia has advised us that the fees payable by Digex to Intermedia under the General and Administrative Services Agreement are intended to approximate Intermedia's estimated costs of providing the covered services to Digex. Because it is not practical to obtain quotes for all of these services from third parties, we cannot determine whether, and there can be no assurance that, the terms of the General and Administrative Services Agreement are as favorable to us as would result from an arm's length negotiation with an unrelated third party.

Network Services Agreements

   In April 1999, we entered into two Internet transit services agreements and a managed firewall reseller agreement with Intermedia.

   The two Internet transit service agreements provide, among other things, that:

  . we will purchase and Intermedia will provide us with certain data transit capacity;

  . we will be treated as a most favored customer entitled to rates and fees as low as those granted by Intermedia to any other customer purchasing substantially similar services;

  . the agreements will have an initial term of two years which will be automatically renewed for successive one year periods unless either we or Intermedia elects not to renew by giving 30-days prior notice;

  . Intermedia has made certain service level commitments to us covering both network availability and performance; and

  . if we do not renew the agreements for at least one renewal term, we will be liable to Intermedia for any termination charges assessed against Intermedia by local access providers for the early termination of local access circuits purchased by Intermedia for the provision of services to us.

   We expect to pay Intermedia a total of approximately $7.4 million for Internet transit services during the first year of these agreements.

   The managed firewall reseller agreement provides, among other things, for:

  . certain service level commitments covering both service availability and performance; and

  . continuous access by Intermedia to any equipment owned by Intermedia deployed at any of our facilities.

   Under this agreement, we will pay over to Intermedia all amounts we receive from our customers for these services.

   We believe the terms of the network services agreements are at least as favorable to us as they would be under similar arrangements between Digex and an unrelated third party.

Sale of Telecommunications Related Assets to Intermedia

   We are subject to certain restrictions under the Intermedia indentures, as described under "Risk Factors--Digex is controlled by Intermedia, which could involve some risks for you as a stockholder--We depend on Intermedia to fund our working capital and operating losses, but Intermedia's ability to fund these needs is limited by its own substantial indebtedness." Due to these restrictions, we are required to use all of the net proceeds of our initial public offering and will be required to use all of the net proceeds of this offering to purchase Telecommunications Related Assets, in each case within 270 days of the offering. We have entered into letter agreements with Intermedia pursuant to which Intermedia will purchase from us, at our cost, some of the Telecommunications Related Assets purchased with the net proceeds of the offerings. Under the letter agreements, Intermedia is expected to pay us for the Telecommunications Related Assets so purchased to the extent necessary out of its funds that are not subject to restrictions under the indentures which we will be able to use for working capital purposes and to fund operating losses. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

Restructuring Transactions

   In conjunction with our initial public offering, Business Internet contributed to us the Web hosting business described in this prospectus in exchange for all the shares of our Class B Common Stock. Subsequent to our initial public offering, Business Internet contributed our Class B Common Stock to its wholly-owned subsidiary, Intermedia Financial Company.

Expense Sharing and Indemnity Arrangements

   We have agreed with Intermedia to allocate and pay the expenses of this offering, including any amounts arising from any indemnification or contribution obligations, in proportion to the number of shares of Class A Common Stock to be sold by us and by Intermedia.

Software, Equipment and Services Purchases from Microsoft and Compaq

   We have in the past purchased and expect to continue to purchase computer hardware, software and certain consulting services from both Microsoft and Compaq pursuant to arrangements negotiated prior to or in connection with the investment by Microsoft and Compaq in our company. During the nine months ended September 30, 1999, we paid $13.1 million and $1.1 million for products and services provided by Compaq and Microsoft.

                       PRINCIPAL AND SELLING STOCKHOLDERS

   The following table provides information regarding:

  . beneficial ownership of our common stock by each person or entity known to us to be a beneficial owner of more than 5% of the outstanding shares of our common stock, as of January 17, 2000;

  . beneficial ownership of our common stock by each of our directors and named executive officers, as of January 17, 2000; and

  . beneficial ownership of our common stock by all of our directors and executive officers as a group, as of January 17, 2000.

                                                                           Percentage of
                                                                               Class          Percentage
                                                                           Beneficially     of Voting Power
                                                 Number of                     Owned        of Common Stock
                                                   Shares       Shares   ----------------- -----------------
                                    Securities  Beneficially     Being    Before   After    Before   After
Beneficial Owner                      Owned        Owned        Offered  Offering Offering Offering Offering
----------------                   ------------ ------------   --------- -------- -------- -------- --------
Principal Stockholders:
Intermedia Communications Inc. ..    Class B     50,000,000(1) 8,000,000  100.0%   100.0%    97.8%    95.1%
 3625 Queen Palm Drive             Common Stock
 Tampa, Florida 33619
Microsoft Corporation............    Class A      1,263,494(2)       --     9.0%     5.3%     0.2%     0.3%
 One Microsoft Way                 Common Stock
 Redmond, Washington 98052
CPQ Holdings, Inc. (3) ..........    Class A      1,263,494(2)       --     9.0%     5.3%     0.2%     0.3%
 20555 SH 249                      Common Stock
 Houston, Texas 77070

Directors and Executive Officers:
David C. Ruberg..................    Class A         13,334(4)
                                   Common Stock                      --      *        *        *        *
Mark K. Shull....................      None             --           --     --       --       --       --
Nancy G. Faigen..................      None             --           --     --       --       --       --
Rebecca Ward.....................      None             --           --     --       --       --       --
Bryan T. Gernert.................      None             --           --     --       --       --       --
Timothy M. Adams.................      None             --           --     --       --       --       --
Robert B. Patrick................      None             --           --     --       --       --       --
John C. Baker....................    Class A         13,334(4)       --     --       --       --       --
                                   Common Stock
Philip A. Campbell...............    Class A         13,334(4)       --      *        *        *        *
                                   Common Stock
Richard A. Jalkut................    Class A         13,334(4)       --      *        *        *        *
                                   Common Stock
George F. Knapp..................    Class A         13,334(4)       --      *        *        *        *
                                   Common Stock
Robert M. Manning................    Class A          5,000(4)       --      *        *        *        *
                                   Common Stock
Jack E. Reich....................    Class A         18,334(5)       --      *        *        *        *
                                   Common Stock
All directors and executive
 officers as
 a group (13 persons)............    Class A         90,004(4)       --     --       --       --       --
                                   Common Stock

*  less than 1%
--------
(1) These shares are owned by Intermedia through its indirect wholly-owned subsidiary, Intermedia Financial Company. Intermedia is selling 8,000,000 shares of Class B Common Stock that will convert to Class A Common Stock on the closing of this offering (or 9,500,000 shares if the underwriters exercise their over-allotment option in full).

(2) Consists of 730,994 shares of Class A Common Stock issuable upon conversion of shares of Series A Preferred Stock and 532,500 shares of Class A Common Stock issuable upon exercise of presently exercisable warrants.

(3) CPQ Holdings, Inc. is a wholly-owned subsidiary of Compaq Computer Corporation.

(4) Consists of shares subject to options exercisable as of January 17, 2000 or within 60 days thereafter.

(5) Consists of 5,000 shares of Class A Common Stock and 13,334 shares subject to options exercisable as of January 17, 2000 or within 60 days thereafter.

   The following table provides information regarding:

  . those persons or groups known to us to be the beneficial owners of more than five percent of the common stock of our parent, Intermedia;

  . beneficial ownership of common stock of our parent, Intermedia, by each of our directors and named executive officers, as of January 14, 2000; and

  . beneficial ownership of common stock of our parent, Intermedia, by all of our directors and executive officers as a group, as of January 14, 2000.

   The percentage of Intermedia common stock beneficially owned was calculated based on 52,260,000 shares outstanding on January 14, 2000.

                                                                     Percentage of
                                                                     Common Stock
                                                   Number of      Beneficially Owned
                                                     Shares       -----------------------
                                                  Beneficially     Before         After
Beneficial Owner             Securities Owned        Owned        Offering      Offering
----------------          ----------------------- ------------    ---------     ---------
Massachusetts Financial                            5,038,416(1)           9.6%          9.6%
 Services Corp. ........  Intermedia common stock
 500 Boylston Street
 Boston, MA 02116

Wellington Management                              3,539,023(2)           6.8%          6.8%
 Co. LLP ...............  Intermedia common stock
 75 State Street
 Boston, MA 02109

Putnam Investments, Inc.                           2,620,131(3)           5.0%           5.0%
 .......................  Intermedia common stock
 One Post Office Square
 Boston, MA 02109

American Express Co. ...  Intermedia common stock  2,502,648(4)           4.8%          4.8%
 200 Vesey Street
 New York, NY 10285

T. Rowe Price and                                  2,457,379(5)           4.7%          4.7%
 Associates, Inc. ......  Intermedia common stock
 100 E. Pratt St.
 Baltimore, MD 21202

Directors and Executive
 Officers of Digex:
David C. Ruberg.........  Intermedia common stock  1,075,504(6)           2.1%          2.1%
Mark K. Shull...........  Intermedia common stock     13,333(7)             *             *
Nancy G. Faigen.........  Intermedia common stock     25,000(8)             *             *
Rebecca Ward............  Intermedia common stock      6,666(9)             *             *
Bryan T. Gernert........  Intermedia common stock     29,552(10)            *             *
Timothy M. Adams........  None                           --                --            --
Robert B. Patrick.......  Intermedia common stock      7,761(11)            *             *
John C. Baker...........  Intermedia common stock     81,820(12)            *             *
Philip A. Campbell......  Intermedia common stock     28,000(13)            *             *
Richard A. Jalkut.......  None                           --                --            --
George F. Knapp.........  Intermedia common stock     57,100(14)            *             *
Robert M. Manning.......  Intermedia common stock    265,231(15)            *             *
Jack E. Reich...........  None                           --                --            --
All directors and
 executive officers as a
 group (13 persons).....  Intermedia common stock  1,589,967(16)          3.0%          3.0%

--------
 *   Less than 1%

 (1) Based upon information set forth in a Schedule 13G filed with the Securities and Exchange Commission (the "Commission") on February 11, 1999.

 (2) Based upon information set forth in a Schedule 13G filed with the Commission on February 8, 1999.

 (3) Based upon information set forth in a Schedule 13G filed with the Commission on October 8, 1999.

 (4) Based upon information set forth in a Schedule 13G filed with the Commission on January 29, 1999. In such Schedule 13G, American Express reported that it beneficially owned 5.2% of outstanding shares of Intermedia common stock.
 (5) Based upon information set forth in a Schedule 13G filed with the Commission on February 12, 1999. In such Schedule 13G, T. Rowe Price reported that it beneficially owned 5.0% of outstanding shares of Intermedia common stock.
 (6) Includes 110,183 shares of common stock, 198,817 shares subject to certain vesting requirements and 766,504 shares subject to options exercisable as of January 14, 2000 or within 60 days thereafter. Excludes 523,496 shares subject to options that are not exercisable within 60 days of January 14, 2000.
 (7) Includes 13,333 shares subject to options exercisable as of January 14, 2000 or within 60 days thereafter. Excludes 86,667 shares subject to options that are not exercisable within 60 days of January 14, 2000.
 (8) Includes 25,000 shares subject to options exercisable as of January 14, 2000 or within 60 days thereafter. Excludes 75,000 shares subject to options that are not exercisable within 60 days of January 14, 2000.
 (9) Includes 6,666 shares subject to options exercisable as of January 14, 2000 or within 60 days thereafter. Excludes 43,334 shares subject to options that are not exercisable within 60 days of January 14, 2000.
(10) Includes 29,552 shares subject to options exercisable as of January 14, 2000 or within 60 days thereafter. Excludes 2,796 shares subject to options that are not exercisable within 60 days of January 14, 2000.

(11) Includes 7,761 shares subject to options exercisable as of January 14, 2000 or within 60 days thereafter. Excludes 4,383 shares subject to options that are not exercisable within 60 days of January 14, 2000.

(12) Includes 52,190 shares of common stock and 29,630 shares subject to options exercisable as of January 14, 2000 or within 60 days thereafter. Excludes 408 shares subject to options that are not exercisable within 60 days of January 14, 2000.

(13) Includes 28,000 shares subject to options exercisable as of January 14, 2000 or within 60 days thereafter.

(14) Includes 9,570 shares of common stock and 47,530 shares subject to options exercisable as of January 14, 2000 or within 60 days thereafter. Excludes 408 shares subject to options that are not exercisable within 60 days of January 14, 2000.

(15) Includes 4,808 shares of common stock, 90,592 shares subject to certain vesting requirements and 169,831 shares subject to options exercisable as of January 14, 2000 or within 60 days thereafter. Excludes 222,999 shares subject to options that are not exercisable within 60 days of January 14, 2000.

(16) Includes 176,751 shares of common stock, 289,409 shares subject to certain vesting requirements and 1,123,807 shares subject to options exercisable as of January 14, 2000 or within 60 days thereafter. Excludes 959,491 shares subject to options that are not exercisable within 60 days of January 14, 2000.

                          DESCRIPTION OF CAPITAL STOCK

   Our capital stock consists of 100,000,000 shares of Class A Common Stock, $.01 par value per share, 50,000,000 shares of Class B Common Stock, $.01 par value per share and 5,000,000 shares of preferred stock, $.01 par value per share. As of January 14, 2000, 11,500,000 shares of Class A Common Stock were outstanding and were held of record by approximately 40 holders. In addition, on January 14, 2000, approximately 6,438,000 shares of Class A Common Stock were subject to outstanding options and warrants and approximately 1,462,000 shares of Class A Common Stock were issuable upon conversion of the Series A Preferred Stock. Of these, the approximately 1,462,000 shares of Class A Common Stock issuable upon the conversion of the Series A Preferred Stock and the 1,065,000 shares of Class A Common Stock issuable upon the exercise of outstanding warrants have been delivered to, and are being held in reserve by, our transfer agent. As of January 14, 2000, 50,000,000 shares of Class B Common Stock were outstanding and owned by Intermedia through Intermedia Financial Company, its indirect wholly-owned subsidiary.

   The following summary is qualified by our certificate of incorporation and bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part.

Common Stock

   Shares of Class A Common Stock and Class B Common Stock are substantially identical in all respects except that: (1) the holders of Class B Common Stock are entitled to 10 votes per share, and the holders of Class A Common Stock are entitled to one vote per share on all matters submitted to a vote of shareholders; and (2) each share of Class B Common Stock is convertible into one share of Class A Common Stock at the option of the holder and automatically upon the occurrence of a Conversion Event. A "Conversion Event" is defined as a direct or indirect transfer of beneficial ownership of Class B Common Stock to any person or entity that does not control, is not controlled by and is not under common control with Intermedia.

   Subject to preferences that may be applicable to any preferred stock outstanding at the time, the holders of our outstanding shares of common stock are entitled to receive dividends out of legally available assets at such times and in such amounts as the board of directors from time to time may determine. Cumulative voting for the election of directors is not authorized by our certificate of incorporation, which means that the holders of a majority of the votes can elect all of the directors then standing for election. The common stock is not entitled to preemptive rights and, except as described in the preceding paragraph with respect to Class B Common Stock, is not subject to conversion or redemption. Upon liquidation, dissolution or winding-up, the assets legally available for distribution to stockholders are distributable ratably among the holders of the common stock after payment of liquidation preferences, if any, on any outstanding preferred stock and payment of other claims of creditors. Each outstanding share of common stock is duly and validly issued, and fully paid and nonassessable.

Preferred Stock

   The board of directors is authorized, subject to any limitations prescribed by Delaware law, to issue 5,000,000 shares of preferred stock in one or more series. The board of directors can fix the rights, preferences and privileges of the shares of each series and any qualifications, limitations or restrictions thereon. The board of directors has designated 100,000 shares of preferred stock as Series A Preferred Stock with the preferences, privileges, qualifications, limitations and restrictions described below.

   The board of directors may authorize the issuance of additional series of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes could, among other things, under certain circumstances, have the effect of delaying, deferring or preventing a change in control of Digex. We have no current plan to issue any additional shares of preferred stock.

Series A Preferred Stock

   The Series A Convertible Preferred Stock has the following rights and preferences:

   The holders of the Series A Preferred Stock are not entitled to receive dividends.

   The holders of shares of the Series A Preferred Stock do not have any voting rights other than those required by law or described below. The holders of at least a majority of the shares of the Series A Preferred Stock then outstanding (other than shares held by us or any of our affiliates) must approve any action to:

  .  authorize, create or issue:

    (a) additional shares of Series A Preferred Stock;

    (b) any other class or series of stock which ranks equal or senior to the Series A Preferred Stock;

    (c) any obligation or security evidencing the right to purchase shares of Series A Preferred Stock or any class or series of stock which ranks equal or senior to the Series A Preferred Stock; or

    (d) any series of preferred stock which provides for the regular accrual or payment of dividends; or

  . amend or otherwise alter the terms of the Series A Preferred Stock in any manner that would adversely affect the rights of the holders of the Series A Preferred Stock;

  . dispose of assets or merge, consolidate or sell our company to any person unless:

    (a) the entity resulting from the transaction is a corporation organized or existing under the laws of the United States, a state or the District of Columbia; and

    (b) if we are not the resulting entity, the Series A Preferred Stock converts, exchanges or becomes shares of the resulting entity with rights and preferences no less favorable than the rights and preferences of the Series A Preferred Stock.

   Without the consent of each holder of Series A Preferred Stock, we may not alter the voting rights, reduce the number of shares, reduce the liquidation preference, change the conversion terms or change the waiver rights of the Series A Preferred Stock.

   The Series A Preferred Stock ranks:

  . senior to our Class A Common Stock and Class B Common Stock and all other classes of capital stock or series of preferred stock issued in the future unless their terms expressly provide they rank equal or senior to the Series A Preferred Stock;

  . equal to each class of capital stock or series of preferred stock issued in the future whose terms expressly provide they rank equal to the Series A Preferred Stock; and

  . junior to each class of capital stock or series of preferred stock issued in the future whose terms expressly provide they rank senior to the Series A Preferred Stock.

   Upon our liquidation, the holders of the Series A Preferred Stock are entitled to receive their $1,000 per share liquidation preference before any amount may be paid to the holders of our Class A Common Stock, Class B Common Stock or other junior securities.

   A holder of shares of Series A Preferred Stock may convert those shares into shares of Class A Common Stock at any time. Initially, each share of Series A Preferred Stock is convertible into the number of whole shares of our Class A Common Stock equal to the liquidation preference of $1,000 divided by the $68.40 per share conversion price. The conversion price and the number of shares of Class A Common Stock into which each share of Series A Preferred Stock can be converted may be adjusted as a result of stock splits, stock dividends and other issuances of additional stock.

   Unless earlier converted, on January 12, 2005, each share of Series A Preferred Stock will automatically convert into the number of whole shares of our Class A Common Stock equal to $1,000 divided by the average of the closing prices of the Class A Common Stock for the twenty consecutive trading days prior to January 12, 2005.

   Upon a "change of control" of our company (as defined in the certificate of designation for the Series A Preferred Stock), we will offer to repurchase all or any part of each holder's shares of Series A Preferred Stock at an offer price equal to 100% of the aggregate liquidation preference, provided that the repurchase is permitted under the terms of the agreements governing our indebtedness and the indebtedness of Intermedia. If the repurchase is not permitted, at the option of the holder, each share of Series A Preferred Stock may be converted into the number of shares of our Class A Common Stock equal to the liquidation preference of $1,000 divided by the average of the closing prices of the Class A Common Stock for the twenty consecutive trading days prior to the "change of control."

   After January 12, 2004, the holders of Series A Preferred Stock have the right to require us to redeem the Series A Preferred Stock at a price of $1,000 per share if the redemption is then permitted under the terms of the agreements governing our indebtedness and the indebtedness of Intermedia, in each case as those agreements existed on January 10, 2000. If the restrictions under these agreements terminate at an earlier date, the holders may require us to redeem the Series A Preferred Stock before entering into an agreement which would restrict our ability to redeem the Series A Preferred Stock.

Outstanding Warrants

   On January 12, 2000, we issued warrants to purchase a total of 1,065,000 shares of Class A Common Stock to Microsoft and a subsidiary of Compaq. The warrants entitle the holders to purchase shares of Class A Common Stock at any time on or before January 12, 2003 at an initial price of $57.00 per share, which price is subject to adjustment as set forth in the warrant agreement.

Registration Rights of Security Holders

   The holders of at least 25% of the shares of Class A Common Stock which may be issued on conversion of our Series A Preferred Stock and exercise of our warrants have the right, on at least two occasions, to demand that we register with the SEC their Class A Common Stock. These demand registration rights may not be exercised before January 12, 2001. In addition, after January 12, 2001, the holders of the shares of Class A Common Stock which may be issued on conversion of our Series A Preferred Stock and/or exercise of our warrants may include their shares of Class A Common Stock in any registration statements filed by us in connection with an underwritten offering of any class of common stock. These demand and piggyback registration rights are subject to customary blackout periods and cut back provisions.

Delaware Anti-Takeover Law

   We are subject to the provisions of Section 203 of the Delaware General Corporation Law concerning corporate takeovers. This section prevents certain Delaware corporations from engaging, under certain circumstances, in a "business combination," which includes a merger or sale of more than 10% of the corporation's assets, with any "interested stockholder," or a stockholder who owns 15% or more of the corporation's outstanding voting stock, as well as affiliates and associates of any such persons, for three years following the date that such stockholder became an "interested stockholder" unless:

  . the transaction in which such stockholder became an "interested stockholder" is approved by the board of directors prior to the date the "interested stockholder" attained such status;

  . upon consummation of the transaction that resulted in the stockholder's becoming an "interested stockholder," the "interested stockholder" owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding those shares owned by persons who are directors and also officers; or

  . on or subsequent to such date, the "business combination" is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the "interested stockholder."

   This statute could prohibit or delay mergers or other takeover or change-in-control attempts with respect to Digex and, accordingly, may discourage attempts to acquire us.

Transfer Agent and Registrar

   The Transfer Agent and Registrar for our Class A Common Stock is Continental Stock Transfer and Trust Company, located at Two Broadway, New York, New York 10004, with a telephone number of (212) 509-4000.

Listing

   Our Class A Common Stock is listed on the Nasdaq National Market under the trading symbol "DIGX."

                        SHARES ELIGIBLE FOR FUTURE SALE

   Upon completion of this offering, we will have outstanding an aggregate of 21,500,000 shares of Class A Common Stock and 42,000,000 shares of Class B Common Stock, assuming no exercise of the underwriters' over-allotment option. All shares of Class B Common Stock are convertible into shares of Class A Common Stock, on a one-for-one basis, at any time at the option of the holder or upon a direct or indirect transfer to any person or entity not affiliated with Intermedia. All of the outstanding shares of Class A Common Stock and the approximately 5,373,000 shares which may be issued on the exercise of outstanding options will be freely tradable without restriction or further registration under the Securities Act, unless such shares are held by "affiliates" as that term is defined in Rule 144 under the Securities Act.

   The shares of Class B Common Stock and the shares of Class A Common Stock which may be issued on conversion of the Class B Common Stock, Series A Preferred Stock and Warrants are "restricted securities" as that term is defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 promulgated under the Securities Act, which rule is summarized below. Some of our shares are also subject to contractual restrictions described below.

   The holders of some of our securities may require us to register their securities under the Securities Act as described under the caption "Description of Capital Stock -- Registration Rights of Security Holders." Sales of restricted securities in the public market, or the availability of such shares for sale, could adversely affect the price of our Class A Common Stock.

Lock-Up Agreements

   All of our officers and directors and the selling stockholder have signed lock-up agreements under which they agreed not to transfer or dispose of, directly or indirectly, any shares of our Class A Common Stock or any securities convertible into or exercisable or exchangeable for shares of our Class A Common Stock, until 90 days after the date of this prospectus. Transfers or dispositions can be made sooner with the prior written consent of Bear, Stearns & Co. Inc.

Rule 144

   In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of our Class A Common Stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

  . 1% of the number of shares of Class A Common Stock then outstanding, which will equal approximately 215,000 shares immediately after this offering; or

  . the average weekly trading volume of the Class A Common Stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

   Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 144(k)

   Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted, "144(k) shares" may be sold at any time.

Stock Options

   The Digex Long-Term Incentive Plan was adopted on July 23, 1999. On July 29, 1999, we filed a registration statement under the Securities Act covering the 9,000,000 shares of Class A Common Stock that are reserved for issuance under this Plan. Such registration statement became effective on that date. Accordingly, shares registered under such registration statement will, subject to vesting provisions and Rule 144 volume limitations applicable to our affiliates, be available for sale in the open market.

                                  UNDERWRITING

   Subject to the terms and conditions set forth in an underwriting agreement between us and the underwriters named below, who are represented by Bear, Stearns & Co. Inc., Salomon Smith Barney Inc., Credit Suisse First Boston Corporation, Donaldson, Lufkin & Jenrette Securities Corporation, Morgan Stanley & Co. Incorporated, Legg Mason Wood Walker, Incorporated and PaineWebber Incorporated, the underwriters have severally agreed to purchase from us and the selling stockholder the following respective numbers of shares of Class A Common Stock at the public offering price less the underwriting discount set forth on the cover page of this prospectus.

                                                                       Number of
   Underwriter:                                                         Shares
   ------------                                                        ---------
   Bear, Stearns & Co. Inc............................................
   Salomon Smith Barney Inc...........................................
   Credit Suisse First Boston Corporation.............................
   Donaldson, Lufkin & Jenrette Securities Corporation................
   Morgan Stanley & Co. Incorporated..................................
   Legg Mason Wood Walker, Incorporated...............................
   PaineWebber Incorporated...........................................
                                                                          ---
   Total..............................................................
                                                                          ===

   The underwriting agreement provides that the obligations of the several underwriters to purchase and accept delivery of the shares included in this offering are subject to approval of legal matters by their counsel and to customary conditions, including the effectiveness of the registration statement, the continuing correctness of our representations to them, the receipt of a "comfort letter" from our accountants, the listing of the Class A Common Stock to be sold on the Nasdaq National Market and no occurrence of an event that would have a material adverse effect on our business. The underwriters are obligated to purchase and accept delivery of all the shares, other than those covered by the over-allotment option described below, if they purchase any of the shares.

   The selling stockholder has granted to the underwriters an option, exercisable for 30 days from the date of the underwriting agreement, to purchase up to 1,500,000 additional shares at the public offering price less the underwriting fees. The underwriters may exercise such option solely to cover over-allotments, if any, made in connection with this offering. To the extent that the underwriters exercise such option, each underwriter will become obligated, subject to conditions, to purchase a number of additional shares approximately proportionate to such underwriter's initial purchase commitment from the selling stockholder.

   The underwriters propose to initially offer some of the shares directly to the public at the public offering price set forth on the cover page of this prospectus and some of the shares to dealers at the public offering price less
a concession not in excess of $   per share. The underwriters may allow, and
such dealers may re-allow, a concession not in excess of $   per share on sales
to other dealers. After the initial offering of the shares to the public, the representatives of the underwriters may change the public offering price and such concessions.

   The following table shows the underwriting fees to be paid to the underwriters by us and the selling stockholder in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares of the Class A Common Stock.

                                                 Paid         Paid by the
                                                 by Us    Selling Stockholder
                                                 ----- -------------------------
                                                       No Exercise Full Exercise
                                                       ----------- -------------
Per share....................................... $        $            $
Total........................................... $        $            $

   The offering expenses, estimated to be approximately $1,000,000, will be paid by us and the selling stockholder in proportion to the number of shares sold by each of us and the selling stockholder.

   We have agreed that for a period of 90 days after the date of this prospectus, we will not, directly or indirectly, without the prior written consent of Bear, Stearns & Co. Inc., offer, sell, contract to sell, grant any option to purchase, pledge or otherwise dispose (or announce any of the foregoing) of any shares of our Class A Common Stock or any securities convertible into or exercisable or exchangeable for our Class A Common Stock, except for the shares offered by this prospectus, shares and options to purchase shares under our Long-Term Incentive Plan, shares issuable upon the exercise or conversion of outstanding warrants or convertible preferred stock and shares issued in connection with strategic relationships and acquisitions of businesses, technologies and products complementary to ours, so long as recipients, including transferees and assigns, of these shares agree to be bound by lock-up agreements to remain in effect until the 90th day from the date of this prospectus.

   In order to facilitate the offering of the Class A Common Stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the market price of the Class A Common Stock. Specifically, the underwriters may over-allot shares of the Class A Common Stock in connection with this offering, thereby creating a short position in the Class A Common Stock for their own account. Additionally, to cover such over-allotments or to stabilize the market price of the Class A Common Stock, the underwriters may bid for, and purchase, shares of the Class A Common Stock in the open market. Finally, the representatives, on behalf of the underwriters, also may reclaim selling concessions allowed to an underwriter or dealer if the underwriting syndicate repurchases shares distributed by that underwriter or dealer. Any of these activities may maintain the market price of our Class A Common Stock at a level above that which might otherwise prevail in the open market. The underwriters are not required to engage in these activities and, if commenced, may end any of these activities at any time.

   We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

   Our Class A Common Stock is listed on the NASDAQ National Market under the symbol "DIGX".

   Bear, Stearns & Co. Inc. or its affiliates have provided and may in the future provide investment banking or other financial services to us and to Intermedia, our indirect parent company, and its affiliates in the ordinary course of business, for which it has received and is expected to receive customary fees and expenses. To date, Bear, Stearns & Co. Inc. and Salomon Smith Barney Inc. have been initial purchasers for numerous issuances of securities by Intermedia. Bear, Stearns & Co. Inc. and Donaldson, Lufkin & Jenrette Securities Corporation served as the joint lead managers for our initial public offering. Legg Mason Wood Walker, Incorporated served as a co-manager in our initial public offering.

                                 LEGAL MATTERS

   The validity of the shares of Class A Common Stock offered hereby will be passed upon for us by Kronish Lieb Weiner & Hellman LLP, New York, New York. Partners of Kronish Lieb Weiner & Hellman LLP beneficially own 21,450 shares of our Class A Common Stock. In addition, Ralph J. Sutcliffe, a partner of Kronish Lieb Weiner & Hellman LLP, beneficially owns 11,490 shares of common stock of Intermedia, a warrant to purchase 200,000 shares of common stock of Intermedia at an exercise price of $20.75 per share and, subject to vesting, options to purchase 22,000 shares of common stock of Intermedia at an exercise price of $34.1875 per share. Intermedia is Digex's indirect parent entity and will own approximately 95% of the voting power of our outstanding common stock when this offering is completed. Certain legal matters in connection with this offering will be passed upon for the underwriters by Latham & Watkins, New York, New York.

                                    EXPERTS

   Ernst & Young LLP, independent auditors, have audited our financial statements (and schedule) at December 31, 1997 and 1998, and for the year ended December 31, 1996, the period from January 1, 1997 to July 6, 1997, the period from July 7, 1997 (date of acquisition) to December 31, 1997 and the year ended December 31, 1998, as set forth in their reports. We have included our financial statements (and schedule) in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

   This prospectus is part of a registration statement on Form S-1 under the Securities Act that we filed with the Securities and Exchange Commission with respect to the shares of Class A Common Stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedule filed therewith. For further information about us and the Class A Common Stock offered by this prospectus, reference is made to the registration statement and the exhibits and schedule filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document to which reference is made are not necessarily complete, and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. A copy of the registration statement and the exhibits and schedule filed therewith may be inspected without charge at the public reference facilities maintained by the Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048, and copies of all or any part of the registration statement may be obtained from such offices upon the payment of the fees prescribed by the Commission. Please call the Commission at 1-800-SEC-0330 for further information about its public reference room. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants, including us, that file electronically with the Commission. The address of the site is http://www.sec.gov. Our registration statement and the exhibits and schedules we filed electronically with the Commission are available on this site.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----
Report of Independent Auditors--The Company............................... F-2

Report of Independent Auditors--Predecessor............................... F-3

Balance Sheets as of December 31, 1997 and 1998 and September 30, 1999.... F-4

Statements of Operations for the Year Ended December 31, 1996, and the
 Period from January 1, 1997 to July 6, 1997, and the Period from July 7,
 1997 (Date of Acquisition) to December 31, 1997, and the Year Ended
 December 31, 1998, and the Nine Months Ended September 30, 1998 and
 1999..................................................................... F-5

Statements of Changes in Owner's Equity (Deficit) for the Year Ended
 December 31, 1996, and the Period from January 1, 1997 to July 6, 1997, and the Period from July 7, 1997 (Date of Acquisition) to December 31,
 1997, and the Year Ended December 31, 1998, and the Nine Months Ended
 September 30, 1999....................................................... F-6

Statements of Cash Flows for the Year Ended December 31, 1996, and the
 Period from January 1, 1997 to July 6, 1997, and the Period from July 7,
 1997 (Date of Acquisition) to December 31, 1997, and the Year Ended
 December 31, 1998, and the Nine Months Ended September 30, 1998 and
 1999..................................................................... F-7

Notes to Financial Statements............................................. F-8

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Digex, Incorporated

   We have audited the accompanying balance sheets of Digex, Incorporated (formerly the Web site hosting unit of Business Internet, Inc.) as of December 31, 1997 and 1998, and the related statements of operations, changes in owner's equity and cash flows for the period from July 7, 1997 (date of acquisition) to December 31, 1997, and the year ended December 31, 1998. Our audits included the financial statement schedule listed in the index at Item 16(b). These financial statements and this schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Digex, Incorporated at December 31, 1997 and 1998, and the results of its operations and its cash flows for the period from July 7, 1997 (date of acquisition) to December 31, 1997 and the year ended December 31, 1998, in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                          /s/ Ernst & Young LLP

Tampa, Florida
April 23, 1999

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Digex, Incorporated

   We have audited the accompanying statements of operations, changes in owner's equity, and cash flows of the Web site hosting unit of Business Internet, Inc. for the year ended December 31, 1996 and the period from January 1, 1997 to July 6, 1997. Our audits included the financial statement schedule listed in the index at Item 16(b). These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of the Web site hosting unit of Business Internet, Inc. for the year ended December 31, 1996 and the period from January 1, 1997 to July 6, 1997, in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                          /s/ Ernst & Young LLP

Tampa, Florida
April 23, 1999

                              DIGEX, INCORPORATED

                                 BALANCE SHEETS
                (Amounts in thousands except share information)

                                                   December 31,
                                                  ---------------
                                                                  September 30,
                                                   1997    1998       1999
                                                  ------- ------- -------------
                                                                   (unaudited)
Assets
Current assets:
  Cash and cash equivalents...................... $   --  $   --    $132,844
  Accounts receivable, net of allowances of $369
   in 1997 and $719 in 1998 and $4,461 in 1999...   2,059   6,127     14,325
  Prepaid expenses and other current assets......     340     890      1,229
                                                  ------- -------   --------
Total current assets.............................   2,399   7,017    148,398
Property and equipment, net......................  12,930  39,059    165,055
Intangible assets, net...........................  34,364  31,204     28,211
Other assets.....................................     --      459        478
                                                  ------- -------   --------
Total assets..................................... $49,693 $77,739   $342,142
                                                  ======= =======   ========
Liabilities and stockholders'/owner's equity
Current liabilities:
  Accounts payable............................... $   486 $ 3,341   $  4,827
  Accrued compensation and other.................     920     843      3,401
  Deferred revenue...............................      96     621        --
  Due to parent..................................     --      --         947
  Current portion of note payable................     --      --       1,235
  Accrued line costs.............................     525     --         --
  Current portion of capital lease obligations...     723     981        966
                                                  ------- -------   --------
Total current liabilities........................   2,750   5,786     11,376
Note payable.....................................     --      --       2,477
Capital lease obligations........................   1,257   1,108     15,753
Deferred tax liability...........................     159     --         --
                                                  ------- -------   --------
Total liabilities................................   4,166   6,894     29,606
Stockholders'/Owner's equity (see Note 1):
  Preferred stock, $.01 par value; 5,000,000
   shares undesignated as to series; no shares
   issued........................................     --      --         --
  Class A common stock, $.01 par value;
   100,000,000 shares authorized; 11,500,000
   shares issued and outstanding.................     --      --         115
  Class B common stock, $.01 par value;
   50,000,000 shares authorized; issued and
   outstanding...................................     --      --         500
  Additional paid-in capital.....................     --      --     354,011
  Accumulated deficit............................     --      --     (30,389)
  Deferred compensation..........................     --      --     (11,701)
  Owner's net investment.........................  45,527  70,845        --
                                                  ------- -------   --------
Total stockholders'/owner's equity...............  45,527  70,845    312,536
                                                  ------- -------   --------
Total liabilities and stockholders'/owner's
 equity.......................................... $49,693 $77,739   $342,142
                                                  ======= =======   ========

                            See accompanying notes.

                              DIGEX, INCORPORATED

                            STATEMENTS OF OPERATIONS

         (Amounts in thousands, except share and per share information)

                                Predecessor                            The Company
                          ------------------------ ----------------------------------------------------
                                                     Period from
                                       Period from  July 7, 1997
                                       January 1,     (date of                     Nine months ended
                           Year ended    1997 to   acquisition) to  Year ended       September 30,
                          December 31,   July 6,    December 31,   December 31, -----------------------
                              1996        1997          1997           1998        1998        1999
                          ------------ ----------- --------------- ------------ ----------- -----------
                                                                                (unaudited) (unaudited)
Revenues................    $ 2,803      $ 4,420      $  7,192       $ 22,635    $ 14,863    $ 38,132
Costs and expenses:
  Cost of operations....      2,002        4,149         1,739          6,710       4,119       7,044
  Cost of services......        684        1,817         1,611          7,044       4,412      13,761
  Selling, general and
   administrative.......      3,194        7,001         6,087         17,512      12,582      47,355
  Depreciation and
   amortization.........        591          519         2,753          8,109       6,081      18,112
  Charge off of
   purchased in-process
   research and
   development..........        --           --         15,000            --          --          --
                            -------      -------      --------       --------    --------    --------
Total costs and
 expenses...............      6,471       13,486        27,190         39,375      27,194      86,272
                            -------      -------      --------       --------    --------    --------
Loss from operations....     (3,668)      (9,066)      (19,998)       (16,740)    (12,331)    (48,140)
Other income (expense):
  Interest expense......        --           --            --             --          --         (612)
  Interest and other
   income...............        --           --            --             --          --        1,293
                            -------      -------      --------       --------    --------    --------
Net loss before income
 taxes..................     (3,668)      (9,066)      (19,998)       (16,740)    (12,331)    (47,459)
Income tax benefit......        --           --          1,440            159         --        4,839
                            -------      -------      --------       --------    --------    --------
Net loss................    $(3,668)     $(9,066)     $(18,558)      $(16,581)   $(12,331)   $(42,620)
                            =======      =======      ========       ========    ========    ========
Net loss per common
 share:
  Basic.................                              $  (0.37)      $  (0.33)   $  (0.25)   $  (0.81)
                                                      ========       ========    ========    ========
  Diluted...............                              $  (0.37)      $  (0.33)   $  (0.25)   $  (0.81)
                                                      ========       ========    ========    ========
Shares used in computing
 basic and diluted net
 loss per share.........                                50,000         50,000      50,000      52,443
                                                      ========       ========    ========    ========

                            See accompanying notes.

                              DIGEX, INCORPORATED

               STATEMENTS OF CHANGES IN OWNER'S EQUITY (DEFICIT)
                             (Amounts in thousands)

                                 Common Stock
                          ---------------------------                                  Owner's
                             Class A       Class B    Additional           Retained      Net
                          ------------- -------------  Paid-In   Deferred  Earnings   Investment
                          Shares Amount Shares Amount  Capital     Comp    (Deficit)  (Deficit)   Total
                          ------ ------ ------ ------ ---------- --------  ---------  ---------- --------
PREDECESSOR
Balance at January 1,
 1996...................     --   $--      --   $--    $    --   $    --   $    --     $    --   $    --
 Total allocated costs..     --    --      --    --         --        --        --        3,177     3,177
 Funding for working
  capital...............     --    --      --    --         --        --        --         (612)     (612)
 Funding for purchases
  of property, plant and
  equipment.............     --    --      --    --         --        --        --        1,445     1,445
 Net loss...............     --    --      --    --         --        --        --       (3,668)   (3,668)
                          ------  ----  ------  ----   --------  --------  --------    --------  --------
Balance at December 31,
 1996...................     --    --      --    --         --        --        --          342       342
 Stock options
  exercised.............     --    --      --    --         --        --        --          550       550
 Total allocated costs..     --    --      --    --         --        --        --        6,105     6,105
 Funding for working
  capital...............     --    --      --    --         --        --        --          517       517
 Funding for purchases
  of property, plant and
  equipment.............     --    --      --    --         --        --        --        1,004     1,004
 Net loss...............     --    --      --    --         --        --        --       (9,066)   (9,066)
                          ------  ----  ------  ----   --------  --------  --------    --------  --------
Balance at July 6,
 1997...................     --   $--      --   $--    $    --   $    --   $    --     $   (548) $   (548)
                          ======  ====  ======  ====   ========  ========  ========    ========  ========
THE COMPANY
 Balance at July 7,
  1997..................     --   $--      --   $--    $    --   $    --   $    --     $    --   $    --
 Contribution from
  Parent for
  Acquisition...........     --    --      --    --         --        --        --       47,221    47,221
 Total allocated costs..     --    --      --    --         --        --        --        2,698     2,698
 Funding for working
  capital...............     --    --      --    --         --        --        --        6,150     6,150
 Funding for purchases
  of property, plant and
  equipment.............     --    --      --    --         --        --        --        8,016     8,016
 Net loss...............     --    --      --    --         --        --        --      (18,558)  (18,558)
                          ------  ----  ------  ----   --------  --------  --------    --------  --------
Balance at December 31,
 1997...................     --    --      --    --         --        --        --       45,527    45,527
 Total allocated costs..     --    --      --    --         --        --        --       10,018    10,018
 Funding for working
  capital...............     --    --      --    --         --        --        --          912       912
 Funding for purchases
  of property, plant and
  equipment.............     --    --      --    --         --        --        --       30,969    30,969
 Net loss...............     --    --      --    --         --        --        --      (16,581)  (16,581)
                          ------  ----  ------  ----   --------  --------  --------    --------  --------
Balance at December 31,
 1998...................     --    --      --    --         --        --        --       70,845    70,845
 Total allocated cost...     --    --      --    --         --        --        --        3,541     3,541
 Funding for working
  capital...............     --    --      --    --         --        --        --       11,443    11,443
 Funding for purchases
  of property, plant and
  equipment.............     --    --      --    --         --        --        --       89,574    89,574
 Recapitalization by
  Parent................     --    --   50,000   500    114,566       --        --     (115,066)      --
 Contributions from
  Parent following
  recapitalization......     --    --      --    --      48,106       --        --      (48,106)      --
 Initial public offering
  of common stock, net
  of issuance cost......  11,500   115     --    --     179,129       --        --          --    179,244
 Issuance of stock
  options under long-
  term compensation
  plan..................     --    --      --    --      12,210   (12,210)      --          --        --
 Amortization of
  deferred
  compensation..........     --    --      --    --         --        509       --          --        509
 Net loss...............     --    --      --    --         --        --    (30,389)    (12,231)  (42,620)
                          ------  ----  ------  ----   --------  --------  --------    --------  --------
Balance at September 30,
 1999...................  11,500  $115  50,000  $500   $354,011  $(11,701) $(30,389)        --   $312,536
                          ======  ====  ======  ====   ========  ========  ========    ========  ========

                            See accompanying notes.

                              DIGEX, INCORPORATED

                            STATEMENTS OF CASH FLOWS
                             (Amounts in thousands)

                                Predecessor                            The Company
                          ------------------------ ----------------------------------------------------
                                                     Period from
                                       Period from  July 7, 1997
                                       January 1,     (date of                     Nine months ended
                           Year ended     1997     acquisition) to  Year ended       September 30,
                          December 31, to July 6,   December 31,   December 31, -----------------------
                              1996        1997          1997           1998        1998        1999
                          ------------ ----------- --------------- ------------ ----------- -----------
                                                                                (unaudited) (unaudited)
Operating activities
Net loss................    $ (3,668)   $ (9,066)     $ (18,558)    $ (16,581)   $ (12,331)  $ (42,620)
Adjustments to reconcile
 net loss to cash flows
 used in operating
 activities:
 Deferred income taxes..         --          --          (1,440)         (159)         --       (4,839)
 Depreciation and
  amortization..........         591         519          2,753         8,109        6,081      18,112
 Provision for doubtful
  accounts..............          41         352            498         1,491          823       3,918
 Amortization of
  deferred
  compensation..........         --          --             --            --           --          509
 Loss on sale of
  telecommunications
  equipment.............         --          --             --            --           --           94
 Charge off of purchased
  in-process research
  and development.......         --          --          15,000           --           --          --
 Changes in operating
  assets and liabilities
  net of the effects of
  the acquisition:
 Accounts receivable....        (594)       (890)        (1,466)       (5,559)      (2,650)    (12,115)
 Prepaid expenses and
  other current assets..         (21)        (54)          (265)         (550)        (163)       (340)
 Other assets...........         --          --             --           (459)         --          (19)
 Due to parent..........         --          --             --            --           --          947
 Accounts payable and
  accrued liabilities...       1,086       1,967         (2,601)        2,778          787       8,228
                            --------    --------      ---------     ---------    ---------   ---------
Net cash used in
 operating activities...      (2,565)     (7,172)        (6,079)      (10,930)      (7,453)    (28,125)
Investing activities
Acquisition of
 business...............         --          --         (47,221)          --           --          --
Purchases of property
 and equipment..........      (1,445)     (1,004)        (8,016)      (30,969)     (18,352)   (119,426)
                            --------    --------      ---------     ---------    ---------   ---------
Net cash used in
 investing activities...      (1,445)     (1,004)       (55,237)      (30,969)     (18,352)   (119,426)
Financing activities
Proceeds from issuance
 of common stock, net of
 issuance costs.........         --          --             --            --           --      179,244
Payments on capital
 leases.................         --          --          (2,769)          --           --       (1,273)
Exercise of stock
 options................         --          550            --            --           --          --
Net contributions from
 Parent.................       4,010       7,626         64,085        41,899       25,805     102,424
                            --------    --------      ---------     ---------    ---------   ---------
Net cash provided by
 financing activities...       4,010       8,176         61,316        41,899       25,805     280,395
Cash at beginning of the
 year...................         --          --             --            --           --          --
                            --------    --------      ---------     ---------    ---------   ---------
Cash at end of year.....    $    --     $    --       $     --      $     --     $     --    $ 132,844
                            ========    ========      =========     =========    =========   =========
Supplemental disclosure
 of cash flow
 information
Noncash investing and
 financing activities:
 Equipment acquired
  under capital leases..    $  2,840    $    829      $     846     $     958    $     658   $  17,111
                            ========    ========      =========     =========    =========   =========
 Asset purchased by
  issuance of note
  payable...............         --          --             --            --           --    $   4,672
                                                                                             =========
 Interest paid..........         --          --             --            --           --    $     528
                                                                                             =========

                            See accompanying notes.

                              DIGEX, INCORPORATED

                         NOTES TO FINANCIAL STATEMENTS

                 (In thousands, except share information)

1. Organization, Basis of Presentation and Significant Accounting Policies

Organization

   Digex, Incorporated (the "Company") was incorporated on April 26, 1999, under the laws of the State of Delaware. The Company's business was operated as the Web site hosting unit of Intermedia Communications Inc. ("Intermedia" or the "Parent Company") since its acquisition by Intermedia on July 7, 1997. On that date, Intermedia acquired Business Internet, Inc. (previously known as DIGEX, Incorporated), including the Web site hosting unit (the "Predecessor"), in a business combination accounted for as a purchase. The Web site hosting unit presented in the accompanying financial statements had no legal status or existence prior to the incorporation of the Company on April 26, 1999. The financial statements of the legal Registrant have been omitted because the Registrant did not commence operations until May 1, 1999. Prior to April 30, 1999, the Registrant had no assets or liabilities. See also Note 10, which discloses the contribution of assets on April 30, 1999 by Business Internet, Inc. to the Registrant.

   The Company's operations began in January 1996 to provide complex Web hosting services, principally to Fortune 2000 companies. The Company's services include implementing and maintaining secure, scaleable, high-performance Web sites on the Internet 24 hours a day. In addition, the Company provides a comprehensive suite of Web management services, including business process solutions and value-added testing services directed toward improving its customers' overall Internet performance.

Basis of Presentation

   The accompanying financial statements of the Company reflect the carved-out operations and financial position of the Web site hosting unit of Intermedia for all periods since July 7, 1997. The accompanying financial statements of the Predecessor reflect its operations and financial position from inception, January 1, 1996, to July 6, 1997. As more fully discussed in Note 2, "Related Party Transactions and Corporate Allocations," the financial statements for all periods presented include allocations of network costs and corporate expenses. In addition, for financial reporting purposes, the equity activity of the Company, prior to its incorporation, and the Predecessor has been accumulated into a single disclosure caption entitled "Owner's Net Investment."

Significant Accounting Policies

 Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

 Interim Financial Data

   The financial statements for the nine months ended September 30, 1998 and 1999 and the related amounts in the Notes to Financial Statements are unaudited, but in the opinion of management reflect all normal and recurring adjustments necessary for a fair presentation of the results of those periods. Operating results for the nine months ended September 30, 1999 are not necessarily an indication of the results that may be expected for the year ended December 31, 1999.

                              DIGEX, INCORPORATED

                 (In thousands, except share information)

 Revenue Recognition and Accounts Receivable

   Revenues principally consist of installation fees and monthly service fees charged to customers under contracts having terms that typically range from one to three years. Installation fees are recognized upon the customer-approved completion of the managed Web hosting solution. Monthly service fees are recognized in the month the service is rendered over the contract period. Certain customer payments for managed Web hosting services received in advance of service delivery are deferred until the service is performed. Additional services are recognized in the month the services are performed.

   The Company's accounts receivable are financial instruments that expose the Company to credit risk, as defined by Statement of Financial Accounting Standards No. 105, Disclosure of Information About Financial Instruments with Off-Balance Sheet Risk and Financial Instruments with Concentrations of Credit Risk. Accounts receivable are due from commercial entities to whom credit is extended based on evaluation of the customer's financial condition, and generally collateral is not required. Anticipated credit losses are provided for in the financial statements and have been within management's expectations for all periods presented.

 Property and Equipment

   Property and equipment is stated at cost. Depreciation is computed using the straight-line method over estimated useful lives of the property and equipment, generally five years for equipment and up to fifteen years for leasehold improvements. Equipment acquired under capital leases is amortized using the straight-line method over the lesser of the lease term or the estimated useful life of the asset, generally five years. The cost of license agreements with software vendors is amortized over five years.

 Intangible Assets

   Intangible assets include assets that arose in connection with the purchase of Business Internet by Intermedia. Identifiable intangible assets arising from the purchase are stated at cost and consist of trade name, customer lists, acquired workforce, developed technology and goodwill. Amortization of these assets is computed using the straight-line method over the estimated periods of benefit, generally five years for developed technologies and ten years for all other intangible assets.

 Impairment of Long-Lived Assets

   In accordance with Statement on Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, the Company reviews its long-lived assets for impairment when events or changes in circumstances indicate the carrying value of such assets may not be recoverable. This review consists of a comparison of the carrying value of the asset with the asset's expected future undiscounted cash flows without interest costs. Estimates of expected future cash flows represent management's best estimate based on reasonable and supportable assumptions and projections. If the expected future cash flow exceeds the carrying value of the asset, no impairment indicator is considered present. If the carrying value exceeds the future cash flow, an impairment indicator is considered present. Such impairment would be measured and recognized using a discounted cash flow method.

 Financial Instruments

   The carrying amounts reported in the balance sheets for accounts receivable and accounts payable approximate their fair values.

                              DIGEX, INCORPORATED

                 (In thousands, except share information)
 Advertising Costs

   The Company expenses advertising costs as incurred. Advertising expense amounted to $515, $2,016, $2,076, $2,544, $2,403 and $4,849 for the year ended
December 31, 1996, the period from January 1, 1997 to July 6, 1997, the period from July 7, 1997 to December 31, 1997, the year ended December 31, 1998 and the nine months ended September 30, 1998 and 1999, respectively.

 Stock-Based Compensation

   The Company's employees participated in the stock option plans of Intermedia prior to August 4, 1999 and subsequently in the Digex plan. The Company accounts for employee stock-based compensation in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations, because the alternative fair value accounting model provided under Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS 123), is not required. Accordingly, in cases where exercise prices equal or exceed fair market value of the underlying Intermedia or Digex common stock, the Company recognizes no compensation expense. In cases where exercise prices are less than the fair value, compensation is recognized over the period of performance or vesting period.

 Income Taxes

   The operations of the Company and of the Predecessor were included in the consolidated income tax returns of Intermedia and Business Internet, respectively. For reporting purposes, the Company has used the asset and liability method in accounting for income taxes, prescribed in Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, except that the presentation reflects the parent companies as if they were the taxing jurisdictions. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The income tax provision is calculated on a separate return basis.

 Comprehensive Income

   In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income. This standard requires that total comprehensive income (loss) be disclosed with equal prominence as net income. Comprehensive income is defined as changes in stockholder's equity exclusive of transactions with owners, such as capital contributions and dividends. The Company and the Predecessor adopted this Standard in 1998 and implemented the Standard for all years presented herein. The Company's and Predecessor's comprehensive losses were equal to net losses for all periods presented.

 Segment Reporting

   The Company and the Predecessor operated during all periods in a single segment when applying the management approach defined in Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information.

 Loss Per Share

   The Company has applied the provisions of Statement of Financial Accounting Standards No. 128, Earnings Per Share (SFAS 128), which establishes standards for computing and presenting earnings per share. Basic earnings per share is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. The calculation of diluted earnings per share includes the effect of dilutive common stock equivalents. No dilutive common stock equivalents existed in any year presented.

                              DIGEX, INCORPORATED

                 (In thousands, except share information)

2. Related Party Transactions and Corporate Allocations

   The Predecessor and the Company utilized the central cash management systems of Business Internet and Intermedia, respectively. Cash requirements during these periods were satisfied by cash transactions and transfers that were accounted for through an intercompany account. In addition, the parent companies charged the Company for identifiable corporate and operating expenses, such as network cost and corporate overhead cost. Intercompany account balances for all periods presented have been treated as permanent contributions and have been reflected as a component of owner's net investment in the accompanying financial statements.

   The following table summarizes corporate charges and allocations included in the accompanying financial statements:

                                                          Predecessor                           The Company
                                                    ----------------------- ----------------------------------------------------
                                                                             July 7, 1997
                                                                 January 1,    (date of
                                                     Year ended   1997 to   acquisition) to  Year ended     Nine months ended
                                                    December 31,  July 6,    December 31,   December 31,      September 30,
                                                    ------------ ---------- --------------- ------------ -----------------------
                                                        1996        1997         1997           1998        1998        1999
                                                    ------------ ---------- --------------- ------------ ----------- -----------
                                                                                                         (unaudited) (unaudited)
Statement of
 Operations Caption
Cost of operations............................        $ 1,947     $ 4,001       $ 1,624       $  6,494     $4,067      $ 4,570
Cost of services..............................            189         344           103          1,320        779        2,066
Selling, general and administrative...........          1,041       1,760           971          2,204      1,579       12,123
                                                      -------     -------       -------       --------     ------      -------
--------------------------------------------------    $ 3,177     $ 6,105       $ 2,698       $ 10,018     $6,425      $18,759
                                                      =======     =======       =======       ========     ======      =======

   Management believes that the allocation methodology applied is reasonable. However, it was not practicable to determine whether the allocated amounts represent amounts that would have been incurred on a standalone basis. Explanations of the composition and the method of allocation for the above captions are as follows:

Cost of Operations

   Allocated costs within this caption were the costs of telecommunications backbone circuits. These costs were allocated to the Company based upon estimated circuit usage and rate information.

Cost of Services

   Allocated costs within this caption were the costs associated with two data centers (maintenance, utilities and support and employment costs for network engineering and support, and certain other overhead). These costs were allocated based upon the employee base.

Selling, General and Administrative

   Allocated costs within this caption were the costs of human resources, information systems services, accounting and back office support, executive salaries and other general and administrative costs, including rent. All costs except accounting and back office support were allocated based upon the employee base. Accounting and back office support were allocated based upon the relative percentage of monthly recurring revenues.

                              DIGEX, INCORPORATED

                 (In thousands, except share information)

3. Property and Equipment

   Property and equipment consisted of the following:

                                                  December 31,
                                                 ----------------  September 30,
                                                  1997     1998        1999
                                                 -------  -------  -------------
                                                                    (unaudited)
   Buildings.................................... $   --   $   --      $17,344
   Electronics and computer equipment...........  12,163   36,245      90,107
   Computer software............................   1,594    8,153      24,210
   Furniture and office equipment...............     121      297       2,269
   Leasehold improvements.......................     227      488      52,547
                                                 -------  -------    --------
                                                  14,105   45,183     186,477
   Less accumulated depreciation................  (1,175)  (6,124)    (21,422)
                                                 -------  -------    --------
                                                 $12,930  $39,059    $165,055
                                                 =======  =======    ========

   Property and equipment included buildings, electronics and computer equipment of $2,051, $3,009 and $20,353 at December 31, 1997 and 1998, and
September 30, 1999 respectively, that were capitalized pursuant to the terms of capital lease agreements. Amortization of these assets is included in depreciation expense for the years ended December 31, 1997 and 1998, and the nine months ended September 30, 1998 and 1999.

   Depreciation expense amounted to $591 for the year ended December 31, 1996, $519 for the period from January 1, 1997 to July 6, 1997, $1,175 for the period from July 7, 1997 to December 31, 1997, $4,949 for the year ended December 31, 1998, $3,712 for the nine months ended September 30, 1998, and $15,120 for the nine months ended September 30, 1999.

4. Intangible Assets

   Intangible assets consisted of the following:

                                                  December 31,
                                                 ----------------  September 30,
                                                  1997     1998        1999
                                                 -------  -------  -------------
                                                                    (unaudited)
   Goodwill..................................... $19,099  $19,099     $19,099
   Trade name...................................   9,750    9,750       9,750
   Customer list................................   3,120    3,120       3,120
   Developed technologies.......................   2,720    2,720       2,720
   Acquired workforce...........................   1,253    1,253       1,253
                                                 -------  -------     -------
                                                  35,942   35,942      35,942
   Less accumulated amortization................  (1,578)  (4,738)     (7,731)
                                                 -------  -------     -------
                                                 $34,364  $31,204     $28,211
                                                 =======  =======     =======

   Amortization expense amounted to $1,578 for the period from July 7, 1997 to December 31, 1997, $3,160 for the year ended December 31, 1998, $2,370 for the nine months ended September 30, 1998, and $2,993 for the nine months ended September 30, 1999. At the date of acquisition, the trade name was valued at $11,000. The Company and another operating unit of Intermedia shared the value of this trade name during the period from July 7, 1997 through December 31, 1998.

                              DIGEX, INCORPORATED

                 (In thousands, except share information)
5. Stockholders' Equity

   On August 4, 1999, the Company sold 11,500,000 shares of its Class A Common Stock in an initial public offering (also referred to as the "Offering"). The shares sold represent approximately 18.7% of the aggregate number of shares of Class A and Class B Common Stock outstanding. Intermedia retains a 97.8% voting interest in the Company. The net proceeds from the Offering were approximately $179,244 and can be used only to purchase telecommunications related assets due to restrictions in Intermedia's debt instruments.

   Under the provisions of the Intermedia 1996 Long-Term Incentive Plan (1996
Plan), certain employees and directors of the Company have been granted options to buy shares of Intermedia common stock, generally at market value with terms of five to ten years. Under the provisions of Business Internet's equity participation plan, employees were awarded stock options, generally at market value with terms of five years. Options in Business Internet that were held by employees of the Predecessor were converted into 456,632 Intermedia options upon the purchase of Business Internet, applying the same terms and conditions as existed under the Business Internet Equity Participation Plan.

   The Digex Long-Term Incentive Plan adopted on July 23, 1999 and administered by the compensation committee of the Board of Directors, permits awards of stock, stock options, stock appreciation rights, restricted stock and other stock-based awards as incentives to current and prospective employees, officers, directors and consultants, and those of our subsidiaries or of any person that owns over 50% of the voting power of our authorized and outstanding voting shares.

   The following table summarizes the stock option activity related to employees of the Predecessor, the Company and of Digex:

                                                         Number    Per Share
                                                        of Shares Option Price
                                                        --------- ------------
   Outstanding Business Internet options at January 1,
    1996...............................................       --  $        --
     Granted...........................................   483,535    0.13-5.19
     Exercised.........................................       --           --
     Canceled..........................................     1,102         0.13
                                                        --------- ------------
   Outstanding Business Internet options at December
    31, 1996...........................................   482,433    0.13-5.19
     Granted...........................................   478,451    1.50-5.12
     Exercised.........................................     4,778    0.13-5.00
     Canceled..........................................     3,326    0.13-5.00
                                                        --------- ------------
   Outstanding Business Internet options at July 6,
    1997...............................................   952,780 $  0.13-5.19
                                                        ========= ============
   Outstanding Intermedia options at July 7, 1997......   456,632 $ 0.26-10.82
     Granted...........................................       --           --
     Exercised.........................................    95,364   0.26-10.82
     Canceled..........................................     1,280   8.99-10.82
                                                        --------- ------------
   Outstanding Intermedia options at December 31,
    1997...............................................   359,988   0.26-10.82
     Granted...........................................   130,900  16.38-37.00
     Exercised.........................................    87,521   0.26-10.82
     Canceled..........................................   183,187   0.26-37.00
                                                        --------- ------------
   Outstanding Intermedia options at December 31,
    1998...............................................   220,180 $ 0.26-37.00
                                                        ========= ============
   Digex options granted on July 29, 1999.............. 5,035,470 $ 5.00-17.00
     Granted...........................................   497,780  17.00-29.00
     Exercised.........................................       --           --
     Canceled..........................................   410,400        17.00
                                                        --------- ------------
   Outstanding Digex options at September 30, 1999..... 5,122,850 $ 5.00-29.00
                                                        ========= ============

                              DIGEX, INCORPORATED

                 (In thousands, except share information)

   As of September 30, 1999, unexercised options to purchase 1,092,400 shares of Class A Common Stock (included in the total number above) were granted by the Company to employees of the Parent. The Financial Accounting Standards Board recently issued an Exposure Draft, Accounting for Certain Transactions involving Stock Compensation, an interpretation of APB Opinion No. 25, that addresses the accounting for such option grants. The final interpretation of APB Opinion No. 25 has not been issued, and therefore, the Company is unable to discuss the potential impact relative to these stock option grants.

   Pro forma net loss and net loss per share, assuming that the Predecessor and Digex had applied the fair value model (Black-Scholes Pricing Model) required by SFAS 123, is as follows:

                                     Predecessor              The Company
                               ----------------------- -------------------------
                                            January 1, July 7, 1997
                                Year ended   1997 to        to       Year ended
                               December 31,  July 6,   December 31, December 31,
                                   1996        1997        1997         1998
                               ------------ ---------- ------------ ------------
   Net loss...................   $ (4,395)   $ (9,645)  $ (18,558)   $ (16,828)
   Net loss per share.........        --          --    $   (0.37)   $   (0.34)



   The following table summarizes the significant assumptions used in developing the pro forma information:

                                  Predecessor              The Company
                            ----------------------- -------------------------
                                         January 1,   July 7,
                             Year ended   1997 to     1997 to     Year ended
                            December 31,  July 6,   December 31, December 31,
                                1996        1997        1997         1998
                            ------------ ---------- ------------ ------------
   Risk-free interest
    rate...................       6.1%        6.1%        6.1%         5.4%
   Volatility factor.......      58.0%       58.0%       58.0%        53.0%
   Dividend yield..........       --          --          --           --
   Weighted average life...   5 years     5 years     5 years      5 years

   The following table summarizes the weighted average exercise prices of option activity:

                                  Predecessor              The Company
                            ----------------------- -------------------------
                                         January 1,   July 7,
                             Year ended   1997 to     1997 to     Year ended
                            December 31,  July 6,   December 31, December 31,
                                1996        1997        1997         1998
                            ------------ ---------- ------------ ------------
   Balance at beginning of
    period.................    $ 0.13      $ 6.28      $ 5.83      $  5.83
   Granted.................      3.07        5.36         --         26.69
   Exercised...............       --         7.45        5.28         6.94
   Canceled................      0.13        8.29       10.02         6.73
                               ------      ------      ------      -------
   Balance at end of
    period.................    $ 3.01      $ 5.83      $ 5.83      $ 20.60
                               ======      ======      ======      =======

   As of December 31, 1998, the weighted average exercise price of exercisable options was $10.20. Outstanding options as of December 31, 1998 were not convertible into shares of the Company and had a weighted average remaining contractual life of 7.4 years. The per share weighted average fair value of options granted during the year ended December 31, 1996, the period from January 1, 1997 to July 6, 1997, the period from July 7, 1997 to December 31, 1997 and the year ended December 31, 1998 were $1.72, $1.44, $0 and $14.84.

                              DIGEX, INCORPORATED

                 (In thousands, except share information)

6. Income Tax Information

   The Company's income tax benefit for the period from July 7, 1997 to December 31, 1997 and the year ended December 31, 1998 are comprised of the following:

                                                       Period From
                                                         July 7,
                                                         1997 to     Year ended
                                                       December 31, December 31,
                                                           1997         1998
                                                       ------------ ------------
   Current............................................    $  --         $--
   Deferred:
     Federal..........................................     1,306         144
     State............................................       134          15
                                                          ------        ----
                                                          $1,440        $159
                                                          ======        ====


   The following table reconciles the assumed statutory tax rate with the effective rate of the Predecessor and the Company:

                                    Predecessor              The Company
                              ----------------------- -------------------------
                                             Period
                                              from    Period from
                                           January 1, July 7, 1997
                               Year ended   1997 to        to       Year ended
                              December 31,  July 6,   December 31, December 31,
                                  1996        1997        1997         1998
                              ------------ ---------- ------------ ------------
   Tax benefit at statutory
    rate....................     (34.0)%     (34.0)%     (34.0)%      (34.0)%
   Reconciling items:
     State income taxes,
      net...................      (3.5)%      (3.5)%      (0.7)%       (3.1)%
     Charge off of purchased
      in-process research
      and development.......       --          --         25.5 %        --
     Change in valuation
      allowance.............      37.0 %      37.1 %       0.0 %       32.0 %
     Other items............       0.5 %       0.4 %       2.0 %        4.1 %
                                 -----       -----       -----        -----
   Effective tax rate.......       --  %       --  %      (7.2)%       (1.0)%
                                 =====       =====       =====        =====

                              DIGEX, INCORPORATED

                 (In thousands, except share information)

   At December 31, 1997 and 1998, the Company had temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws. Significant components of the Company's deferred tax assets and liabilities as of December 31, 1997 and 1998 were as follows:

                                                               December 31,
                                                              ----------------
                                                               1997     1998
                                                              -------  -------
   Deferred tax liabilities:
     Depreciation and amortization........................... $(5,949) $(5,216)
                                                              -------  -------
       Total deferred tax liabilities........................  (5,949)  (5,216)
   Deferred tax assets:
     Net operating loss carryforwards........................   5,541   10,268
     Allowance for bad debts.................................     138      186
     Stock-based compensation................................     111      111
                                                              -------  -------
       Total deferred tax assets.............................   5,790   10,565
       Less: valuation allowance.............................     --    (5,349)
                                                              -------  -------
         Net deferred tax asset..............................   5,790    5,216
                                                              -------  -------
   Net deferred tax asset (liability)........................ $  (159) $   --
                                                              =======  =======

   At December 31, 1998, the Company's net operating loss carryforward for federal income tax purposes is approximately $27,400, with expiration periods beginning in 2011 through 2018. As a result of the recapitalization of the Company, the net operating loss carryforwards will be limited such that no benefit will enure to the newly formed corporation.

7. Lease Commitments

   The Company leases electronic and computer equipment under capital lease arrangements. The Company also leases office space and office equipment under operating leases. Future noncancelable lease payments under the Company's lease commitments at December 31, 1998 are as follows:

                                                              Capital  Operating
                                                              Leases    Leases
                                                              -------  ---------
   Future minimum lease payments:
   Year ended December 31:
     1999.................................................... $1,121    $   881
     2000....................................................    892      1,871
     2001....................................................    324      1,774
     2002....................................................    --       1,628
     2003....................................................    --       1,669
     Thereafter..............................................    --       8,748
                                                              ------    -------
                                                               2,337    $16,571
                                                                        =======
   Less amount representing interest.........................   (248)
                                                              ------
   Present value of lease payments...........................  2,089
   Current portion of capital leases.........................   (981)
                                                              ------
   Noncurrent portion of capital leases...................... $1,108
                                                              ======

                              DIGEX, INCORPORATED

                 (In thousands, except share information)

   Lease payments under operating leases include certain rent allocated to the Company.

   Rent expense amounted to $121 for the year ended December 31, 1996, $117 for the period from January 1, 1997 to July 7, 1997, $170 for the period from July 7, 1997 to December 31, 1997, $829 for the year ended December 31, 1998, $417 for the nine months ended September 30, 1998, and $1,079 for the nine months ended September 30, 1999.

8. Loss Per Share (Unaudited)

   On April 30, 1999, the Company issued 1,000 shares of Class B Common Stock to the Parent in connection with the contribution of assets to the Company. Loss per share is presented on a pro forma basis assuming that the common shares issued in connection with our recapitalization on April 30, 1999 were outstanding for all periods of Digex presented. On July 23, 1999, the Board of Directors authorized a 50,000-for-one split of the Class B Common Stock, effective as of August 4, 1999 and paid in the form of a stock dividend, for shares outstanding as of July 8, 1999. The basic and diluted net loss per common share were calculated assuming that the stock split was effective for all periods presented. All share information presented gives effect to the stock split.

   The following table sets forth the computation of basic and diluted loss per share of common stock:

                            Period from
                            July 1, 1997                   Nine months ended
                                 to        Year ended        September 30,
                            December 31,  December 31,  ------------------------
                                1997          1998         1998         1999
                            ------------  ------------  -----------  -----------
   Net loss, as reported... $   (18,558)  $   (16,581)  $   (12,331) $   (42,620)
                            ===========   ===========   ===========  ===========
   Weighted average common
    shares.................  50,000,000    50,000,000    50,000,000   52,443,000
                            ===========   ===========   ===========  ===========
   Loss per share:
     Basic................. $     (0.37)  $     (0.33)  $     (0.25) $     (0.81)
                            ===========   ===========   ===========  ===========
     Diluted............... $     (0.37)  $     (0.33)  $     (0.25) $     (0.81)
                            ===========   ===========   ===========  ===========

   The above table reflects no adjustments for stock options, as the effect of options was anti-dilutive.

9. Business Combination

   On July 7, 1997, Intermedia purchased the outstanding common stock of Business Internet, a nationwide Internet services provider and Web site management company in a business combination accounted for as a purchase. The purchase price was allocated to the fair values of assets acquired and liabilities assumed, with the difference recorded as goodwill, which is being amortized over ten years.

                              DIGEX, INCORPORATED

                 (In thousands, except share information)

   The following table summarizes the allocation of the purchase price to the acquired assets and assumed net liabilities of the Company:

   Estimated net fair values of operating assets and liabilities.... $ (3,721)
   Purchased intangible assets:
     Trade name.....................................................    9,750
     Customer list..................................................    3,120
     Acquired workforce.............................................    1,253
     Developed technologies.........................................    2,720
     Goodwill.......................................................   19,099
   In-process research and development..............................   15,000
                                                                     --------
                                                                     $ 47,221
                                                                     ========

   The amount allocated to in-process research and development ("IPR&D") of $15,000 was recorded as a one-time charge to operations in 1997 because the technology was not fully developed and had no alternative future use. Management is primarily responsible for estimating the fair value of the purchased IPR&D.

   The fair value of the IPR&D was estimated by management using an income approach. The value allocated to IPR&D was determined by estimating the costs to develop the purchased technology into commercially viable services, estimating the resulting net cash flows, excluding the cash flows related to the portion that was incomplete at the acquisition date, and discounting the net cash flows to the present value. The forecast was based upon future discounted cash flows, taking into account the stage of development of the IPR&D, the costs to develop the IPR&D, the expected income stream, the life cycle of the technology ultimately developed, and the associated risks. The selection of the applicable discount rate was based on consideration of the costs of capital of Digex and Intermedia, as well as other factors including the useful life of the technology, profitability levels, the uncertainty of technology advances that were known at the time, and the stage of completion related to the technology.

   The IPR&D involved development, engineering, and testing activities associated with the completion of next generation Web site management services. The primary effort involved the development of an additional Web site management facility on the West Coast. The development of technology related to this project was considered critical to alleviating capacity constraints and adding significant new service capabilities. Upon completion, the new Web site management facility was expected to result in faster and easier installation of customers' servers as well as efficient traffic management with significantly less overhead. Related efforts involved the development and integration of next generation routers to support greater transmission capacity, as well as a new software architecture to assist in balancing traffic loads. Another critical element involved the development of site mirroring, the ability to create exact replicas of Web sites at each of Digex's two sites for greater service reliability.

   At the valuation date, Digex had completed approximately 75% of the development of its next generation Web site management services, and substantial progress had been made in the areas of specification, design, and implementation. In particular, engineers had made significant progress in the areas of architecture development as well as the development of site mirroring capabilities. The Company anticipated that the R&D would be completed in phases by the end of 1998, after which the Company expected to begin generating economic benefits from the value of the IPR&D. Total costs to complete were expected to be $100 for the remainder of 1997 and $400 in 1998. Projected future cash flows attributable to Digex's IPR&D, assuming successful development of such technologies, were discounted to the present value using a discount rate of 24%.

                              DIGEX, INCORPORATED

                 (In thousands, except share information)

   Intermedia management expected to continue development of the IPR&D efforts at the valuation date, and believed there was a reasonable chance of successfully completing such development. However, there was risk associated with the completion of the IPR&D and there was no assurance that any of the projects would meet with either technological or commercial success. Failure to successfully develop and commercialize the IPR&D would result in the loss of the expected economic return inherent in the fair value allocation.

   As a result of the above, on an unaudited pro forma basis, assuming the purchase had occurred at the beginning of the 1997 year, total revenues would have been $11,612, net loss would have been $(22,852) and net loss per share (basic and diluted) would have been $(0.46), assuming that the recapitalization discussed in Note 10 had been in effect for that period. However, pro forma results do not purport to be indicative of the results that would have occurred if the acquisition had occurred at the beginning of year.

10. Recapitalization and Affiliate Agreements (Unaudited)

Recapitalization

   In connection with the recapitalization, the Company filed a Certificate of Incorporation and certain amendments in the state of Delaware. Pursuant to the Certificate, as amended, the number of authorized shares of common stock is 150,000,000, including 100,000,000 Class A shares and 50,000,000 Class B shares and the number of authorized shares of preferred stock is 5,000,000 shares. The Class A and Class B common stock are identical in all respects except that the Class A is entitled to one vote for each share and the Class B is entitled to ten votes for each share. In addition, on April 30, 1999, Business Internet contributed the Company's assets to the newly formed corporation.

Network Services Agreements

   Pursuant to several network services agreements between Intermedia and the Company, Intermedia will provide Internet network access, as well as network-related services. These Agreements have an initial term of two years which expires in July 2001. Rates charged to the Company will generally be consistent with rates incurred during the periods presented in the accompanying financial statements.

General and Administrative Services Agreement

   Pursuant to a General and Administrative Services Agreement, entered into in April 1999, between Intermedia and the Company, Intermedia will provide the back office and administrative services listed below:

   . Corporate Human Resources, including labor relations, payroll and training

   .  Finance, accounting and administration

   .  Tax services, including tax return preparation

   .  Accounting and back office support services

   .  Investor relations

   .  Information management services

   The General and Administrative Services Agreement has an initial term of two years. Rates charged to the Company for these services are believed to be consistent with the allocations in the accompanying financial

                              DIGEX, INCORPORATED

                 (In thousands, except share information)

statements. Rates for services not previously provided to the Company (e.g. investor relations) are based upon Intermedia and the Company's best estimate of the fair value of those services.

11. Subsequent Events (Unaudited)

   The Board of Directors of Intermedia has authorized management of the Company to file a registration statement with the Securities and Exchange Commission for the secondary public offering of the Company's Class A Common Stock. The Company contemplates using the proceeds from the proposed public offering to finance its growth plans.

   On January 12, 2000, the Company sold 100,000 shares of its preferred stock, designated as Series A Convertible Preferred Stock (the "Preferred Stock"), with detachable warrants to purchase 1,065,000 shares of its Class A Common Stock (the "Warrants"), for an aggregate of $100,000, of which $15,000 was in the form of equipment purchase credits. The Preferred Stock has an aggregate liquidation preference of $100,000 and is convertible into approximately 1,462,000 shares of Class A Common Stock. The Warrants can be exercised at any time over their three year term at a price of $57.00 per share (the fair value of the Company's common stock on the transaction commitment date). The proceeds from the offering will be allocated between the Preferred Stock and the Warrants based upon their relative fair values, which have not yet been determined by the Company. Following the allocation, the Preferred Stock will be accreted up to its liquidation preference through charges to retained earnings.

   On December 22, 1999, Intermedia entered into a $100,000 credit facility under which the Company is a guarantor.

                                     [Logo]

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

Prospective investors may rely only on the information contained in this pro-spectus. Neither Digex nor any underwriter has authorized anyone to provide prospective investors with different or additional information. This prospec-tus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where such offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospec-tus, regardless of the time of delivery of this prospectus or any sale of these securities.

                             ---------------------

                               TABLE OF CONTENTS

                             ---------------------

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   1
Risk Factors.............................................................   7
Use of Proceeds..........................................................  17
Dividend Policy..........................................................  17
Price Range of Class A Common Stock......................................  17
Capitalization...........................................................  18
Dilution.................................................................  19
Selected Financial Data..................................................  20
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  23
Business.................................................................  31
Management...............................................................  44
Certain Relationships and Related Transactions...........................  56
Principal and Selling Stockholders.......................................  58
Description of Capital Stock.............................................  61
Shares Eligible for Future Sale..........................................  65
Underwriting.............................................................  67
Legal Matters............................................................  68
Experts..................................................................  68
Where You Can Find Additional Information................................  69
Index to Financial Statements............................................ F-1




-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                [LOGO OF DIGEX]
                               10,000,000 Shares

                             Class A Common Stock

                                 -------------

                                  PROSPECTUS

                                 -------------

                           Bear, Stearns & Co. Inc.

                             Salomon Smith Barney

                        Credit Suisse First Boston

                       Donaldson, Lufkin & Jenrette

                        Morgan Stanley Dean Witter

                          Legg Mason Wood Walker

             Incorporated

                         PaineWebber Incorporated



                                       , 2000

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

   The following statement sets forth the expenses payable in connection with this Registration Statement (estimated except for the registration fee and the NASD fee), all of which will be borne by Digex and Intermedia pro rata in proportion to the number of shares to be sold by Digex and Intermedia:

Securities and Exchange Commission filing fee....................... $  194,213
NASD filing fee..................................................... $   30,500
Nasdaq National Market listing fee.................................. $   17,500
Legal fees and expenses............................................. $  150,000
Accountants' fees and expenses...................................... $  150,000
Printing costs...................................................... $  300,000
Miscellaneous....................................................... $  157,787
                                                                     ----------
  TOTAL............................................................. $1,000,000
                                                                     ==========

Item 14. Indemnification of Directors and Officers.

   Digex's Certificate of Incorporation provides that Digex shall, to the fullest extent permitted by the Delaware General Corporation Law (the "DGCL"), indemnify all persons whom it may indemnify pursuant thereto (i.e., directors and officers) and shall advance expenses incurred in defending any proceeding for which such right to indemnification is applicable, provided that, if the DGCL so requires, the indemnitee provides Digex with an undertaking to repay all amounts advanced if it is determined by a final judicial decision that such person is not entitled to indemnification pursuant to this provision. Digex's Certificate of Incorporation also contains a provision eliminating the personal liability of Digex's directors for monetary damages for breach of any fiduciary duty. By virtue of this provision, under the DGCL, a director of Digex will not be personally liable for monetary damages for breach of his fiduciary duty as a director, except for liability for (i) any breach of the director's duty of loyalty to Digex or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) dividends or stock purchases or redemptions that are unlawful under the DGCL, and (iv) any transaction from which a director derives an improper personal benefit. However, this provision of Digex's Certificate of Incorporation pertains only to breaches of duty by directors as directors and not in any other corporate capacity such as officers, and limits liability only for breaches of fiduciary duties under the DGCL and not for violations of other laws, such as the federal securities laws. As a result of the inclusion of such provision, stockholders may be unable to recover monetary damages against directors for actions taken by them that constitute negligence or gross negligence or that are in violation of their fiduciary duties, although it may be possible to obtain injunctive or other equitable relief with respect to such actions. The inclusion of this provision in Digex's Certificate of Incorporation may have the effect of reducing the likelihood of derivative litigation against directors, and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited Digex and its stockholders.

Item 15. Recent Sales of Unregistered Securities.

   On January 12, 2000, Digex issued 50,000 shares of Series A Preferred Stock and warrants to purchase 532,500 shares of Class A Common Stock, with an exercise price of $57.00 per share, to Microsoft Corporation for an aggregate consideration of $50.0 million. On January 12, 2000, Digex also issued 50,000 shares of Series A Preferred Stock and warrants to purchase 532,500 shares of Class A Common Stock, with an exercise price of $57.00 per share, to CPQ Holdings, Inc., a subsidiary of Compaq Computer Corporation, for an aggregate consideration of $50.0 million of which $35.0 million was paid in cash and $15.0 million was paid in the form of equipment credits granted to Digex. The 100,000 shares of Series A Preferred Stock are convertible into an aggregate of approximately 1,462,000 shares of Class A Common Stock. Based on representations by the purchasers the issuances were made in reliance on the exemption from registration provided by Section 4(2) of the Securities Act, as a transaction by an issuer not involving a public offering.

Item 16. Exhibits and Financial Data Schedules.

   (a) Exhibits.

 Exhibit
 Numbers                               Description
 -------                               -----------
   1.1   Proposed Form of Underwriting Agreement.***
   2.1   Contribution Agreement by and between Digex and Business Internet,
         Inc., dated as of April 30, 1999.*
   2.2   Assignment and Assumption Agreement by and between Digex and Business
         Internet, Inc., dated as of April 30, 1999.*
   2.3   Trademark Assignment by and between Digex and Business Internet, Inc., dated as of April 30, 1999.*
   2.4   Bill of Sale to the Contribution Agreement, dated as of April 30,
         1999.*
   3.1   Certificate of Incorporation of Digex, as amended to date.**
   3.2   Bylaws of Digex.*
   3.3   Certificate of Designation for the Series A Preferred Stock.**
   4.1   See the Certificate of Incorporation of Digex, as amended to date, filed as Exhibit 3.1.
   4.2   Warrant Agreement, dated as of January 12, 2000, among Digex,
         Microsoft Corporation and CPQ Holdings, Inc.**
   4.3   Registration Rights Agreement, dated as of January 12, 2000, among
         Digex, Microsoft Corporation and CPQ Holdings, Inc.**
   5.1   Opinion of Kronish Lieb Weiner & Hellman LLP.***
  10.1   Intentionally Omitted.
  10.2   Lease by and between Intermedia and Intel Corporation, dated as of
         November 10, 1998.*
  10.3   Lease by and between Intermedia and Ammendale Commerce Center Limited
         Partnership, dated as of April 15, 1998.*
  10.4   Lease by and between Intermedia and 1111 19th Street Associates, dated as of July 23, 1998.*
  10.5   Contract for Construction by and between Intermedia and R.W. Murray
         Company, d/b/a The Murray Company, dated as of February 19, 1999.*
  10.6   Contract for Construction by and between Intermedia and R.W. Murray
         Company, d/b/a The Murray Company, dated as of January 4, 1999.*
  10.7   Software License and Services Agreement by and between Digex and
         Oracle Corporation, dated as of May 27, 1999.*
  10.8   License Agreement by and between Digex and Microsoft Corporation.*
  10.9   Consulting Letter Agreement by and between Digex, Intermedia and
         Andersen Consulting LLP, dated as of April 1, 1999.*
  10.10  Internet Transit Services Agreement (East Coast) between Digex and
         Business Internet, Inc., dated as of April 30, 1999.(1)*
  10.11  Internet Transit Services Agreement (West Coast) between Digex and
         Business Internet, Inc., dated as of April 30, 1999.(1)*
  10.12  Managed Firewall Services Agreement between Digex and Business
         Internet, Inc., dated as of April 30, 1999.(1)*
  10.13  Employment Letter dated June 29, 1999 between Digex and Mark K. Shull, and amendments thereto.**
  10.14  Employment Letter dated December 14, 1998 between Digex and Nancy G.
         Faigen, and amendments thereto.**
  10.15  Employment Letter dated July 9, 1999 between Digex and Rebecca Ward, and amendments thereto.**
  10.16  Employment Letter dated July 9, 1999 between Digex and Bryan T.
         Gernet, and amendments thereto.**
  10.17  Employment Letter dated December 15, 1999 between Digex and Timothy M.
         Adams, and amendments thereto.**
  10.18  Employment Letter dated September 11, 1996 between Digex and Robert B.
         Patrick, and amendments thereto.**
  10.19  Digex Long-Term Incentive Plan.**
  10.20  Intermedia 1996 Long-Term Incentive Plan.**

 Exhibit
 Numbers                               Description
 -------                               -----------
  10.21  General and Administrative Services Agreement between Digex and
         Intermedia, dated as of April 30, 1999.*
  10.22  Amendment No. 1 dated as of January 17, 2000, to General and
         Administrative Services Agreement between Digex and Intermedia.***
  10.23  Use of Proceeds Agreement between Digex and Intermedia, dated as of
         June 2, 1999.
  10.24  Use of Proceeds Agreement between Digex and Intermedia, dated as of
         January 11, 2000.
  10.25  Use of Proceeds Agreement between Digex and Intermedia, dated as of
         January 24, 2000.***
  10.26  Expense Summary and Indemnity Arrangement Agreement between Digex and
         Intermedia, dated as of January 24, 2000.***
  23.1   Consent of Kronish Lieb Weiner & Hellman LLP, included in Exhibit 5.1.
  23.2   Consent of Ernst & Young LLP.
  24.1   Power of Attorney.**

--------
(1) Confidential treatment of certain provisions of this exhibit was requested and granted by the Commission in connection with the filing of Digex's registration statement on Form S-1 (Commission File #333-77105).
  * Filed as an exhibit to Digex's registration statement on Form S-1 (Commission File #333-77105) and incorporated herein by reference.

  ** Previously filed.

  *** To be filed by Amendment to this Registration Statement.

   (b) Financial Statement Schedules.

  The financial statements and financial statement schedules filed as part of this Registration Statement are as follows:

  1. Financial Statements. See Index to Financial Statements on page F-1 of the Prospectus included in this Registration Statement.

  2. Financial Statement Schedules.

Schedule II-Valuation and Qualifying Accounts

Item 17. Undertakings.

   The undersigned Registrant hereby undertakes:

     (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by Digex pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be an initial bona fide offering thereof.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Digex, Digex has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Digex of expenses incurred or paid by a director, officer or controlling person of Digex in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Digex will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                    SIGNATURES

   Pursuant to the requirements of the Securities Act, Digex has duly caused this Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beltsville, State of Maryland, on this 24th day of January, 2000.

                                          Digex, Incorporated

                                                    /s/ Mark K. Shull
                                          By: _________________________________
                                                      Mark K. Shull
                                              President and Chief Executive
                                                           Officer


   Pursuant to the requirements of the Securities Act, this Amendment No. 1 has been signed by the following persons in the capacities and on the dates indicated.

                 Signature                           Title                  Date
                 ---------                           -----                  ----
Principal Executive Officer:

            /s/ Mark K. Shull               Director, President and   January 24, 2000
___________________________________________  Chief Executive Officer
               Mark K. Shull

Principal Financial and Accounting
Officers:

           /s/ Timothy M. Adams             Chief Financial Officer   January 24, 2000
___________________________________________
             Timothy M. Adams

          /s/ T. Scott Zimmerman            Controller                January 24, 2000
___________________________________________
            T. Scott Zimmerman

Directors:

                    *                       Chairman of the Board     January 24, 2000
___________________________________________
              David C. Ruberg

                    *                       Director                  January 24, 2000
___________________________________________
               John C. Baker

                    *                       Director                  January 24, 2000
___________________________________________
            Philip A. Campbell

                                            Director                  January 24, 2000
___________________________________________
             Richard A. Jalkut

                    *                       Director                  January 24, 2000
___________________________________________
              George F. Knapp

                                            Director                  January 24, 2000
___________________________________________
             Robert M. Manning

                    *                       Director                  January 24, 2000
___________________________________________
               Jack E. Reich


       /s/ Mark K. Shull

*By: ___________________________

           Mark K. Shull

        as Attorney-In-Fact

                              DIGEX, INCORPORATED

                                  SCHEDULE II

                       VALUATION AND QUALIFYING ACCOUNTS

                                          Additions
                                     -------------------
                          Balance at Charged to Charged  Deductions  Balance at
                          Beginning  Costs and  to Other     --        End of
      Description         of Period   Expenses  Accounts  Describe     Period
      -----------         ---------- ---------- -------- ----------  ----------
                                         (Amounts in thousands)
The Predecessor
For the year ended De-
 cember 31, 1996:
  Deducted from asset
   accounts:
    Allowance for
     doubtful accounts..    $ --       $  233     $--      $ --        $  233
                            =====      ======     ====     =====       ======
    Allowance for
     deferred tax
     assets.............      --        1,358      --        --         1,358
                            =====      ======     ====     =====       ======
For the period from Jan-
 uary 1, 1997 to
 July 6, 1997:
  Deducted from asset
   accounts:
    Allowance for
     doubtful accounts..      233         352      --        278(1)       307
                            =====      ======     ====     =====       ======
    Allowance for
     deferred tax
     assets.............    1,358       3,359      --        --         4,717
                            =====      ======     ====     =====       ======
The Company
For the period from July
 7, 1997 to December 31,
 1997:
  Deducted from asset
   accounts:
    Allowance for
     doubtful accounts..      307         498      --        436(1)       369
                            =====      ======     ====     =====       ======
    Allowance for
     deferred tax
     assets.............      --          --       --        --           --
                            =====      ======     ====     =====       ======
For the year ended De-
 cember 31, 1998:
  Deducted from asset
   accounts:
    Allowance for
     doubtful accounts..      369       1,491      --      1,141(1)       719
                            =====      ======     ====     =====       ======
    Allowance for
     deferred tax
     assets.............      --        5,349      --        --         5,349
                            =====      ======     ====     =====       ======

--------
(1) Uncollectible accounts written off, net of recoveries.

                                 EXHIBIT INDEX

 Exhibit
 Number                              Exhibit                               Page
 -------                             -------                               ----
   1.1   Proposed Form of Underwriting Agreement.***
   2.1   Contribution Agreement by and between Digex and Business
         Internet, Inc., dated as of
         April 30, 1999.*
   2.2   Assignment and Assumption Agreement by and between Digex and
         Business Internet, Inc., dated as of April 30, 1999.*
   2.3   Trademark Assignment by and between Digex and Business
         Internet, Inc., dated as of April 30, 1999.*
   2.4   Bill of Sale to the Contribution Agreement, dated as of April
         30, 1999.*
   3.1   Certificate of Incorporation of Digex, as amended to date.**
   3.2   Bylaws of Digex.*
   3.3   Certificate of Designation for the Series A Preferred Stock.**
   4.1   See the Certificate of Incorporation of Digex, as amended to date, filed as Exhibit 3.1.
   4.2   Warrant Agreement, dated as of January 12, 2000, among Digex,
         Microsoft Corporation and CPQ Holdings, Inc.**
   4.3   Registration Rights Agreement, dated as of January 12, 2000, among Digex, Microsoft Corporation and CPQ Holdings, Inc.**
   5.1   Opinion of Kronish Lieb Weiner & Hellman LLP.***
  10.1   Intentionally Omitted.
  10.2   Lease by and between Intermedia and Intel Corporation, dated as of November 10, 1998.*
  10.3   Lease by and between Intermedia and Ammendale Commerce Center
         Limited Partnership, dated as of April 15, 1998.*
  10.4   Lease by and between Intermedia and 1111 19th Street
         Associates, dated as of July 23, 1998.*
  10.5   Contract for Construction by and between Intermedia and R.W.
         Murray Company, d/b/a
         The Murray Company, dated as of February 19, 1999.*
  10.6   Contract for Construction by and between Intermedia and R.W.
         Murray Company, d/b/a
         The Murray Company, dated as of January 4, 1999.*
  10.7   Software License and Services Agreement by and between Digex and Oracle Corporation, dated as of May 27, 1999.*
  10.8   License Agreement by and between Digex and Microsoft
         Corporation.*
  10.9   Consulting Letter Agreement by and between Digex, Intermedia and Andersen Consulting LLP, dated as of April 1, 1999.*
  10.10  Internet Transit Services Agreement (East Coast) between Digex and Business Internet, Inc., dated as of April 30, 1999.(1)*
  10.11  Internet Transit Services Agreement (West Coast) between Digex and Business Internet, Inc., dated as of April 30, 1999.(1)*
  10.12  Managed Firewall Services Agreement between Digex and Business
         Internet, Inc., dated as of April 30, 1999.(1)*
  10.13  Employment Letter dated June 29, 1999 between Digex and Mark K.
         Shull, and amendments thereto.**
  10.14  Employment Letter dated December 14, 1998 between Digex and
         Nancy G. Faigen, and amendments thereto.**
  10.15  Employment Letter dated July 9, 1999 between Digex and Rebecca
         Ward, and amendments thereto.**
  10.16  Employment Letter dated July 9, 1999 between Digex and Bryan T.
         Gernet, and amendments thereto.**
  10.17  Employment Letter dated December 15, 1999 between Digex and
         Timothy M. Adams, and amendments thereto.**

                                 EXHIBIT INDEX

 Exhibit
 Number                              Exhibit                               Page
 -------                             -------                               ----
  10.18  Employment Letter dated September 11, 1996 between Digex and
         Robert B. Patrick, and amendments thereto.**
  10.19  Digex Long-Term Incentive Plan.**
  10.20  Intermedia 1996 Long-Term Incentive Plan.**
  10.21  General and Administrative Services Agreement between Digex and
         Intermedia, dated as of April 30, 1999.*
  10.22  Amendment No. 1, dated as of January 17, 2000, to General and
         Administrative Services Agreement between Digex and
         Intermedia.***
  10.23  Use of Proceeds Agreement between Digex and Intermedia, dated as of June 2, 1999.
  10.24  Use of Proceeds Agreement between Digex and Intermedia, dated as of January 11, 2000.
  10.25  Use of Proceeds Agreement between Digex and Intermedia, dated as of January 24, 2000.***
  10.26  Expense Summary and Indemnity Arrangement Agreement between
         Digex and Intermedia, dated as of January 24, 2000.***
  23.1   Consent of Kronish Lieb Weiner & Hellman LLP, included in
         Exhibit 5.1.
  23.2   Consent of Ernst & Young LLP.
  24.1   Power of Attorney.**

--------
(1) Confidential treatment of certain provisions of this exhibit was requested and granted by the Commission in connection with the filing of Digex's registration statement on Form S-1 (Commission File #333-77105).
* Filed as an exhibit to Digex's registration statement on Form S-1 (Commission File #333-77105) and incorporated herein by reference.

**  Previously filed.

*** To be filed by Amendment to this Registration Statement.